EXHIBIT 10.1

[Execution]

THIRD AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

by and among

HAYNES INTERNATIONAL, INC.

HAYNES WIRE COMPANY,

as Borrowers

and

WELLS FARGO CAPITAL FINANCE, LLC,

as Agent

JPMORGAN CHASE BANK, N.A.

as Documentation Agent

and

THE LENDERS FROM TIME TO TIME PARTY HERETO

as Lenders

Dated: July 14, 2011

6.11	Sharing of Payments, Etc.	63
6.12	Settlement Procedures	64
6.13	Obligations Several; Independent Nature of Lenders’ Rights	68
SECTION 7.	COLLATERAL REPORTING AND COVENANTS	68
7.1	Collateral Reporting	68
7.2	Accounts Covenants	69
7.3	Inventory Covenants	70
7.4	Equipment and Real Property Covenants	71
7.5	Power of Attorney	72
7.6	Right to Cure	72
7.7	Access to Premises	73
SECTION 8.	REPRESENTATIONS AND WARRANTIES	73
8.1	Corporate Existence, Power and Authority	73
8.2	Name; State of Organization; Chief Executive Office; Collateral Locations	74
8.3	Financial Statements; No Material Adverse Change	74
8.4	Priority of Liens; Title to Properties	75
8.5	Tax Returns	75
8.6	Litigation	75
8.7	Compliance with Other Agreements and Applicable Laws	75
8.8	Environmental Compliance	76
8.9	Employee Benefits	76
8.10	Bank Accounts	77
8.11	Intellectual Property	77
8.12	Subsidiaries; Affiliates; Capitalization	78
8.13	Labor Disputes	78
8.14	Restrictions on Subsidiaries	79
8.15	Material Contracts	79
8.16	Interrelated Businesses	79
8.17	Payable Practices; Retention of Title	80
8.18	Patriot Act	80
8.19	OFAC	80
8.20	Accuracy and Completeness of Information	80
8.21	Survival of Warranties; Cumulative	81
SECTION 9.	AFFIRMATIVE AND NEGATIVE COVENANTS	81
9.1	Maintenance of Existence	81

9.2	New Collateral Locations	81
9.3	Compliance with Laws, Regulations, Etc.	82
9.4	Payment of Taxes and Claims	83
9.5	Insurance	83
9.6	Financial Statements and Other Information	83
9.7	Sale of Assets, Consolidation, Merger, Dissolution, Etc.	85
9.8	Encumbrances	88
9.9	Indebtedness	90
9.10	Loans, Investments, Etc.	92
9.11	Dividends and Redemptions	95
9.12	Transactions with Affiliates	96
9.13	Compliance with ERISA	96
9.14	End of Fiscal Years; Fiscal Quarters	97
9.15	Change in Business	97
9.16	Limitation of Restrictions Affecting Subsidiaries	97
9.17	Intentionally deleted	98
9.18	Fixed Charge Coverage Ratio	98
9.19	After Acquired Real Property	98
9.20	Effect of Indebtedness of Foreign Subsidiaries	98
9.21	Costs and Expenses	98
9.22	Further Assurances	99
SECTION 10.	EVENTS OF DEFAULT AND REMEDIES	99
10.1	Events of Default	99
10.2	Remedies	101
SECTION 11.	JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW	104
11.1	Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver	104
11.2	Waiver of Notices	106
11.3	Amendments and Waivers	106
11.4	Waiver of Counterclaims	108
11.5	Indemnification	108
11.6	Currency Indemnity	109
SECTION 12.	THE AGENT	109
12.1	Appointment, Powers and Immunities	109
12.2	Reliance by Agent	110

12.3	Events of Default	110
12.4	Wells Fargo in its Individual Capacity	110
12.5	Indemnification	111
12.6	Non-Reliance on Agent and Other Lenders	111
12.7	Failure to Act	112
12.8	Additional Loans	112
12.9	Concerning the Collateral and the Related Financing Agreements	112
12.10	Field Audit, Examination Reports and other Information; Disclaimer by Lenders	112
12.11	Collateral Matters	113
12.12	Agency for Perfection	115
12.13	Successor Agent	115
SECTION 13.	TERM OF AGREEMENT; MISCELLANEOUS	116
13.1	Term	116
13.2	Interpretative Provisions	117
13.3	Notices	119
13.4	Partial Invalidity	120
13.5	Confidentiality	120
13.6	Successors	121
13.7	Assignments; Participations	121
13.8	USA Patriot Act	123
13.9	Entire Agreement	123
13.10	Counterparts, Etc.	124
13.11	Code Section 956 Override	124
13.12	Bank Products Override	124
SECTION 14.	ACKNOWLEDGMENT AND RESTATEMENT	124
14.1	Existing Obligations	124
14.2	Acknowledgment of Security Interests	125
14.3	Existing Financing Agreements	125
14.4	Restatement	125

v

INDEX TO
EXHIBITS AND SCHEDULES

Exhibit A	Form of Assignment and Acceptance

Exhibit B	Form of Borrowing Base Certificate

Exhibit C	Information Certificate

Exhibit D	Form of Equipment Purchase Note

Exhibit E	Form of Compliance Certificate

Exhibit F	Revolving Loan Commitment

Schedule 1.63	Existing Financing Agreements

Schedule 1.139	Timet Collateral

Schedule 1.143	Timet Option Note

Schedule 5.1	Commercial Tort Claims

Schedule 6.6(b)	Operating Accounts to Receive Loan Proceeds

Schedule 8.12	Inactive or Dissolved Subsidiaries

Schedule 9.8	Tax Liens and Other Non-Consensual Liens

THIRD AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT

This Third Amended and Restated Loan and Security Agreement (this “Agreement” as hereinafter further defined), dated July 14, 2011, is entered into by and among Haynes International, Inc., a Delaware corporation (“Haynes Parent”), Haynes Wire Company, a Delaware corporation (“Haynes Wire” and together with Haynes Parent, collectively, “Borrowers”), the parties hereto from time to time as lenders, whether by execution of this Agreement or an Assignment and Acceptance (each individually, a “Lender” and collectively, “Lenders” as hereinafter further defined), JPMorgan Chase Bank, NA, a national banking association, in its capacity as documentation agent (in such capacity, “Documentation Agent” as hereinafter further defined), and Wells Fargo Capital Finance, LLC, successor by merger to Wachovia Capital Finance Corporation (Central), formerly known as Congress Financial Corporation (Central), an Illinois corporation, in its capacity as agent for Lenders (in such capacity, “Agent” as hereinafter further defined).

W I T N E S S E T H:

WHEREAS, Borrowers, Agent and the parties thereto as lenders, are parties to the Second Amended and Restated Loan and Security Agreement, dated November 18, 2008, as amended (the “Existing Loan Agreement”);

WHEREAS, Borrowers have requested that Agent and Lenders amend and restate the Existing Loan Agreement pursuant to and in accordance with the terms and conditions set forth herein; and

WHEREAS, each Lender is willing to agree (severally and not jointly) to amend and restate the Existing Loan Agreement and to make such loans and provide such financial accommodations to Borrowers on a pro rata basis according to its Commitment (as defined below) on the terms and conditions set forth herein and Agent is willing to act as agent for Lenders on the terms and conditions set forth herein and the other Financing Agreements (as hereinafter defined);

NOW, THEREFORE, in consideration of the mutual conditions and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

SECTION 1.         DEFINITIONS

For purposes of this Agreement, the following terms shall have the respective meanings given to them below:

1.1           “Accounts” shall mean, as to each Borrower, all present and future rights of such Borrower to payment of a monetary obligation, whether or not earned by performance, which is not evidenced by chattel paper or an instrument, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered,

(c) for a secondary obligation incurred or to be incurred, or (d) arising out of the use of a credit or charge card or information contained on or for use with the card.

1.2           “Adjusted Eurodollar Rate” shall mean, with respect to each Interest Period for any Eurodollar Rate Loan, the rate per annum (rounded upwards, if necessary, to the next one thousandth (1/1000) of one (1%) percent) determined by dividing (a) the Eurodollar Rate for such Interest Period by (b) a percentage equal to: (i) one (1) minus (ii) the Reserve Percentage.  For purposes hereof, “Reserve Percentage” shall mean the reserve percentage, expressed as a decimal, prescribed by any United States banking authority for determining the reserve requirement which is or would be applicable to deposits of United States dollars in a non-United States or an international banking office of Reference Bank used to fund a Eurodollar Rate Loan or any Eurodollar Rate Loan made with the proceeds of such deposit, whether or not the Reference Bank actually holds or has made any such deposits or loans.  The Adjusted Eurodollar Rate shall be adjusted on and as of the effective day of any change in the Reserve Percentage.

1.3           “Administrative Borrower” shall mean Haynes International, Inc., a Delaware corporation in its capacity as Administrative Borrower on behalf of itself and Haynes Wire pursuant to Section 6.8 hereof and its successors and assigns in such capacity.

1.4           “Affiliate” shall mean, with respect to a specified Person, any other Person which directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with such Person, and without limiting the generality of the foregoing, includes (a) any Person which beneficially owns or holds twenty (20%) percent or more of any class of Voting Stock of such Person or other equity interests in such Person, (b) any Person of which such Person beneficially owns or holds twenty (20%) percent or more of any class of Voting Stock or in which such Person beneficially owns or holds twenty (20%) percent or more of the equity interests and (c) any director or executive officer of such Person.  For the purposes of this definition, the term “control” (including with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of Voting Stock, by agreement or otherwise.

1.5           “Agent” shall mean Wells Fargo Capital Finance, LLC, in its capacity as agent on behalf of Lenders pursuant to the terms hereof and any replacement or successor agent hereunder.

1.6           “Agent Payment Account” shall mean account no. 5000000030266 of Agent at Wells Fargo Bank, National Association, or such other account of Agent as Agent may from time to time designate to Administrative Borrower as the Agent Payment Account for purposes of this Agreement and the other Financing Agreements.

1.7           “Applicable Margin” shall mean, at any time, with respect to Prime Rate Loans and Eurodollar Rate Loans, the applicable percentage (on a per annum basis) set forth below based on the Monthly Average Excess Availability for the immediately preceding month:

Tier	Monthly Average Excess Availability	Applicable Margin for Prime Rate Loans	Applicable Margin for Eurodollar Rate Loans

1	Greater than $40,000,000	0%	1.50%

2	Greater than or equal to $20,000,000 and less than or equal to $40,000,000.50%		1.75%

3	Less than $20,000,000.75%		2.00%

provided, that, the Applicable Margin shall be calculated and established on the first day of each month and shall remain in effect until adjusted thereafter at the beginning of the next month.  In the event that at any time after the end of any calendar month the Monthly Average Excess Availability for such calendar month used for the determination of the Applicable Margin was less than the actual amount of the Monthly Average Excess Availability for such calendar month as a result of the inaccuracy of information provided by or on behalf of Borrowers to Agent for the calculation of Excess Availability, the Applicable Margin for such prior period shall be adjusted to the applicable percentage based on such actual Monthly Average Excess Availability and any additional interest for the applicable period as a result of such recalculation shall be promptly paid to Agent.  The foregoing shall not be construed to limit the rights of Agent and Lenders with respect to the amount of interest payable after a Default or Event of Default whether based on such recalculated percentage or otherwise.

1.8           “Approved Fund” shall mean with respect to any Lender that is a fund or similar investment vehicle that makes or invests in commercial loans, any other fund or similar investment vehicle that invests in commercial loans which is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

1.9           “Arcadia Facility Inventory Availability” shall mean, with respect to Eligible Arcadia Inventory, the lesser of:

(a)       the sum of (i) seventy (70%) percent multiplied by the Value of the Eligible Arcadia Inventory consisting of finished goods, plus (ii) fifty (50%) percent multiplied by the Value of the Eligible Arcadia Inventory consisting of work-in-process, plus (iii) seventy (70%) percent multiplied by the Value of the Eligible Arcadia Inventory consisting of raw materials; or

(b)      the amount equal to the sum of the following for each category of Eligible Arcadia Inventory (such categories being finished goods, work-in-process and raw materials as described above): (i) ninety (90%) percent of the Net Recovery Percentage for each category of such Eligible Arcadia Inventory multiplied by (ii) the Value of such category of Eligible Arcadia Inventory; or

(c)       fifty-five (55%) percent multiplied by the sum of the Value of all of the above categories of such Eligible Arcadia Inventory.

1.10         “Assignment and Acceptance” shall mean an Assignment and Acceptance Agreement substantially in the form of Exhibit A attached hereto (with blanks appropriately completed) delivered to Agent in connection with an assignment of a Lender’s interest hereunder in accordance with the provisions of Section 13.7 hereof.

1.11         “Bank Product Obligations” shall mean all obligations, liabilities and indebtedness owing by Borrowers to any Bank Product Provider arising in connection with Bank Products.

1.12         “Bank Product Provider” shall mean Agent, any Affiliate of Agent, any Lender, any Affiliate of any Lender or any other financial institution designated by Borrowers in a writing to the Agent as a “Bank Product Provider” and which, in each case, is acceptable to Agent and is approved by JPMorgan Chase Bank, N.A. (so long as it is a Lender hereunder) in the case of any Bank Product Provider that is not a Lender or an Affiliate of a Lender or an Affiliate of Agent, which approval by JPMorgan Chase Bank, N.A. shall not be unreasonably withheld or delayed.  So long as JPMorgan Chase Bank, N.A. is a Lender, JPMorgan Chase Bank, N.A. and its Affiliates shall be a Bank Product Provider.

1.13         “Bank Products” shall mean any one or more of the following types of services or facilities provided to a Borrower by a Bank Product Provider (a) credit cards or stored value cards or the processing of credit cards or stored value cards, (b) cash management or related services, including (i) the automated clearinghouse transfer of funds for the account of a Borrower pursuant to agreement or overdraft for any accounts of a Borrower maintained at such Bank Product Provider, and (ii) controlled disbursement services.

1.14         “Bankruptcy Code” shall mean the United States Bankruptcy Code, being Title 11 of the United States Code (11 U.S.C. Sections 101-1330), as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all official rules, regulations and interpretations thereunder or related thereto.

1.15         “Benefit Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrowers sponsor, maintain, or to which it makes, is making, or is obligated to make contributions, or in the case of a Multiemployer Plan has made contributions at any time during the immediately preceding six (6) plan years and to which Borrowers could have any liability.

1.16         “Blocked Accounts” shall have the meaning set forth in Section 6.3 hereof.

1.17         “Borrowers” shall mean, collectively (except for purposes of Sections 1.25, 1.30 and 9.6(a) (but only to the extent of the financial statements referenced therein), where the references to Borrowers shall mean only Haynes Parent), the following (together with their respective successors and assigns):  (a) Haynes International, Inc., a Delaware corporation, (b)

Haynes Wire Company, a Delaware corporation; and (c) any other Person that at any time after the date hereof becomes a Borrower; each sometimes being referred to herein individually as a “Borrower”.

1.18         “Borrowing Base” shall mean, at any time, the amount equal to:

(a)       eighty-five (85%) percent of the Eligible Accounts, plus

(b)      the lesser of: (i) the sum of (1) the Kokomo Facility Inventory Availability, plus (2) the Arcadia Facility Inventory Availability, plus (3) the Service Center Inventory Availability, plus (4) the lesser of: (A) seventy (70%) percent multiplied by the Value of the Eligible Inventory of Haynes Wire or (b) ninety (90%) percent of the Net Recovery Percentage of Eligible Inventory of Haynes Wire, or (ii) the Inventory Loan Limit, plus

(c)       the Fixed Asset Availability, less

(d)      Reserves.

For purposes only of applying the Inventory Loan Limit, Agent may treat the then undrawn amounts of outstanding Letter of Credit Accommodations issued for the purpose of purchasing Eligible Inventory as Loans to the extent Agent is in effect basing the issuance of the Letter of Credit Accommodations on the Value of the Eligible Inventory being purchased with such Letter of Credit Accommodations.  In determining the actual amounts of such Letter of Credit Accommodations to be so treated for purposes of the sublimit, the outstanding Loans and Reserves shall be attributed first to any components of the lending formulas set forth above that are not subject to such sublimit, before being attributed to the components of the lending formulas subject to such sublimit.  The amounts of Eligible Inventory of Borrowers shall, at Agent’s option, be determined based on the lesser of the amount of Inventory set forth in the general ledger of Borrowers or the perpetual inventory record maintained by Borrowers.

1.19         “Borrowing Base Certificate” shall mean a certificate substantially in the form of Exhibit B hereto, as such form may from time to time be modified by Agent in good faith with the consent of each Borrower (which consent shall not be unreasonably withheld, conditioned or delayed), which is duly completed (including all schedules thereto) and executed by the vice-president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Administrative Borrower on behalf of Borrowers acceptable to Agent and delivered to Agent.

1.20         “Business Day” shall mean any day other than a Saturday, Sunday, or other day on which commercial banks are authorized or required to close under the laws of the State of Illinois, or the State of North Carolina, and a day on which Agent is open for the transaction of business, except that if a determination of a Business Day shall relate to any Eurodollar Rate Loans, the term Business Day shall also exclude any day on which banks are closed for dealings in dollar deposits in the London interbank market or other applicable Eurodollar Rate market.

1.21         “Capital Expenditures” shall mean, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are not, in accordance with GAAP, treated as expense items for such Person in the year made or incurred or as a prepaid expense applicable to a future year or years; provided, that, Capital Expenditures shall not include expenditures that would otherwise constitute Capital Expenditures to the extent made with proceeds from insurance for an insured loss or proceeds of an award of compensation from a condemnation or eminent domain proceeding to replace or restore the assets that were the subject of the loss giving rise to the payment of such insurance proceeds or the subject of such condemnation or eminent domain proceeding giving rise to the payment of such award.

1.22         “Capital Leases” shall mean, as applied to any Person, any lease of (or any agreement conveying the right to use) any property (whether real, personal or mixed) by such Person as lessee which in accordance with GAAP, is required to be reflected as a liability on the balance sheet of such Person.

1.23         “Capital Stock” shall mean, with respect to any Person, any and all shares, interests, participations or other equivalents (however designated) of such Person’s capital stock or partnership, limited liability company or other equity interests at any time outstanding, and any and all rights, warrants or options exchangeable for or convertible into such capital stock or other interests (but excluding any debt security that is exchangeable for or convertible into such capital stock).

1.24         “Cash Equivalents” shall mean any of the following: (a) any evidence of Indebtedness with a maturity date of ninety (90) days or less issued or directly and fully guaranteed or insured by the United States of America or any agency or instrumentality thereof or any agency or instrumentality thereof; provided, that, the full faith and credit of the United States of America is pledged in support thereof; (b) certificates of deposit or bankers’ acceptances with a maturity of ninety (90) days or less (after the date of the purchase thereof) of any financial institution that is a member of the Federal Reserve System, in any case having combined capital and surplus and undivided profits of not less than $250,000,000; (c) commercial paper (including variable rate demand notes) with a maturity of ninety (90) days or less (after the date of the purchase thereof) issued or guaranteed by a corporation (except an Affiliate of any Borrower) organized under the laws of any State of the United States of America, the District of Columbia or a bank organized under the laws of any State of the United States of America or constituting a national banking association under the laws of the United States of America, in each case having a rating of at least A 1 by Standard & Poor’s Ratings Service, a division of The McGraw Hill Companies, Inc. or at least P 1 by Moody’s Investors Service, Inc.; (d) repurchase obligations with a term of not more than thirty (30) days (after the date of the purchase thereof) for underlying securities of the types described in clause (a) above entered into with any financial institution having combined capital and surplus and undivided profits of not less than $250,000,000; (e) repurchase agreements and reverse repurchase agreements relating to marketable direct obligations issued or unconditionally guaranteed by the United States of America or issued by any governmental agency thereof and backed by the full faith and credit of the United States of America in each case maturing within ninety (90) days or less from the date of acquisition; provided, that, the terms of such agreements comply with the guidelines set forth in the Federal Financial Agreements of Depository Institutions with Securities Dealers and Others, as adopted by the Comptroller of the Currency on October 31, 1985; and (f) investments in money market funds and mutual funds which invest substantially all of their assets in securities of the types described in clauses (a) through (e) above.

1.25         “Change of Control” shall mean (a) the transfer (in one transaction or a series of transactions) of all or substantially all of the assets of any Borrower to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act); (b) the liquidation or dissolution of Haynes Parent; (c) the acquisition by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of beneficial ownership, directly or indirectly, of more than fifty (50%) percent of the voting power of the total outstanding Voting Stock of any Borrower; (d) during any period of two (2) consecutive years, individuals who at the beginning of such period constituted the Board of Directors of Haynes Parent (together with any new directors whose nomination for election by the stockholders of Haynes Parent was approved by a vote of at least sixty six and two thirds (66 2/3%) percent of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of any Borrower then still in office; or (e) the failure of Haynes Parent to own one hundred (100%) percent of the Capital Stock of Haynes Wire.

1.26         “Code” shall mean the Internal Revenue Code of 1986, as the same now exists or may from time to time hereafter be amended, modified, recodified or supplemented, together with all governmental rules, regulations and interpretations thereunder or related thereto.

1.27         “Collateral” shall have the meaning set forth in Section 5 hereof.

1.28         “Collateral Access Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, from any lessor of premises to each Borrower, or any other person to whom any Collateral is consigned or who has custody, control or possession of any Collateral or is otherwise the owner or operator of any premises on which any Collateral is located, in favor of Agent with respect to the Collateral at such premises or otherwise in the custody, control or possession of such lessor, consignee or other person.

1.29         “Commitment” shall mean, with respect to each Lender, the principal amount set forth on Exhibit F hereto for such Lender or for any party becoming a Lender after the date hereof the amount of such Lender’s Commitment as set forth on Schedule 1 to the Assignment and Acceptance Agreement pursuant to which such Lender may become a Lender hereunder in accordance with the provisions of Section 13.7 of this Agreement; as the same may be adjusted in accordance with the terms hereof; sometimes being collectively referred to as “Commitments”.

1.30         “Consolidated Adjusted Net Income” shall mean, with respect to any Person for any period, the aggregate of the net income (loss) of such Person and its Subsidiaries, on a consolidated basis, for such period (excluding to the extent included therein any extraordinary or non recurring gains and non cash charges, including non-cash pension and other non-cash post-employment benefit charges and non-cash restructuring charges and expenses and in the case of Borrowers and its Subsidiaries, such cash charges and non-cash charges in each case in amounts acceptable to Agent in its determination and arising pursuant to events or circumstances beyond the control of Borrowers), after deducting all charges which should be deducted before arriving at the net income (loss) for such period, and after deducting the Provision for Taxes for such period, all as determined in accordance with GAAP; provided, that, (a) the net income of any Person that is not a wholly owned Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid or payable to such Person or a wholly owned Subsidiary of such Person; (b) except to the extent included pursuant to the foregoing clause, the net income of any Person accrued prior to the date it becomes a wholly owned Subsidiary of such Person or is merged into or consolidated with such Person or any of its wholly owned Subsidiaries or that Person’s assets are acquired by such Person or by any of its wholly owned Subsidiaries shall be excluded; and (c) the effect of any change in accounting principles adopted by such Person or its Subsidiaries after the date hereof shall be excluded.  For the purposes of this definition, net income excludes any gain and non cash loss (but not any cash loss) together with any related Provision for Taxes for such gain and non cash loss (but not any cash loss) realized upon the sale or other disposition of any assets that are not sold in the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or of any capital stock of such Person or a Subsidiary of such Person and any net income realized as a result of changes in accounting principles or the application thereof to such Person.

1.31         “Credit Facility” shall mean the Loans and Letter of Credit Accommodations provided to or for the benefit of any Borrower pursuant to Sections 2.1 and 2.2 hereof.

1.32         “Default” shall mean an act, condition or event which with notice or passage of time or both would constitute an Event of Default.

1.33         “Defaulting Lender” shall have the meaning set forth in Section 6.12(e) hereof.

1.34         “Deposit Account Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent, by and among Agent, the Borrowers with a deposit account at any bank and the bank at which such deposit account is at any time maintained which provides that such bank will comply with instructions originated by Agent directing disposition of the funds in the deposit account without further consent by such Borrower and has such other terms and conditions as Agent may reasonably require.

1.35         “Direct Remittance Event” shall have the meaning set forth in Section 6.3(a) hereof.

1.36         “EBITDA” shall mean, as to any Person, with respect to any period, an amount equal to: (a) the Consolidated Adjusted Net Income of such Person and its Subsidiaries for such period, plus (b) depreciation and amortization and other non-cash charges including imputed interest and deferred compensation for such period (to the extent deducted in the computation of Consolidated Adjusted Net Income of such Person), all in accordance with GAAP, plus (c) Interest Expense for such period (to the extent deducted in the computation of Consolidated Adjusted Net Income of such Person), plus (d) the Provision for Taxes for such period (to the extent deducted in the computation of Consolidated Adjusted Net Income of such Person), plus (e) non-recurring cash charges for such period, including any payments made to unionized employees pursuant to a Collective Bargaining Agreement, to be entered into after the date hereof, between Haynes International, Inc. and United Steelworkers of America, for itself and on behalf of its Local No. 2958 as to all of such non-recurring cash charges to the extent deducted in the computation of Consolidated Adjusted Net Income of such Person), provided, that, in no event shall the amount of non-recurring cash charges added pursuant to this clause (e) exceed

$20,000,000 in the aggregate for the fiscal year ending September 30, 2011 and each fiscal year thereafter, plus (f) non-cash charges related to “fresh-start” accounting taken in such period.

1.37         “Eligible Accounts” shall mean Accounts created by a Borrower that at the time of determination satisfy the criteria set forth below.  Accounts shall be Eligible Accounts if:

(a)       such Accounts arise from the actual and bona fide sale and delivery of goods by such Borrower or rendition of services by such Borrower in the ordinary course of its business which transactions are completed in accordance with the terms and provisions contained in any documents related thereto;

(b)      such Accounts are not unpaid more than sixty (60) days after the original due date thereof or more than one hundred twenty (120) days after the date of the original invoice for them;

(c)       such Accounts comply with the terms and conditions contained in Section 7.2(b) of this Agreement;

(d)      such Accounts do not arise from sales on consignment, guaranteed sale, sale and return, sale on approval, or other terms under which payment by the account debtor may be conditional or contingent;

(e)       the chief executive office of the account debtor with respect to such Accounts is located in the United States of America or Canada (provided, that, in order for Accounts of an account debtor with its chief executive office or principal place of business located in Canada to continue to be an Eligible Account, at any time promptly upon Agent’s request in good faith, such Borrower shall execute and deliver, or cause to be executed and delivered, such other agreements, documents and instruments as may be required by Agent to perfect the security interests of Agent in such Accounts in Canada in accordance with the applicable laws of the applicable Province of Canada in which such chief executive office or principal place of business is located and take or cause to be taken such other and further actions as Agent may reasonably request to enable Agent as secured party with respect thereto to collect such Accounts under the applicable Federal or Provincial laws of Canada) or, at Agent’s option, if the chief executive office and principal place of business of the account debtor with respect to such Accounts is located other than in the United States of America or Canada, then if either: (i) the account debtor has delivered to such Borrower an irrevocable letter of credit issued or confirmed by a bank satisfactory to Agent and payable only in the United States of America and in U.S. Dollars, sufficient to cover such Account, in form and substance satisfactory to Agent in good faith and if required by Agent, the original of such letter of credit has been delivered to Agent or Agent’s agent and the issuer thereof, and such Borrower has complied with the terms of Section 5.2(f) hereof with respect to the assignment of the proceeds of such letter of credit to Agent or naming Agent as transferee beneficiary thereunder, as Agent may specify, or (ii) such Account is subject to credit insurance payable to Agent issued by an insurer and on terms and in an amount acceptable to Agent, or (iii) such Account is otherwise acceptable in all respects to Agent (subject to such lending formula with respect thereto as Agent may determine);

(f)       such Accounts do not consist of progress billings (such that the obligation of the account debtors with respect to such Accounts is conditioned upon such Borrower’s satisfactory completion of any further performance under the agreement giving rise thereto), bill and hold invoices or retainage invoices, except as to bill and hold invoices, if Agent shall have received an agreement in writing from the account debtor, in form and substance reasonably satisfactory to Agent, confirming the unconditional obligation of the account debtor to take the goods related thereto and pay such invoice;

(g)      the account debtor with respect to such Accounts has not asserted a counterclaim, defense or dispute and is not owed or does not claim to be owed any amounts that may give rise to any right of setoff or recoupment against such Accounts (but the portion of the Accounts of such account debtor in excess of the amount at any time and from time to time owed by such Borrower to such account debtor or claimed owed by such account debtor that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts);

(h)      there are no facts, events or occurrences which would impair the validity, enforceability or collectability of such Accounts or reduce the amount payable (other than to the extent of sales credits in favor of account debtors consistent with the practices of Borrowers with respect thereto as of the date hereof) or delay in any material respect payment thereunder;

(i)        except for security interests or liens therein in favor of a person with whom Agent has entered into a satisfactory intercreditor agreement or as Agent may otherwise specifically agree, such Accounts are subject to the first priority, valid and perfected security interest of Agent and any goods giving rise thereto are not, and were not at the time of the sale thereof, subject to any claims, liens, security interests, charges or other encumbrances other than in favor of Agent, or those that have been released and terminated on or before the date hereof, or are otherwise permitted under Section 9.8 hereof, provided, that, any of such claims, liens, security interest interests, charges or other encumbrances with respect to such goods do not extend to such Accounts;

(j)        the account debtor is not an Affiliate of any Borrower;

(k)       the account debtors with respect to such Accounts are not any foreign government, the United States of America, any State, political subdivision, department, agency or instrumentality thereof, unless, if the account debtor is the United States of America, any State, political subdivision, department, agency or instrumentality thereof, upon Agent’s request, the Federal Assignment of Claims Act of 1940, as amended or any similar State or local law, if applicable, has been complied with in a manner satisfactory to Agent; provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, and the aggregate amount of such Accounts is less than $500,000, Agent shall not request that Borrowers comply with such laws;

(l)        there are no proceedings or actions which are threatened or pending against the account debtors with respect to such Accounts that Agent determines in good faith could reasonably be expected to result in any material adverse change in any such account debtor’s financial condition (including, without limitation, any bankruptcy, dissolution, liquidation, reorganization or similar proceeding);

(m)      the aggregate amount of such Accounts owing by a single account debtor do not constitute more than fifteen (15%) percent of the aggregate amount of all otherwise Eligible Accounts (but the portion of the Accounts not in excess of the applicable percentages may be deemed Eligible Accounts);

(n)      such Accounts are not owed by an account debtor who has Accounts unpaid more than sixty (60) days after the original due date for them or one hundred twenty (120) days after the date of the original invoice for them, in either case which constitute more than fifty (50%) percent of the total Accounts of such account debtor;

(o)      the account debtor is not located in a State requiring the filing of a Notice of Business Activities Report or similar report in order to permit such Borrower to seek judicial enforcement in such State of payment of such Account, unless such Borrower has qualified to do business in such state or has filed a Notice of Business Activities Report or equivalent report for the then current year or such failure to file and inability to seek judicial enforcement is capable of being remedied without any material delay or material cost;

(p)      such Accounts are owed by account debtors whose total indebtedness to such Borrower do not exceed the credit limit with respect to such account debtors as determined by such Borrower from time to time, to the extent such credit limit as to any account debtor is established consistent with the current practices of such Borrower as of the date hereof and such credit limit is acceptable to Agent in good faith (but the portion of the Accounts not in excess of such credit limit that otherwise satisfy the criteria for Eligible Accounts shall be deemed Eligible Accounts);

(q)      such Accounts are not owed by an account debtor who is a Sanctioned Person or Sanctioned Entity; and

(r)       such Accounts are owed by account debtors deemed creditworthy at all times by Agent in good faith.

The criteria for Eligible Accounts set forth above may only be changed and any new criteria for Eligible Accounts may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts in the good faith determination of Agent.  Any Accounts that are not Eligible Accounts shall nevertheless be part of the Collateral.

1.38         “Eligible Arcadia Inventory” shall mean Eligible Inventory (a) located at Haynes Parent’s Arcadia, Louisiana facility; or (b) located at third-party processors of Haynes Parent’s Inventory used by Haynes Parent in connection with the Arcadia, Louisiana facility and from which processors Agent shall have received a Collateral Access Agreement (except as Agent may otherwise agree); or (c) in transit between Haynes Parent’s Arcadia, Louisiana facility and such processor’s location; or (d) in transit from another of Haynes Parent’s facilities referred to herein to Haynes Parent’s Arcadia, Louisiana facility.

1.39         “Eligible Equipment” shall mean all Equipment owned by Borrowers which has been acquired prior to or after the date hereof and which is included in an appraisal of Equipment received by Agent after the date hereof in accordance with Section 7.4(a) hereof and is in good order, repair, running and marketable condition that at all times satisfies the criteria set forth below.  In general, Eligible Equipment shall not include:  (a) Equipment at premises other than those permitted hereunder and which are either (i) owned and operated by Borrowers, or (ii) leased and operated by Borrowers or (iii) owned and operated by a third person, provided, that, except as Agent may otherwise agree, Agent shall have received a Collateral Access Agreement duly executed and delivered by such third person; (b) Equipment subject to a security interest, lien, charge or other encumbrance in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement, in form and substance satisfactory to Agent, between the holder of such security interest or lien and Agent or as Agent may otherwise specifically agree; (c) Equipment located outside the continental United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interests and liens of Agent; (e) worn-out, obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of Borrowers’ business as presently conducted; (f) computer hardware; (g) Equipment that is or becomes a fixture; or (h) Equipment which is Eligible New Equipment.  The criteria for Eligible Equipment set forth above may only be changed and any new criteria for Eligible Equipment may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect such Equipment in the good faith determination of Agent.  Any Equipment that is not Eligible Equipment shall nevertheless be part of the Collateral.

1.40         “Eligible Inventory” shall mean, as to each Borrower, Inventory owned by such Borrower consisting of finished goods held for resale in the ordinary course of the business of such Borrower, raw materials for such finished goods and work-in-process and semi-finished Inventory, in each case that at all times satisfies the criteria set forth below.  In general, Eligible Inventory shall not include (a) spare parts for equipment; (b) packaging and shipping materials; (c) supplies used or consumed in such Borrower’s business; (d) Inventory at premises other than those permitted hereunder and which are either (i) owned and operated by Borrowers or (ii) leased and operated by Borrowers or (iii) owned and operated by a third person, provided, that, except as Agent may otherwise agree, as to locations leased and operated by Borrowers or locations owned and operated by a third person, Agent shall have received a Collateral Access Agreement duly executed and delivered by the lessor and owner of such leased locations or by such third person, as the case may be; (e) Inventory subject to a security interest, lien, charge or other encumbrance in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement in form and substance satisfactory to Agent between the holder of such security interest or lien and Agent or as Agent may otherwise specifically agree; (f) bill and hold goods; (g) unserviceable, obsolete or slow moving Inventory; (h) Inventory that is not subject to the first priority, valid and perfected security interests and liens of Agent; (i) returned, damaged and/or defective Inventory; (j) Inventory purchased or sold on consignment and (k) Inventory of Borrowers located outside the United States of America.  The criteria for Eligible Inventory set forth above may only be changed and any new criteria for Eligible Inventory may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from a Borrower prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory in the good faith determination of Agent.  Any Inventory that is not Eligible Inventory shall nevertheless be part of the Collateral.

1.41         “Eligible Kokomo Inventory” shall mean Eligible Inventory (a) located at Haynes Parent’s Kokomo, Indiana facility; or (b) located at third-party processors of Haynes Parent’s Inventory used by Haynes Parent in connection with the Kokomo, Indiana facility and from which processors Agent shall have received a Collateral Access Agreement (except as Agent may otherwise agree); or (c) in transit between Haynes Parent’s Kokomo, Indiana facility and such processor’s location; or (d) in transit from another of Haynes Parent’s facilities referred to herein to Haynes Parent’s Kokomo, Indiana facility.

1.42         “Eligible New Equipment” shall mean all new Equipment owned by Borrowers which is or has been acquired on or after October 1, 2008 (the value of which has been included in the calculation of the amount of any Equipment Purchase Loan) and which is not included in the most recent appraisal of Equipment received by Agent after the date hereof in accordance with Section 7.4(a) hereof, and is in good order, repair, running and marketable condition that at all times satisfies the criteria set forth below.  In general, Eligible New Equipment shall not include:  (a) Equipment at premises other than those permitted hereunder and which are either (i) owned and operated by Borrowers, or (ii) leased and operated by Borrowers or (iii) owned and operated by a third person, provided, that, except as Agent may otherwise agree, Agent shall have received a Collateral Access Agreement duly executed and delivered by such third person; (b) Equipment subject to a security interest, lien, charge or other encumbrance in favor of any Person other than Agent except those permitted in this Agreement that are subject to an intercreditor agreement, in form and substance satisfactory to Agent, between the holder of such security interest or lien and Agent or as Agent may otherwise specifically agree; (c) Equipment located outside the continental United States of America; (d) Equipment that is not subject to the first priority, valid and perfected security interests and liens of Agent; (e) worn-out, obsolete, damaged or defective Equipment or Equipment not used or usable in the ordinary course of Borrowers’ business as presently conducted; (f) computer hardware; (g) Equipment that is or becomes a fixture; or (h) Equipment which is Eligible Equipment.  The criteria for Eligible New Equipment set forth above may only be changed and any new criteria for Eligible New Equipment may only be established by Agent in good faith based on either: (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent Agent has no written notice thereof from Borrowers prior to the date hereof, in either case under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect such Equipment in the good faith determination of Agent.  Any Equipment that is not Eligible New Equipment shall nevertheless be part of the Collateral.

1.43         “Eligible Service Center Inventory” shall mean Eligible Inventory (a) located at Haynes Parent’s existing leased service center locations as of the date hereof in Windsor, Connecticut, LaMirada, California, Houston, Texas and Lebanon, Indiana; or (b) at any new service center location in the United States used by Haynes Parent after the date hereof, so long as Agent has received prior written notice of the use of such location and a Collateral Access

Agreement from the owner and lessor of such location (except as Agent may otherwise agree), and such new service center is operating with Inventory and in a manner substantially consistent with the existing service center locations of Borrowers as of the date hereof; or (c) in transit from one of Borrowers’ facilities referred to herein to any of such service center locations.

1.44         “Eligible Transferee” shall mean (a) any Lender; (b) the parent company of any Lender and/or any Affiliate of such Lender which is at least fifty (50%) percent owned by such Lender or its parent company; (c) any person (whether a corporation, partnership, trust or otherwise) that is engaged in the business of making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor, and in each case is approved by Agent; (d) any other commercial bank approved by Agent; and (e) any other financial institution or “accredited investor” (as defined in Regulation D under the Securities Act of 1933) approved by Agent that makes loans and provides similar extensions of credit in the ordinary course of its business and is capable of funding revolving loans; provided, that, (i) neither any Borrower nor any Affiliate of any Borrower shall qualify as an Eligible Transferee and (ii) no Person to whom any Indebtedness which is in any way subordinated in right of payment to any other Indebtedness of any Borrower shall qualify as an Eligible Transferee, except as Agent may otherwise specifically agree.

1.45         “Enforcement Action” shall mean the exercise by Agent (or its assignee or designee) in good faith and in a commercially reasonable manner of any of its material enforcement rights and remedies as a secured creditor hereunder or under the other Financing Agreements, applicable law or otherwise, in respect of any of the Collateral, at any time following the occurrence of an Event of Default (including, without limitation, the demand for the immediate payment of all or any portion of the Obligations, the solicitation of bids from third parties to conduct the liquidation of any of the Collateral, the engagement or retention of sales brokers, marketing agents, investment bankers, accountants, appraisers, auctioneers or other third parties for the purposes of valuing, marketing, promoting and selling any of the Collateral, the opposition of the sale of assets constituting Collateral in any bankruptcy or insolvency proceeding, the commencement of any action to foreclose on the security interests or liens of Agent in all or any material portion of the Collateral or commencement of any legal proceedings or actions against any Borrower or with respect to all or any portion of the Collateral).

1.46         “Environmental Laws” shall mean all foreign, Federal, State and local laws, legislation, rules, codes, licenses, permits (including any conditions imposed therein), authorizations, judicial or administrative decisions, injunctions or agreements between any Borrower and any Governmental Authority, (a) relating to pollution and the protection, preservation or restoration of the environment (including air, water vapor, surface water, ground water, drinking water, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, (b) relating to the exposure to, or the use, storage, recycling, treatment, generation, manufacture, processing, distribution, transportation, handling, labeling, production, release or disposal, or threatened release, of

Hazardous Materials, or (c) relating to all laws with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials.

1.47         “Equipment” shall mean all of each Borrower’s now owned and hereafter acquired equipment, wherever located, including machinery, data processing and computer equipment (whether owned or licensed and including embedded software), vehicles, tools, furniture, fixtures, all attachments, accessions and property now or hereafter affixed thereto or used in connection therewith, and substitutions and replacements thereof, wherever located.

1.48         “Equipment Purchase Loan Limit” shall mean, at any time, an amount equal to twenty-five (25%) percent of the Maximum Credit minus the Revolving Loans then outstanding based on Fixed Asset Availability at such time.

1.49         “Equipment Purchase Loan Request” shall have the meaning set forth in Section 2.3(d) hereof.

1.50         “Equipment Purchase Loans” shall mean the secured term loans made by Lenders to any Borrower after the date hereof as provided for in Section 2.3; such term loans being from time to time referred to herein individually as an “Equipment Purchase Loan”.

1.51         “Equipment Purchase Notes” shall mean, collectively, the Equipment Purchase Notes which may at any time hereafter be issued by any Borrower to Lenders pursuant to Section 2.3 hereof to evidence an Equipment Purchase Loan; such notes being from time to time referred to herein individually as an “Equipment Purchase Note”.

1.52         “ERISA” shall mean the Employee Retirement Income Security Act of 1974, together with all rules, regulations and interpretations thereunder or related thereto.

1.53         “ERISA Affiliate” shall mean any person required to be aggregated with any Borrower or any of their respective Subsidiaries under Sections 414(b), 414(c), 414(m) or 414(o) of the Code.

1.54         “ERISA Event” shall mean (a) any “reportable event” described in Section 4043(b) or 4043(c)(1), (2), (5), (6), (8) or (9) of ERISA or the regulations issued thereunder, with respect to a Pension Plan or a Multiemployer Plan; (b) the adoption of any amendment to a Benefit Plan that would require the provision of security pursuant to Section 401(a)(29) of the Code or Section 307 of ERISA; (c) the existence with respect to any Pension Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (d) the filing pursuant to Section 412 of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Pension Plan; (e) the occurrence of a “prohibited transaction” with respect to which each Borrower or any of its Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which each Borrower or any of its Subsidiaries could otherwise be liable; (f) a complete or partial withdrawal by any Borrower or any ERISA Affiliate from a Multiemployer Plan that results in or has a reasonable likelihood of resulting in any liability of any Borrower; (g) the receipt by or on behalf of any Borrower or any ERISA Affiliate of a notice that either: (i) any Multiemployer Plan is in reorganization or insolvent (each within the meaning of ERISA) or (ii) any Multiemployer Plan is or will or is likely to be entering reorganization or becoming insolvent or (iii) any Multiemployer Plan intends to terminate or has been terminated, in the case of each of clauses (g)(i), (ii) or (iii) that result in or has a reasonable likelihood of resulting in any liability of any Borrower; (h) the filing of a notice of intent to terminate, the treatment of a Benefit Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Pension Plan or any Borrower receiving a notice of or otherwise obtaining knowledge of the commencement of proceedings by the Pension Benefit Guaranty Corporation to terminate a Multiemployer Plan; (i) the occurrence of an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or any Borrower receiving a notice of or otherwise obtaining knowledge of any such event or condition as to a Multiemployer Plan; (j) the imposition of any liability under Title IV of ERISA, other than the Pension Benefit Guaranty Corporation premiums due but not delinquent under Section 4007 of ERISA, upon any Borrower or any ERISA Affiliate in excess of $250,000.

1.55         “Eurodollar Rate” shall mean, with respect to any Eurodollar Rate Loan for the Interest Period applicable thereto, the per annum rate appearing on Bloomberg L.P.’s (the “Service”) Page BBAM1/(Official BBA USD Dollar Libor Fixings) (or on any successor or substitute page of such Service, or any successor to or substitute for such Service) two (2) Business Days prior to the commencement of the requested Interest Period, for a term and in an amount comparable to the Interest Period and the amount of the Eurodollar Rate Loan requested (whether as an initial Eurodollar Rate Loan or as a continuation of a Eurodollar Rate Loan or as a conversion of a Prime Rate Loan to a Eurodollar Rate Loan) by Borrowers in accordance with this Agreement, which determination shall be conclusive in the absence of manifest error.

1.56         “Eurodollar Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Adjusted Eurodollar Rate in accordance with the terms hereof (including Eurodollar Rate Fixed Asset Loans and Eurodollar Rate Equipment Purchase Loans).

1.57         “Eurodollar Rate Equipment Purchase Loans” shall mean Equipment Purchase Loans outstanding from time to time that are Eurodollar Rate Loans.

1.58         “Eurodollar Rate Fixed Asset Loans” shall mean Eurodollar Rate Loans outstanding from time to time based on Fixed Asset Availability.

1.59         “Excess Availability” shall mean at any time and without duplication, (a) the lesser of: (i) the Borrowing Base and (ii) the Revolving Loan Limit (in each case under (i) or (ii) after giving effect to any applicable Reserves), minus (b) the sum of: (i) the amount of the then outstanding and unpaid principal amount of the Revolving Loans and the undrawn amount of Letter of Credit Accommodations, plus (ii) the aggregate amount of all payables or other obligations outstanding more than forty-five (45) days after the due date therefor, plus (iii) the amount of checks issued by any Borrower to pay payables and other obligations which are more than such number of days past due, but not yet sent (without duplication of amounts included in clause (b)(ii) herein).

1.60         “Exchange Act” shall mean the Securities Exchange Act of 1934, together with all rules, regulations and interpretations thereunder or related thereto.

1.61         “Exchange Rate” shall mean the prevailing spot rate of exchange of such bank as Agent may reasonably select for the purpose of conversion of one currency to another, at or around 11:00 a.m. Chicago time, on the date on which any such conversion of currency is to be made under this Agreement.

1.62         “Excluded Taxes” shall have the meaning set forth in Section 6.5 hereof.

1.63         “Existing Financing Agreements” shall mean, collectively (each as amended, modified or supplemented prior to the date hereof); (a) the Existing Loan Agreement, and (b) the other agreements listed on Schedule 1.63 hereto.

1.64         “Existing Loan Agreement” shall have the meaning set forth in the recitals hereto.

1.65         “Fee Letter” shall mean the Second Amended and Restated Fee Letter, dated of even date herewith, by and among Borrowers and Agent, setting forth certain fees payable by Borrowers to Agent for the benefit of itself and Lenders, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.66         “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal to, for each day during such period, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by it.

1.67         “Financing Agreements” shall mean, collectively, this Agreement, the Existing Financing Agreements (other than the Existing Loan Agreement), and all notes, guarantees, security agreements, Deposit Account Control Agreements, Investment Property Control Agreements, intercreditor agreements and all other agreements, documents and instruments now or at any time hereafter executed and/or delivered by Borrowers in connection with this Agreement.

1.68         “Fixed Asset Availability” shall mean, at any time:

(a)       prior to the month following the receipt by Agent of updated appraisals of the Equipment and the Real Property in accordance with Section 7.4(a) hereof, the amount of $6,417,657; provided, that, effective on the first day of each month after the date hereof, the Fixed Asset Availability shall be reduced by the amount equal to $183,361 on the first day of each such month; and

(b)      effective as of the first day of the first month after the receipt by Agent of updated appraisals of the Equipment in accordance with Section 7.4(a) hereof (the “New Fixed Asset Availability Effective Date”), the positive amount determined by subtracting the then aggregate outstanding principal amount of the Equipment Purchase Loans from the lesser of (i) the amount equal to eighty-five (85%) percent of the Net Recovery Percentage of Eligible Equipment and (ii) the amount equal to twenty-five (25%) percent of the Maximum Credit; provided, that, such amount shall be reduced by 1/60 commencing on the first day of the first month after the New Fixed Asset Availability Effective Date and on the first day of each month thereafter and subject to other reductions based on sales or other dispositions of any assets that were included in the calculation thereof.

1.69         “Fixed Charges” shall mean, as to any Person and its Subsidiaries with respect to any period, the sum of, without duplication, (a) all cash Interest Expense (which for purposes of this definition shall not include amortizing payments of deferred financing charges that do not constitute interest), plus (b) net cash costs under any Hedge Agreement (in each case as to such Person and its Subsidiaries for such period and to the extent not included in the calculation of EBITDA of such Person and its Subsidiaries for such period), plus (c) all regularly scheduled (as determined at the beginning of the respective period) principal payments of Indebtedness for borrowed money and Indebtedness with respect to Capital Leases (and without duplicating in items (a) and (c) of this definition, the interest component with respect to Indebtedness under Capital Leases), plus (d) all Capital Expenditures, plus (e) the cash portion of any Provision for Taxes paid in such period and unpaid amounts of any Provision for Taxes the last date for payment of which before becoming past due occurs during such period, plus (f) all scheduled reductions in the Fixed Asset Availability occurring during such period, plus (g) cash payments in respect of US pension obligations made during such period.

1.70         “Fixed Charge Coverage Ratio” shall mean, as to any Person, with respect to any period, the ratio of (a) the amount equal to EBITDA of such Person and its Subsidiaries for such period to (b) the Fixed Charges of such Person and its Subsidiaries for such period.

1.71         “Foreign Subsidiaries” shall mean the Subsidiaries of any Borrower organized or incorporated under the laws of a jurisdiction outside of the United States of America or which have substantially all of their respective assets and operations outside the United States of America; sometimes being referred to herein individually as a “Foreign Subsidiary”.

1.72         “4-High Facility” shall mean, collectively, the Mill and the Real Estate, in each case, as defined in the Timet Security Agreement as in effect on the Timet Closing Date.

1.73         “4-High Intellectual Property” shall mean the Intellectual Property, as defined in the Timet Security Agreement as in effect on the Timet Closing Date.

1.74         “GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time as set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and the statements and pronouncements of the Financial Accounting Standards Board which are applicable to the circumstances as of the date of determination consistently applied; provided, that, for purposes of Sections 9.17 and 9.18 hereof, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements delivered to Agent prior to the date hereof.

1.75         “Governmental Authority” shall mean any nation or government, any state, province, or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

1.76         “Hard Costs” shall mean, with respect to the purchase by Borrowers of an item of Eligible New Equipment, the net cash amount actually paid to acquire title to such item, net of all incentives, trade-in allowances, discounts and rebates, and exclusive of freight, delivery charges, installation costs and charges, software costs, charges and fees, warranty costs, taxes, insurance and other incidental costs or expenses and all indirect costs or expenses of any kind.

1.77         “Haynes Parent” shall mean Haynes International, Inc., a Delaware corporation, and its successors and assigns.

1.78         “Haynes UK” shall mean Haynes International Ltd., a company organized under the laws of England and Wales, and its successors and assigns.

1.79         “Haynes UK Pension Trustees” shall mean, collectively, Haynes UK, John Raymond Woolnough and Jynette Rutherford, and their respective successors and assigns in their respective capacities as trustees for the Haynes Pension Plan established by Haynes UK.

1.80         “Haynes Wire” shall mean Haynes Wire Company, a Delaware corporation, and its successors and assigns.

1.81         “Hazardous Materials” shall mean any hazardous, toxic or dangerous substances, materials and wastes, including hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including materials which include hazardous constituents), and including any other substances, materials, or wastes that are classified as hazardous or toxic under any Environmental Law).

1.82         “Hedge Agreement” shall mean an agreement that is a rate swap agreement, basis swap, forward rate agreement, commodity swap, interest rate option, forward foreign exchange agreement, spot foreign exchange agreement, rate cap agreement rate, floor agreement, rate collar agreement, currency swap agreement, cross currency rate swap agreement, currency option, any other similar agreement (including any option to enter into any of the foregoing or a master agreement for any the foregoing together with all supplements thereto) for the purpose of protecting against or managing exposure to fluctuations in interest or exchange rates, currency valuations or commodity prices; sometimes being collectively referred to herein as “Hedge Agreements”.

1.83         “Indebtedness” shall mean, with respect to any Person, whether or not contingent, (a) all indebtedness for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof) or evidenced by bonds, notes, debentures or similar instruments; (b) the balance deferred and unpaid of the purchase price of any property or services (except any such balance that constitutes an account payable to a trade creditor (whether or not an Affiliate) created, incurred, assumed or guaranteed by such Person in the ordinary course of business of such Person in connection with obtaining goods, materials or services that is not overdue by more than one hundred twenty (120) days (unless the trade payable is being contested in good faith (or during the course thereof) will be the date for payment of such payables and as to those payables or other obligations that are subject to a dispute or are not otherwise allowed, prior to the establishment of the due date for such payables or other obligations pursuant to the Plan and the claims administration process, such payables and other obligations shall not be deemed overdue by more than one hundred twenty (120) days for purposes of this definition); (c) the principal component of all leases to which it is a lessee which have been, or should be, in accordance with GAAP recorded as Capital Leases; (d) any contractual obligation, contingent or otherwise, of such Person to pay or be liable for the payment of any indebtedness described in this definition of another Person, including, without limitation, any such indebtedness, directly or indirectly guaranteed, or any agreement to purchase, repurchase, or otherwise acquire such indebtedness, obligation or liability or any security therefor, or to provide funds for the payment or discharge thereof, or to maintain solvency, assets, level of income, or other financial condition; (e) all obligations with respect to redeemable stock and redemption or repurchase obligations under any Capital Stock or other equity securities issued by such Person; (f) all reimbursement obligations and other liabilities of such Person with respect to surety bonds (whether bid, performance or otherwise), letters of credit, banker’s acceptances, drafts or similar documents or instruments issued for such Person’s account; (g) all indebtedness of such Person in respect of indebtedness of another Person for borrowed money or indebtedness of another Person otherwise described in this definition which is secured by any consensual lien, security interest, collateral assignment, conditional sale, mortgage, deed of trust, or other encumbrance on any asset of such Person, whether or not such obligations, liabilities or indebtedness are assumed by or are a personal liability of such Person, all as of such time; (h) all obligations, liabilities and indebtedness of such Person arising under any Hedge Agreements; and (i) the principal and interest portions of all rental obligations of such Person under any synthetic lease or similar off balance sheet financing where such transaction is considered to be borrowed money for tax purposes but is classified as an operating lease in accordance with GAAP.

1.84         “Information Certificate” shall mean, collectively, the Information Certificate of Haynes Parent and the Information Certificate of Haynes Wire constituting Exhibit C hereto each containing material information with respect to Borrowers, their respective businesses and assets provided by or on behalf of Borrowers to Agent in connection with the preparation of this Agreement and the other Financing Agreements and the financing arrangements provided for herein.

1.85         “Intellectual Property” shall mean as to each Borrower, such Borrower’s now owned and hereafter arising or acquired:  patents, patent rights, patent applications, copyrights, works which are the subject matter of copyrights, copyright applications, copyright registrations, trademarks, servicemarks, trade names, trade styles, trademark and service mark applications, and licenses and rights to use any of the foregoing and all applications, registrations and recordings relating to the foregoing as may be filed in the United States Copyright Office, the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof, any political subdivision thereof or in any other country, together with all rights and privileges arising under applicable law with respect to any Borrower’s use of any of the foregoing; all extensions, renewals, reissues, divisions, continuations, and continuations-in-part of any of the foregoing; all rights to sue for past, present and future infringement of any of the foregoing; inventions, trade secrets, formulae, processes, compounds, drawings, designs, blueprints, surveys, reports, manuals, and operating standards; goodwill (including any goodwill associated with any trademark or servicemark or the license of any trademark or servicemark);

customer and other lists in whatever form maintained; trade secret rights, copyright rights, rights in works of authorship, domain names and domain name registrations; software and contract rights relating to computer software programs, in whatever form created or maintained.

1.86         “Interest Expense” shall mean, for any period, as to any Person, as determined in accordance with GAAP, the total interest expense of such Person, whether paid or accrued during such period but without duplication (including the interest component of Capital Leases for such period), including, without limitation, discounts in connection with the sale of any Accounts that are sold for purposes other than collection, but excluding interest paid in property other than cash and any other interest expense not payable in cash.

1.87         “Interest Period” shall mean for any Eurodollar Rate Loan, a period of approximately one (1), two (2), or three (3) months duration as any Borrower (or Administrative Borrower on behalf of such Borrower) may elect, the exact duration to be determined in accordance with the customary practice in the applicable Eurodollar Rate market; provided, that, such Borrower (or Administrative Borrower on behalf of such Borrower) may not elect an Interest Period which will end after the last day of the then current term of this Agreement.

1.88         “Interest Rate” shall mean,

(a)       Subject to clause (b) and (c) below, (i) as to Prime Rate Loans, a rate equal to the then Applicable Margin for Prime Rate Loans on a per annum basis plus the Prime Rate and (ii) as to Eurodollar Rate Loans, a rate equal to the then Applicable Margin for Eurodollar Rate Loans on a per annum basis plus the Adjusted Eurodollar Rate; in the case of clause (ii) hereof based on the Eurodollar Rate applicable for the Interest Period selected by Borrowers as in effect three (3) Business Days after the date of receipt by Agent of the request of Borrowers for such Eurodollar Rate Loans in accordance with the terms hereof, whether such rate is higher or lower than any rate previously quoted to Borrowers.

(b)      Subject to clause (c) of this definition below, effective as of the first day of each month, the Interest Rate payable by Borrowers shall be increased or decreased, as the case may be, (i) as to Prime Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Prime Rate, and (ii) as to Eurodollar Rate Loans, to the rate equal to the Applicable Margin on a per annum basis in excess of the Adjusted Eurodollar Rate.

(c)       Notwithstanding anything to the contrary contained in clause (a) of this definition, the Applicable Margin otherwise used to calculate the Interest Rate for Prime Rate Loans and Eurodollar Rate Loans, shall be the highest percentage in the definition of Applicable Margin (with respect to Loans of the applicable type) plus (in each case) two (2%) percent per annum (without regard to Monthly Excess Availability), at Agent’s option, without notice, (i) either (A) for the period on and after the date of termination or non-renewal hereof until such time as all Obligations are indefeasibly paid and satisfied in full in immediately available funds (or in the case of contingent Obligations, Agent shall have received cash collateral or a letter of credit, at its option, all in accordance with Section 13.1(c)), or (B) for the period from and after the date of the occurrence of any Event of Default, and for so long as such Event of Default is continuing as determined by Agent and (ii) on the Loans to Borrowers at any time outstanding in excess of the Borrowing Base of any Borrower or the Loan Limit of any Borrower (whether or not such excess(es) arise or are made with or without Agent’s or any Lender’s knowledge or consent and whether made before or after an Event of Default).

1.89         “Inventory” shall mean, as to each Borrower, all of such Borrower’s now owned and hereafter existing or acquired goods, wherever located, which (a) are leased by such Borrower as lessor; (b) are held by such Borrower for sale or lease or to be furnished under a contract of service; (c) are furnished by such Borrower under a contract of service; or (d) consist of raw materials, work-in-process, finished goods or materials used or consumed in its business.

1.90         “Inventory Loan Limit” shall mean, at any time, an amount equal to seventy-five (75%) percent of the Maximum Credit.

1.91         “Investment Property Control Agreement” shall mean an agreement in writing, in form and substance reasonably satisfactory to Agent in good faith, by and among Agent, any Borrower and any securities intermediary, commodity intermediary or other person who has custody, control or possession of any investment property of such Borrower acknowledging that will comply with entitlement orders originated by Agent with respect to such investment property, or other instructions of Agent, and has such other terms and conditions as Agent may reasonably require.

1.92         “Kokomo Facility Inventory Availability” shall mean, with respect to Eligible Kokomo Inventory, the lesser of:

(a)       the sum of (i) eighty-five (85%) percent multiplied by the Value of the Eligible Kokomo Inventory consisting of finished goods, plus (ii) sixty (60%) percent multiplied by the Value of the Eligible Kokomo Inventory consisting of work-in-process, plus (iii) ninety (90%) percent multiplied by the Value of the Eligible Kokomo Inventory consisting of raw materials; or

(b)      the amount equal to the sum of the following for each category of Eligible Kokomo Inventory (such categories being finished goods, work-in-process and raw materials as described above): (i) ninety (90%) percent of the Net Recovery Percentage for each category of such Eligible Kokomo Inventory multiplied by (ii) the Value of such category of Eligible Kokomo Inventory; or

(c)       Seventy-five (75%) percent multiplied by the sum of the Value of all of the above categories of such Eligible Kokomo Inventory.

1.93         “Lenders” shall mean the financial institutions who are signatories hereto as Lenders and other persons made a party to this Agreement as a Lender in accordance with Section 13.7 hereof, and their respective successors and assigns; each sometimes being referred to herein individually as a “Lender”.

1.94         “Letter of Credit Accommodations” shall mean, collectively, the letters of credit, merchandise purchase or other guaranties which are from time to time either (a) issued or opened by Agent or any Lender for the account of any Borrower or (b) with respect to which Agent or Lenders have agreed to indemnify the issuer or guaranteed to the issuer the performance by Borrower of its obligations to such issuer; sometimes being referred to herein individually as “Letter of Credit Accommodation”.

1.95         “Letter of Credit Fee” shall have the meaning set forth in Section 2.2(b) hereof.

1.96         “License Agreements” shall have the meaning set forth in Section 8.11 hereof.

1.97         “Loans” shall mean the Revolving Loans and the Equipment Purchase Loans, being sometimes referred to herein individually as a “Loan”.

1.98         “Material Adverse Effect” shall mean a material adverse effect on (a) the financial condition, business, performance or operations of Borrowers and their Subsidiaries (taken as a whole); (b) the legality, validity or enforceability of this Agreement or any of the other Financing Agreements; (c) the legality, validity, enforceability, perfection or priority of the security interests and liens of Agent upon the Collateral; (d) the Collateral or its value; (e) the ability of any Borrower to repay the Obligations or perform its obligations under this Agreement or any of the other Financing Agreements; or (f) the ability of Agent or any Lender to enforce the Obligations or realize upon the Collateral.

1.99         “Material Contract” shall mean (a) any contract or other agreement (other than the Financing Agreements), of any Borrower involving monetary liability of or to any Person in an amount in excess of $5,000,000 in any fiscal year and (b) any other contract or other agreement (other than the Financing Agreements), to which any Borrower is a party, as to which the breach, nonperformance, cancellation or failure to renew by any party thereto would have a Material Adverse Effect.  For purposes hereof, the breach, non-performance, cancellation or failure to renew by any party will not constitute a Material Adverse Effect if any Borrower is readily able to promptly obtain substitute performance from a third party on terms (taken as a whole) that are not less favorable in any material respect to any Borrower.

1.100       “Maturity Date” shall have the meaning set forth in Section 13.1 hereof.

1.101       “Maximum Credit” shall mean $120,000,000 (subject to adjustment as provided in Section 2.4 hereof).

1.102       “Monthly Average Excess Availability” shall mean, at any time, the daily average of the aggregate amount of the Excess Availability for the immediately preceding month as calculated by Agent in good faith.

1.103       “Mortgages” shall mean, individually and collectively, each of the following (as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced): (a) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated August 31, 2004, by Haynes Parent in favor of Agent with respect to the Real Property and related assets of Haynes Parent located in Kokomo, Indiana, (b) the Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated August 31, 2004, by Haynes Parent in favor of Agent with respect to the Real Property and related assets of Haynes Parent located in Arcadia, Louisiana, and (c) the Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated November 5, 2004, by Haynes Wire in favor of Agent with respect to the Real Property of Haynes Wire located in Mountain Home, North Carolina.

1.104       “Multiemployer Plan” shall mean a “multi employer plan” as defined in Section 4001(a)(3) of ERISA which is or was at any time during the current year or the immediately preceding six (6) years contributed to by any Borrower or any ERISA Affiliate.

1.105       “Net Recovery Percentage” shall mean the fraction, expressed as a percentage, (a) the numerator of which is the amount equal to the amount of the recovery in respect of the Inventory at such time determined on a “net orderly liquidation value” basis pursuant to the most recent acceptable appraisal of Inventory or Equipment received by Agent in accordance with Sections 7.3 or 7.4 (as applicable), net of operating expenses, liquidation expenses and commissions (without duplication) likely to be incurred in connection with the liquidation of such Inventory or Equipment as set forth in such appraisal, and (b) the denominator of which is the applicable standard cost of the aggregate amount of the Inventory or Equipment subject to such appraisal.

1.106       “Non-U.S. Person” means a Person that is not a “United States person” within the meaning of Section 7701(a)(30) of the Code.

1.107       “Obligations” shall mean (a) any and all Loans, Letter of Credit Accommodations and all other obligations, liabilities and indebtedness of every kind, nature and description owing by Borrowers to Agent or any Lender and/or any of their Affiliates, including principal, interest, charges, fees, costs and expenses, however evidenced, whether as principal, surety, endorser, guarantor or otherwise, in each case arising under this Agreement or any of the other Financing Agreements, whether now existing or hereafter arising, whether arising before, during or after the initial or any renewal term of this Agreement or after the commencement of any case with respect to Borrowers under the Bankruptcy Code or any similar statute (and including any principal, interest, fees, costs, expenses and other amounts owed to Agent or any Lender which would accrue and become due but for the commencement of such a case, whether or not such amounts are allowed or allowable in whole or in part in such a case), whether direct or indirect, absolute or contingent, joint or several, due or not due, primary or secondary, liquidated or unliquidated, secured or unsecured, and however acquired by Agent or any Lender and (b) for purposes only of Section 5.1 hereof and subject to the priority in right of payment set forth in Section 6.4 hereof, all obligations of any Borrower arising under or pursuant to a Hedge Agreement with a party acceptable to Agent (it being understood that, so long as JPMorgan Chase Bank, N.A. is a Lender, JPMorgan Chase Bank, N.A. and its Affiliates shall be acceptable to Agent for this purpose); provided, that, (i) upon Agent’s request, Agent shall have entered into an agreement, in form and substance satisfactory to Agent, with such Person that is a counterparty to such Hedge Agreement, as acknowledged and agreed to by Borrowers, providing for the delivery to Agent by such counterparty of information with respect to the amount of such obligations and providing for the other rights of Agent and such Lender, Affiliate or other Person, as the case may be, in connection with such arrangements and (ii) in no event shall the party to such Hedge Agreement to whom such obligations are owed be deemed a Lender for purposes hereof to the extent of and as to such obligations other than for purposes of Section 5.1 hereof and other than for purposes of Sections 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9 and 12.12 hereof.  Without limiting the generality of the foregoing, the term “Obligations” shall include, without limitation, all Bank Product Obligations; provided, that, any Bank Product Provider to whom such obligations, liabilities and indebtedness are owing be not deemed a Lender for purposes hereof to the extent of and as to such Bank Product Obligations other than for purposes of Section 5.1 hereof and other than for purposes of Section 12.1, 12.2, 12.3(b), 12.6, 12.7, 12.9 and 12.12 hereof.

1.108       “OFAC” shall mean The Office of Foreign Assets Control of the U.S. Department of the Treasury.

1.109       “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any of the other Financing Agreements.

1.110       “Participant” shall mean any financial institution that acquires and holds a participation in the interest of any Lender in any of the Loans and Letter of Credit Accommodations in conformity with the provisions of Section 13.7 of this Agreement governing participations.

1.111       “Patriot Act” shall have the meaning set forth in Section 8.18 hereof.

1.112       “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA) subject to Title IV of ERISA which Borrowers sponsor, maintain, or to which any Borrower or ERISA Affiliate makes, is making, or is obligated to make contributions, other than a Multiemployer Plan.

1.113       “Permits” shall have the meaning set forth in Section 8.7 hereof.

1.114       “Permitted Acquisitions” shall mean the purchase by a Borrower (or any Subsidiary created for such purpose) after the date hereof of all or substantially all of the assets of any Person or a business or division of such Person (whether pursuant to a merger or other transaction) or of all or a majority of the Capital Stock of any Person (such assets or Person being referred to herein as the “Acquired Business”) and in one or a series of transaction that satisfies each of the following conditions as determined in good faith by Agent:

(a)       Agent shall have received not less than ten (10) Business Days’ prior written notice of the proposed acquisition and such information with respect thereto as Agent may request, including (i) the proposed date and amount of the acquisition, (ii) a list and description of the assets or shares to be acquired, (iii) the total purchase price for the assets to be purchased (and the terms of payment of such purchase price), and (iv) appropriate financial statements of the Acquired Business,

(b)      the Acquired Business shall be an operating company that engages in a line of business substantially similar or complimentary to the business that Borrowers are engaged in on date hereof,

(c)       if Administrative Borrower requests that any assets acquired pursuant to such acquisition be included in the Borrowing Base, Agent shall have completed a field examination with respect to the business and assets of the Acquired Business in accordance with Agent’s customary procedures and practices and as otherwise required by the nature and circumstances of the business of the Acquired Business, the scope and results of which shall be satisfactory to

Agent and any accounts and inventory of the Acquired Business shall only be Eligible Accounts and Eligible Inventory, respectively, to the extent Agent has completed such field examination with respect thereto and the criteria for Eligible Accounts and Eligible Inventory set forth herein are satisfied with respect thereto in accordance with this Agreement (or such other or additional criteria as Agent may, at its option, establish with respect thereto in accordance with this Agreement and subject to such Reserves as Agent may establish in connection with the Acquired Business, and in the case of Eligible Inventory acquired pursuant to a Permitted Acquisition to the extent that it has been subject to an appraisal that satisfies the requirements of Section 7.3 hereof),

(d)      in the case of the acquisition of Capital Stock of any Person or the formation of any Subsidiary in connection with such acquisition, (i) the Borrower forming such Subsidiary shall, except as Agent may otherwise agree, (A) execute and deliver to Agent, a pledge and security agreement, in form and substance satisfactory to Agent, granting to Agent a first pledge of and lien on all of the issued and outstanding shares of Capital Stock of any such Subsidiary, (B) deliver the original stock certificates evidencing such shares of Capital Stock (or such other evidence as may be issued in the case of a limited liability company), together with stock powers with respect thereto duly executed in blank (or the equivalent thereof in the case of a limited liability company in which such interests are certificated, or otherwise take such actions as Agent shall require with respect to Agent’s security interests therein) and (ii) as to any such Subsidiary, except as Agent may otherwise agree, the Borrower forming such Subsidiary shall cause any such Subsidiary to execute and deliver to Agent, the following (each in form and substance satisfactory to Agent), (A) an absolute and unconditional guarantee of payment of the Obligations, (B) a security agreement granting to Agent a first security interest and lien (except as otherwise consented to in writing by Agent) upon all of the assets of any such Subsidiary, and (C) such other agreements, documents and instruments as Agent may require in connection with the documents referred to above in order to make such Subsidiary a party to this Agreement as a “Borrower” or as a “guarantor” as Agent may determine, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person,

(e)       in the case of an acquisition of assets (other than Capital Stock), Agent shall have received, in form and substance satisfactory to Agent, (i) evidence that Agent has valid and perfected security interests in and liens upon all purchased assets to the extent such assets constitute Collateral hereunder, (ii) such other agreements, documents and instruments as Agent may require in connection with such assets, including, but not limited to, supplements and amendments hereto, authorization to file UCC financing statements, Collateral Access Agreements and other consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in order to permit, protect and perfect its security interests in and liens upon the assets purchased, corporate resolutions and other organization and authorizing documents of such Person, and favorable opinions of counsel to such person, and (iii) the agreement of the seller consenting to the collateral assignment by the Borrower purchasing such assets of all rights and remedies and claims for damages of such

Borrower relating to the Collateral (including, without limitation, any bulk sales indemnification) under the agreements, documents and instruments relating to such acquisition,

(f)       in the case of the acquisition of the Capital Stock of another Person, the board of directors (or other comparable governing body) of such other Person shall have duly approved such acquisition and such Person shall not have announced that it will oppose such acquisition or shall not have commenced any action which alleges that such acquisition will violate applicable law,

(g)      Agent shall have received a Compliance Certificate completed on a pro forma basis giving effect to the acquisition and showing that Borrowers and Guarantors are in compliance with the covenant set forth in Section 9.18 hereof notwithstanding the amount of the Excess Availability,

(h)      no Default or Event of Default shall exist or have occurred as of the date of the acquisition or any payment in respect thereof and after giving effect to the acquisition or such payment,

(i)        as of the date of such acquisition and after giving effect to all payments in connection with such acquisition, Excess Availability shall be not less than an amount equal to fifteen (15%) of the Maximum Credit,

(j)        the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) as of the end of the fiscal month most recently ended prior to such acquisition for which financial statements of Borrowers and their Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month, and

(k)       Agent shall have received true, correct and complete copies of all agreements, documents and instruments relating to such acquisition, which documents shall be reasonably satisfactory to Agent.

1.115       “Person” or “person” shall mean any individual, sole proprietorship, partnership, corporation (including any corporation which elects subchapter S status under the Code), limited liability company, limited liability partnership, business trust, unincorporated association, joint stock corporation, trust, joint venture or other entity or any government or any agency or instrumentality or political subdivision thereof.

1.116       “Prime Rate” shall mean the greatest of (a) the Federal Funds Rate plus 1.50%, (b) the Adjusted Eurodollar Rate (which rate shall be calculated based upon an Interest Period of 3 months and shall be determined on a daily basis), plus 2.50%, and (c) the rate of interest announced, from time to time, within Wells Fargo at its principal office in San Francisco as its “prime rate”, with the understanding that the “prime rate” is one of Wells Fargo’s base rates (not necessarily the lowest of such rates) and serves as the basis upon which effective rates of interest are calculated for those loans making reference thereto and is evidenced by the recording thereof after its announcement in such internal publications as Wells Fargo may designate.

1.117       “Prime Rate Equipment Purchase Loans” shall mean Prime Rate Loans outstanding from time to time that are Equipment Purchase Loans.

1.118       “Prime Rate Fixed Asset Loans” shall mean Prime Rate Loans outstanding from time to time based on Fixed Asset Availability.

1.119       “Prime Rate Loans” shall mean any Loans or portion thereof on which interest is payable based on the Prime Rate in accordance with the terms thereof (including Prime Rate Fixed Asset Loans and Prime Rate Equipment Purchase Loans).

1.120       “Pro Rata Share” shall mean with respect to a Lender’s obligation to make Revolving Loans and Equipment Purchase Loans and to acquire interests in Letter of Credit Accommodations and receive payments of interest and principal with respect thereto, the fraction (expressed as a percentage) the numerator of which is such Lender’s Commitment and the denominator of which is the aggregate amount of all of the Commitments, as adjusted from time to time in accordance with the provisions of Section 13.7 hereof; provided, that, if the Commitments have been terminated, the numerator shall be the unpaid amount of such Lender’s Revolving Loans and Equipment Purchase Loans and its interest in the Letter of Credit Accommodations and the denominator shall be the aggregate amount of all unpaid Revolving Loans, Equipment Purchase Loans and Letter of Credit Accommodations;

1.121       “Provision for Taxes” shall mean an amount equal to all taxes imposed on or measured by net income, whether Federal, State, county or local, and whether foreign or domestic, that are paid or payable by any Person in respect of any period in accordance with GAAP.

1.122       “Real Property” shall mean all now owned and hereafter acquired real property of any Borrower together with all buildings, structures, and other improvements located thereon and all licenses, easements and appurtenances relating thereto, wherever located, including the real property and related assets more particularly described in the Mortgages.

1.123       “Receivables” shall mean all of the following now owned or hereafter arising or acquired property of each Borrower: (a) all Accounts; (b) all interest, fees, late charges, penalties, collection fees and other amounts due or to become due or otherwise payable in connection with any Account; (c) all payment intangibles of such Borrower; (d) letters of credit, indemnities, guarantees, security or other deposits and proceeds thereof issued payable to any Borrower or otherwise in favor of or delivered to any Borrower in connection with any Account; or (e) all other accounts, contract rights, chattel paper, instruments, notes, general intangibles and other forms of obligations owing to any Borrower, whether from the sale and lease of goods or other property, licensing of any property (including Intellectual Property or other general intangibles), rendition of services or from loans or advances by any Borrower or to or for the benefit of any third person (including loans or advances to any Affiliates or Subsidiaries of any Borrower) or otherwise associated with any Accounts, Inventory or general intangibles of any Borrower (including, without limitation, choses in action, causes of action, tax refunds, tax refund claims, any funds which may become payable to any Borrower in connection with the termination of any Benefit Plan or other employee benefit plan and any other amounts payable to any Borrower from any Benefit Plan or other employee benefit plan, rights and claims against carriers and shippers, rights to indemnification, business interruption insurance and proceeds thereof, casualty or any similar types of insurance and any proceeds thereof and proceeds of insurance covering the lives of employees on which any Borrower is a beneficiary).

1.124       “Records” shall mean, as to each Borrower, all of Borrowers’ present and future books of account of every kind or nature, purchase and sale agreements, invoices, ledger cards, bills of lading and other shipping evidence, statements, correspondence, memoranda, credit files and other data relating to the Collateral or any account debtor, together with the tapes, disks, diskettes and other data and software storage media and devices, file cabinets or containers in or on which the foregoing are stored (including any rights of Borrowers with respect to the foregoing maintained with or by any other person).

1.125       “Reference Bank” shall mean Wells Fargo Bank, National Association, or such other major U.S. Bank as Agent may from time to time designate.  For purposes hereof, a “major U.S. Bank” shall be any commercial bank organized under the laws of the United States, or any State thereof, or the District of Columbia that is a member of the Federal Reserve System and has combined capital and surplus and undivided profits of not less than $500,000,000.

1.126       “Required Lenders” shall mean, at any time, those Lenders whose Pro Rata Shares aggregate fifty-one (51%) percent or more of the aggregate of the Commitments of all Lenders, or if the Commitments shall have been terminated, Lenders to whom at least fifty-one (51%) percent of the principal amount of the then outstanding Obligations are owing; provided, that, in the event that there are only two (2) Lenders, Required Lenders shall mean both such Lenders.

1.127       “Reserves” shall mean as of any date of determination, such amounts as Agent may from time to time establish and revise in good faith reducing the amount of Loans and Letter of Credit Accommodations that would otherwise be available to any Borrower under the lending formula(s) provided for herein:  (a) to reflect events, conditions, contingencies or risks which, as determined by Agent in good faith, have adversely affected, or are reasonably likely to adversely affect, either (i) the Collateral, its value or the amount that might be received by Agent from the sale or other disposition thereof, or (ii) the business or operations of any Borrower or (iii) the security interests and other rights of Agent or any Lender in the Collateral (including the enforceability, perfection and priority thereof), including, without limitation, the maximum amount of any indebtedness or claim which may have a lien or administrative claim upon property of the estate of any Borrower superior to or on a parity with the lien and security interest or administrative claim of Agent or any Lender therein or thereon or (b) to reflect Agent’s good faith belief that any collateral report or financial information furnished by or on behalf of any Borrower to Agent is or may have been incomplete, inaccurate or misleading in any material respect or (c) to reflect outstanding Letter of Credit Accommodations as provided in Section 2.2 hereof.  Without limiting the generality of the foregoing, Reserves may, at Agent’s option, be established to reflect: (i) dilution with respect to the Accounts (based on the ratio of the aggregate amount of non-cash reductions in Accounts for any period to the aggregate dollar amount of the sales of such Borrower for such period) as calculated by Agent for any period is or is reasonably anticipated to be greater than five (5%) percent; or (ii) that the fair market value of Real Property subject to a Mortgage, or the net orderly liquidation value of the Equipment, as set forth in any appraisals received by Agent with respect thereto after the date hereof (in each case net of operating expenses, liquidation expenses and commissions (without duplication) estimated to be incurred in connection with the liquidation thereof, that are acceptable to Agent for such purpose, has declined so that the Fixed Asset Availability is greater than (A) the percentages with respect to the value of Real Property or Equipment used in establishing the original amounts of the Fixed Asset Availability multiplied by (B) the applicable values set forth in such subsequent appraisals; or (iii) the net orderly liquidation value of any Eligible New Equipment as set forth in any appraisals thereof received by Agent with respect thereto after the date hereof (net of operating expenses, liquidation expenses and commissions without duplication estimated to be incurred in connection with the liquidation thereof) that are acceptable to Agent, for such purpose, has declined so that the Equipment Purchase Loan based on such Eligible New Equipment is greater than the then outstanding principal amount of such Equipment Purchase Loan; or (iv) variances between the Inventory records of any Borrower and the results of test counts or physical counts of Inventory with respect thereto; or (v) variances between the stock ledger Inventory report and general ledger; or (vi) returns, discounts, claims, credits and allowances of any nature that are not paid pursuant to the reduction of Accounts; or (vii) amounts due or to become due in respect of sales, excise, use and/or withholding taxes; or (viii) to the extent that a change in the turnover, age or mix of the categories of Inventory adversely affects the aggregate value of all Inventory or to reflect that the commodity prices of raw materials have decreased; or (ix) any rental payments or other amounts due or to become due to owners and lessors of real property or owners and operators of premises to the extent Inventory, Equipment or Records are located in or on such property or premises and Agent has not received a satisfactory Collateral Access Agreement from the owner or lessor of such real property or owner and operator of such property or premises in possession of such assets (provided, that, such Reserves will not exceed the aggregate of the amounts payable to such owners and lessors or owners and operators for the next three (3) months from any such time and including in each case amounts, if any, then outstanding and unpaid owed by any Borrower to such owners and lessors or owners and operators, but such limitations will only apply so long as no Event of Default exists or has occurred and is continuing); or (x) obligations (contingent or otherwise) of any Borrower to any Affiliate of Agent or a Lender arising under or in connection with any Hedge Agreement of any Borrower with such Affiliate or Lender or as such Affiliate or Lender may otherwise require in connection therewith to the extent that such obligations constitute Obligations as such term is defined herein or otherwise receive the benefit of the security interest of Agent in any Collateral; provided, that, the amount of the Reserves in respect of such obligations shall be based on the amount of the liability of any Borrower as reported by such Affiliate or Lender in a form and substance satisfactory to Agent; or (xi) Bank Product Obligations.  To the extent Agent may revise the lending formulas used to determine the Borrowing Base or establish new criteria or revise existing criteria for Eligible Accounts or Eligible Inventory so as to address any circumstances, condition, event or contingency in a manner satisfactory to Agent, Agent shall not establish a Reserve for the same purpose.  The amount of any Reserve established by Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such reserve as determined by Agent in good faith.  In the event that the event, condition or other matter giving rise to the establishment of any Reserve shall cease to exist for a period of thirty (30) consecutive days (unless there is a reasonable prospect that such event, condition or other matter will occur again within a reasonable period of time thereafter), the Reserve established pursuant to such event, condition or other matter, shall be discontinued.  Without limiting the generality of the foregoing, the

Revolving Loans and Letter of Credit Accommodations otherwise available to Borrowers shall, at Agent’s option, be subject to a special reserve, in an amount up to any unpaid interest, fees, costs, expenses or other charges.

1.128       “Revolving Loan Limit” shall mean, at any time, the amount equal to (a) the Maximum Credit minus (b) the then outstanding aggregate principal amount of the Equipment Purchase Loans.

1.129       “Revolving Loans” shall mean the loans now or thereafter made by or on behalf of any Lender or by Agent for the account of any Lender, on a revolving basis pursuant to the Credit Facility (including advances, repayments and readvances), as set forth in Section 2.1(a) hereof.

1.130       “Sanctioned Entity” shall mean (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

1.131       “Sanctioned Person” shall mean a person named on the list of Specially Designated Nationals maintained by OFAC.

1.132       “Secured Parties” shall mean, collectively, Agent, Lenders and Bank Product Providers; sometimes being referred to herein individually as a “Secured Party”.

1.133       “Service Center Availability” shall mean, with respect to Eligible Service Center Inventory, the lesser of (a) eighty (80%) percent multiplied by the Value of such Eligible Service Center Inventory or (b) ninety (90%) percent of the Net Recovery Percentage multiplied by the Value of such Eligible Service Center Inventory.

1.134       “Special Agent Advances” shall have the meaning set forth in Section 12.11 hereof.

1.135       “Subsidiary” or “subsidiary” shall mean, with respect to any Person, any corporation, limited liability company, limited liability partnership or other limited or general partnership, trust, association or other business entity of which an aggregate of at least a majority of the outstanding Capital Stock or other interests entitled to vote in the election of the board of directors of such corporation (irrespective of whether, at the time, Capital Stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency), managers, trustees or other controlling persons, or an equivalent controlling interest therein, of such Person is, at the time, directly or indirectly, owned by such Person and/or one or more subsidiaries of such Person.

1.136       “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto imposed by Governmental Authority.

1.137       “Timet” shall mean Titanium Metals Corporation, a Delaware corporation, and its successors and assigns.

1.138       “Timet Closing Date” shall mean November 17, 2006.

1.139       “Timet Collateral” shall mean, collectively, the Mill, the Contract Rights, the Equipment, the Intellectual Property for Titanium Conversion Services, or any Proceeds thereof to the extent subject to the security interest and lien of Timet under the Timet Security Agreement as in effect on the Timet Closing Date.  Each of the capitalized terms used in this definition of the term “Timet Collateral” shall have the meanings assigned on Schedule 1.139 hereto in the Timet Security Agreement as in effect on the Timet Closing Date.

1.140       “Timet Conversion Agreement” shall mean the Conversion Services Agreement, dated the Timet Closing Date, by and between Haynes Parent and Timet, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.141       “Timet Debt” shall mean, collectively, (a) any outstanding principal balance under the Timet Option Note and any accrued and unpaid interest thereon, if any; (b) the entire unearned portion of the Timet Fee; (c) the amount of any Liquidated Damages (as defined in the Timet Conversion Agreement as in effect on the Timet Closing Date); (d) the amount of any Termination Fee (as defined in the Timet Conversion Agreement as in effect on the Timet Closing Date);(e) the amount of any Non-Compete Amendment Fee (as defined in the Timet Conversion Agreement as in effect on the Timet Closing Date); and (f) any amounts owed by Haynes Parent under Section 5.1 of the Timet Conversion Agreement as in effect on the Timet Closing Date.

1.142       “Timet Documents” shall mean, collectively, the Timet Conversion Agreement, the Timet Security Agreement, the Timet Option Note and all agreements, documents or instruments at any time executed and/or delivered by Borrowers or any other Person with, to or in favor of Timet in connection therewith or related thereto, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.143       “Timet Option Note” shall mean the secured promissory note made by Haynes Parent in favor of Timet in an aggregate principal amount of not more than $12,000,000 pursuant to the Timet Documents, substantially in the form attached hereto as Schedule 1.143 and as the same may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.144       “Timet Security Agreement” shall mean the Access and Security Agreement, dated the Timet Closing Date, by and between Haynes Parent and Timet, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

1.145       “UCC” shall mean the Uniform Commercial Code as in effect in the State of Illinois, and any successor statute, as in effect from time to time (except that terms used herein which are defined in the Uniform Commercial Code as in effect in the State of Illinois on the date hereof shall continue to have the same meaning notwithstanding any replacement or amendment of such statute).

1.146       “US Dollar Equivalent” shall mean at any time (a) as to any amount denominated in US Dollars, the amount thereof at such time, and (b) as to any amount denominated in any other currency, the equivalent amount in US Dollars calculated by Agent at such time using the Exchange Rate in effect on the Business Day of determination.

1.147       “US Dollars”, “US$” and “$” shall each mean lawful currency of the United States of America.

1.148       “Value” shall mean the US Dollar Equivalent with respect to Inventory, equal to the lower of (a) cost computed on a first-in-first-out basis in accordance with GAAP using “standard” costs or (b) market value; provided, that, for purposes of the calculation of the Borrowing Base, (i) the Value of the Inventory shall not include: (A) the portion of the value of Inventory equal to the profit earned by any Affiliate on the sale thereof to any Borrower to the extent the same is reflected in the cost of such Inventory or (B) write ups or write downs in value with respect to currency exchange rates and (ii) notwithstanding anything to the contrary contained herein, the cost of the Inventory shall be computed in the same manner and consistent with the most recent appraisal of the Inventory received and accepted by Agent prior to the date hereof, if any.

1.149       “Voting Stock” shall mean with respect to any Person, (a) one (1) or more classes of Capital Stock of such Person having general voting powers to elect at least a majority of the board of directors, managers or trustees of such Person, irrespective of whether at the time Capital Stock of any other class or classes have or might have voting power by reason of the happening of any contingency, and (b) any Capital Stock of such Person convertible or exchangeable without restriction at the option of the holder thereof into Capital Stock of such Person described in clause (a) of this definition.

1.150       “Wells Fargo” shall mean Wells Fargo Capital Finance, LLC, a Delaware corporation, in its individual capacity, and its successors and assigns.

SECTION 2.         CREDIT FACILITIES

2.1   Revolving Loans.

(a)       Subject to and upon the terms and conditions contained herein, each Lender severally (and not jointly) agrees to make its Pro Rata Share of Revolving Loans to Borrowers from time to time in amounts requested by any Borrower (or Administrative Borrower on behalf of Borrowers) in the aggregate amount for the Loans of all Lenders of up to the lesser of (i) the Borrowing Base at such time or (B) the Revolving Loan Limit at such time.

(b)      Except in Agent’s discretion, with the consent of all Lenders, or as otherwise provided herein, (i) the aggregate amount of the Loans and the Letter of Credit Accommodations outstanding at any time shall not exceed the Maximum Credit, (ii) the aggregate principal amount of the Revolving Loans outstanding at any time shall not exceed the lesser of the Borrowing Base or the Revolving Loan Limit, and (iii) the aggregate principal amount of the Revolving Loans outstanding at any time based on Eligible Inventory shall not exceed the Inventory Loan Limit.

(c)       In the event that the aggregate principal amount of the Loans and Letter of Credit Accommodations outstanding at any time exceeds the Maximum Credit, or the aggregate principal amount of the Revolving Loans exceeds the lesser of the Borrowing Base or the Revolving Loan Limit, or the aggregate amount of the outstanding Letter of Credit Accommodations exceed the sublimit for Letter of Credit Accommodations set forth in Section 2.2(e), or the aggregate principal amount of the Revolving Loans outstanding at any time based on Eligible Inventory exceed the Inventory Loan Limit, in any case such event shall not limit, waive or otherwise affect any rights of Agent or Lenders in such circumstances or on any future occasions and Borrowers shall, upon demand by Agent, which may be made at any time or from time to time, immediately repay to Agent the entire amount of any such excess(es) for which payment is demanded.

2.2   Letter of Credit Accommodations.

(a)       Subject to and upon the terms and conditions contained herein, at the request of a Borrower (or Administrative Borrower on behalf of such Borrower), Agent agrees, for the ratable risk of each Lender according to its Pro Rata Share, to provide or arrange for Letter of Credit Accommodations for the account of such Borrower containing terms and conditions acceptable to Agent and the issuer thereof.  Any payments made by or on behalf of Agent or any Lender to any issuer thereof and/or related parties in connection with the Letter of Credit Accommodations provided to or for the benefit of such Borrower shall constitute additional Revolving Loans to such Borrower pursuant to this Section 2 (or in any event Special Agent Advances as the case may be).

(b)      In addition to any charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations, Borrowers shall pay to Agent, for the benefit of Lenders based on their respective Pro Rata Shares, monthly a letter of credit fee (the “Letter of Credit Fee”) at the applicable rate determined as provided below (on a per annum basis) on the daily outstanding balance of Letter of Credit Accommodations for the immediately preceding month (or part thereof), payable in arrears as of the first day of each succeeding month.  Such percentages shall be increased or decreased, as the case may be, to the applicable percentage (on a per annum basis) set forth below based on the Monthly Average Excess Availability for immediately preceding month.

Tier	Monthly Average Excess Availability	LC Fee Rate

1	Greater than $40,000,000	1.50%
2	Greater than or equal to $20,000,000 and less than or equal to $40,000,000	1.75%
3	Less than $20,000,000	2.00%

provided, that, (i) the applicable percentage shall be calculated and established on the first day of each month and shall remain in effect until adjusted thereafter at the beginning of the next month, and (ii) Agent may, and upon the written direction of Required Lenders shall, require Borrowers to pay to Agent for the benefit of Lenders based on their respective Pro Rata Shares such Letter of Credit Fee, at a rate equal to two (2%) percent greater than the highest rate above on such daily outstanding balance for: (i) the period from and after the date of termination hereof until Agent and Lenders have received full and final payment of all Obligations (notwithstanding entry of a judgment against such Borrower) and (ii) the period from and after the date of the occurrence of an Event of Default for so long as such Event of Default is continuing.  Such Letter of Credit Fee shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed and the obligation of Borrowers to pay such fee shall survive the termination of this Agreement.

(c)       Such Borrower shall give Agent two (2) Business Days’ prior written notice of such Borrower’s request for the issuance of a Letter of Credit Accommodation.  Such notice shall be irrevocable and shall specify the original face amount of the Letter of Credit Accommodation requested, the effective date (which date shall be a Business Day and in no event shall be a date less than ten (10) days prior to the end of the then current term of this Agreement) of issuance of such requested Letter of Credit Accommodation, whether such Letter of Credit Accommodations may be drawn in a single or in partial draws, the date on which such requested Letter of Credit Accommodation is to expire (which date shall be a Business Day), the purpose for which such Letter of Credit Accommodation is to be issued, and the beneficiary of the requested Letter of Credit Accommodation.  Such Borrower shall attach to such notice the proposed terms of the Letter of Credit Accommodation.

(d)      In addition to being subject to the satisfaction of the applicable conditions precedent contained in Section 4 hereof and the other terms and conditions contained herein, no Letter of Credit Accommodations shall be available unless each of the following conditions precedent have been satisfied in a manner satisfactory to Agent:  (i) the Borrowers requesting such Letter of Credit (or Administrative Borrower on behalf of such Borrower) shall have delivered to the proposed issuer of such Letter of Credit Accommodation at such times and in such manner as such proposed issuer may require, an application, in form and substance satisfactory to such proposed issuer and Agent, for the issuance of the Letter of Credit Accommodation and such other documents as may be required pursuant to the terms thereof, and the form and terms of the proposed Letter of Credit Accommodation shall be satisfactory to Agent and such proposed issuer, (ii) as of the date of issuance, no order of any court, arbitrator or other Governmental Authority shall purport by its terms to enjoin or restrain money center banks generally from issuing letters of credit of the type and in the amount of the proposed Letter of Credit Accommodation, and no law, rule or regulation applicable to money center banks generally and no request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over money center banks generally shall prohibit, or request that the proposed issuer of such Letter of Credit Accommodation refrain from, the issuance of letters of credit generally or the issuance of such Letter of Credit Accommodation; and (iii) Excess Availability prior to giving effect to any Reserves with respect to such Letter of Credit Accommodations, on the date of the proposed issuance of any Letter of Credit Accommodations, shall be equal to or greater than: (A) if the proposed Letter of Credit Accommodation is for the purpose of purchasing Eligible Inventory and the documents of title with respect thereto are consigned to the issuer (or subject to such other arrangements as are acceptable to Agent), the sum of (1) the percentage equal to one hundred (100%) percent minus the then applicable percentage with respect to Eligible Inventory set forth in the definition of the term Borrowing Base multiplied by the Value of such Eligible Inventory, plus (2) freight, taxes, duty and other amounts which Agent estimates must be paid in connection with such Inventory upon arrival and for delivery to one of such Borrower’s locations for Eligible Inventory within the United States of America and (B) if the proposed Letter of Credit Accommodation is for any other purpose or the documents of title are not consigned to the issuer (or subject to such other arrangements as are acceptable to Agent) in connection with a Letter of Credit Accommodation for the purpose of purchasing Inventory, an amount equal to one hundred (100%) percent of the face amount thereof and all other commitments and obligations made or incurred by Agent with respect thereto.  Effective on the issuance of each Letter of Credit Accommodation, a Reserve shall be established in the applicable amount set forth in Section 2.2(d)(iii)(A) or Section 2.2(d)(iii)(B).

(e)       Except in Agent’s discretion, with the consent of all Lenders, the amount of all outstanding Letter of Credit Accommodations and all other commitments and obligations made or incurred by Agent or any Lender in connection therewith shall not at any time exceed $20,000,000.

(f)       Subject to Section 6.5 hereof, Borrowers shall indemnify and hold Agent and Lenders harmless from and against any and all losses, claims, damages, liabilities, costs and expenses which Agent or any Lender may suffer or incur in connection with any Letter of Credit Accommodations and any documents, drafts or acceptances relating thereto, including any losses, claims, damages, liabilities, costs and expenses due to any action taken by any issuer or correspondent with respect to any Letter of Credit Accommodation, except for such losses, claims, damages, liabilities, costs or expenses that are a direct result of the gross negligence or willful misconduct of Agent or any Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  Each Borrower assumes all risks with respect to the acts or omissions of the drawer under or beneficiary of any Letter of Credit Accommodation and for such purposes the drawer or beneficiary shall be deemed such Borrower’s agent.  Subject to Section 6.5 hereof, each Borrower assumes all risks for, and agrees to pay, all foreign, Federal, State and local taxes, duties and levies relating to any goods subject to any Letter of Credit Accommodations or any documents, drafts or acceptances thereunder.  Each Borrower hereby releases and holds Agent and Lenders harmless from and against any acts, waivers, errors, delays or omissions, whether caused by Borrowers, by any issuer or correspondent or otherwise with respect to or relating to any Letter of Credit Accommodation, except for the gross negligence or willful misconduct of Agent or such Lender, as the case may be, as determined pursuant to a final, non-appealable order of a court of competent jurisdiction.  The provisions of this Section 2.2(f) shall survive the payment of the Obligations and the termination of this Agreement.

(g)      In connection with Inventory purchased pursuant to Letter of Credit Accommodations, Borrowers shall, at Agent’s request, instruct all suppliers, carriers, forwarders, customs brokers, warehouses or others receiving or holding cash, checks, Inventory, documents or instruments in which Agent holds a security interest to deliver them to Agent and/or subject to Agent’s order, and if they shall come into such Borrower’s possession, to deliver them, upon Agent’s request, to Agent in their original form; provided, that, Agent shall not exercise its rights under this clause (g) to have such persons deliver any cash, checks, documents or instruments (so long as such documents or instruments are held by a customs broker that has executed and delivered a Collateral Access Agreement) or Inventory to Agent unless a Default or Event of Default exists or has occurred and is continuing.  At any time that a Default or Event of Default exists or has occurred and is continuing, Borrowers shall also, at Agent’s request, designate Agent (or the issuer of the Letter of Credit Accommodation with respect thereto as Agent may specify) as the consignee on all bills of lading and other negotiable and non-negotiable documents.

(h)      Borrowers hereby irrevocably authorize and direct any issuer of a Letter of Credit Accommodation to name a Borrower as the account party therein and to deliver to Agent all instruments, documents and other writings and property received by issuer pursuant to the Letter of Credit Accommodations and to accept and rely upon Agent’s instructions and agreements with respect to all matters arising in connection with the Letter of Credit Accommodations or the applications therefor (provided, that, such rights of Agent to provide such instructions and agreements shall be subject to the rights of such Borrower to provide instructions and agreements with respect to certain matters arising in connection therewith as set forth below).  Nothing contained herein shall be deemed or construed to grant such Borrower any right or authority to pledge the credit of Agent or any Lender in any manner.  Agent and Lenders shall have no liability of any kind with respect to any Letter of Credit Accommodation provided by an issuer other than Agent or any Lender unless Agent has duly executed and delivered to such issuer the application or a guarantee or indemnification in writing with respect to such Letter of Credit Accommodation.  Borrowers shall be bound by any reasonable interpretation made in good faith by Agent, or any other issuer or correspondent under or in connection with any Letter of Credit Accommodation or any documents, drafts or acceptances thereunder, notwithstanding that such interpretation may be inconsistent with any instructions of such Borrower.

(i)        So long as no Event of Default exists or has occurred and is continuing, Borrowers may (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, and (iv) with Agent’s consent, grant any extensions of the maturity of, time of payment for, or time of presentation of, any drafts, acceptances, or documents, and agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.

(j)        At any time an Event of Default exists or has occurred and is continuing, Agent shall have the right and authority to, and on and after written notice from Agent to each Borrower, Borrowers shall not, without the prior written consent of Agent, (i) approve or resolve any questions of non-compliance of documents, (ii) give any instructions as to acceptance or rejection of any documents or goods, (iii) execute any and all applications for steamship or airway guaranties, indemnities or delivery orders, (iv) grant any extensions of the maturity of, time of payments for, or time of presentation of, any drafts, acceptances, or documents, and (v) agree to any amendments, renewals, extensions, modifications, changes or cancellations of any of the terms or conditions of any of the applications, Letter of Credit Accommodations, or documents, drafts or acceptances thereunder or any letters of credit included in the Collateral.  Agent may take such actions either in its own name or in such Borrower’s name.

(k)       Any rights, remedies, duties or obligations granted or undertaken by any Borrower to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement in favor of any issuer or correspondent relating to any Letter of Credit Accommodation, shall be deemed to have been granted or undertaken by such Borrower to Agent for the ratable benefit of Lenders.  Any duties or obligations undertaken by Agent to any issuer or correspondent in any application for any Letter of Credit Accommodation, or any other agreement by Agent in favor of any issuer or correspondent to the extent relating to any Letter of Credit Accommodation, shall be deemed to have been undertaken by such Borrower to Agent for the ratable benefit of Lenders and to apply in all respects to such Borrower.

(l)        Immediately upon the issuance or amendment of any Letter of Credit Accommodation, each Lender shall be deemed to have irrevocably and unconditionally purchased and received, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share of the liability with respect to such Letter of Credit Accommodation (including, without limitation, all Obligations with respect thereto).

(m)      Each Borrower is irrevocably and unconditionally obligated, without presentment, demand or protest, to pay to Agent any amounts paid by an issuer of a Letter of Credit Accommodation with respect to such Letter of Credit Accommodation (whether through the borrowing of Loans in accordance with Section 2.2(a) or otherwise).  In the event that any Borrower fails to pay Agent on the date of any payment under a Letter of Credit Accommodation in an amount equal to the amount of such payment, Agent (to the extent it has actual notice thereof) shall promptly notify each Lender of the unreimbursed amount of such payment and each Lender agrees, upon one (1) Business Day’s notice, to fund to Agent the purchase of its participation in such Letter of Credit Accommodation in an amount equal to its Pro Rata Share of the unpaid amount.  The obligation of each Lender to deliver to Agent an amount equal to its respective participation pursuant to the foregoing sentence is absolute and unconditional and such remittance shall be made notwithstanding the occurrence or continuance of any Event of Default, the failure to satisfy any other condition set forth in Section 4 or any other event or circumstance.  If such amount is not made available by a Lender when due, Agent shall be entitled to recover such amount on demand from such Lender with interest thereon, for each day from the date such amount was due until the date such amount is paid to Agent at the interest rate then payable by such Borrower in respect of Loans that are Prime Rate Loans as set forth in Section 3.1(a) hereof.

2.3   Equipment Purchase Loans.

(a)       Subject to and upon the terms and conditions contained herein, at any time and from to time on or after the date hereof, each Lender severally (and not jointly) shall make its Pro Rata Share of Equipment Purchase Loans to Borrowers, at the request of Borrowers, of eighty-five (85%) percent of the Hard Costs of Eligible New Equipment purchased or to be purchased by Borrowers after May 1, 2011 and which is not included in the most recent appraisal of Equipment received by Agent after the date hereof in accordance with Section 7.4(a) hereof, or such lesser amount as to any Equipment Purchase Loan as such Borrower may request.  The proceeds of each Equipment Purchase Loan shall be used solely for the payment of the purchase price, or to reimburse such Borrower for the cash previously paid by such Borrower for the purchase price, for the Eligible New Equipment specified in the Equipment Purchase Loan Request applicable to such Equipment Purchase Loan; provided, that, (i) as to any Eligible New Equipment purchased after May 1, 2011 and prior to the date hereof, such Equipment Purchase Loan Request shall be received within thirty (30) days after the date hereof, (ii) as to any Equipment Purchase Loans based on Eligible New Equipment purchased after May 1, 2011 and prior to the date hereof, the aggregate amount of all such Equipment Purchase Loans shall not exceed $2,000,000, (iii) to the extent that the proceeds of any Equipment Purchase Loan are used to reimburse such Borrower for the cash paid by such Borrower for the purchase price of any Eligible New Equipment purchased after the date hereof, such Borrower shall have taken possession of such Eligible New Equipment within ninety (90) days prior to the date of the Equipment Purchase Loan, and (iv) no Equipment Purchase Loan Request shall include any Eligible New Equipment that has been included in any other Equipment Purchase Loan Request. Each Equipment Purchase Loan shall be in an amount of not less than $500,000.  A single Equipment Purchase Loan may be used for the purchase price of one or more items constituting Eligible New Equipment specified in the Equipment Purchase Loan Request required to be delivered to Lender pursuant to Section 2.3(d)(i) below and the minimum amount of such Equipment Purchase Loan applies to such Equipment Purchase Loan, not to the purchase price of any individual item of Eligible New Equipment.

(b)      The outstanding aggregate principal amount of the Equipment Purchase Loans made by Lenders shall not exceed, at any time, an amount equal to twenty five (25%) percent of the Maximum Credit; provided, that, in no event shall the aggregate principal amount of the Equipment Purchase Loans exceed the aggregate amount of eighty-five (85%) percent of the Hard Costs of all Eligible New Equipment purchased by Borrowers pursuant hereto.  If at any time the outstanding aggregate principal amount of all Equipment Purchase Loans exceeds eighty (80%) percent of the net orderly liquidation value of all of the Eligible New Equipment (net of liquidation expenses) as set forth in the most recent acceptable appraisal with respect thereto received by Agent, Agent may, at its option, or shall upon the request of the Required Lenders, establish a Reserve in the amount equal to the entire amount of such excess or Agent may instead, at its option, demand and such Borrower shall, upon demand by Agent, which may be made at any time and from time to time, repay to Agent the entire amount of such excess.

(c)       Each Equipment Purchase Loan to such Borrower shall be (i) evidenced by an Equipment Purchase Note executed and delivered by the applicable Borrower to Agent concurrently with each Equipment Purchase Loan, (ii) repaid, together with interest and other amounts payable thereunder, in accordance with the provisions of the applicable Equipment Purchase Note, this Agreement and the other Financing Agreements, and (iii) secured by all of the Collateral.

(d)      In addition to the other conditions precedent to any Loan or Letter of Credit Accommodation set forth in this Agreement, the making of each Equipment Purchase Loan shall be subject to the satisfaction of each of the following additional conditions precedent, as determined by Agent:

(i)        Agent shall have received from such Borrower not less than five (5) Business Days and not more than ten (10) Business Days prior written notice of the proposed Equipment Purchase Loan (each such notice being an “Equipment Purchase Loan Request”), which notice shall specify the following: (A) the proposed date and amount of the Equipment Purchase Loan, (B) a list and description of the Eligible New Equipment (by model, make, manufacturer, serial number and/or such other identifying information as may be requested by Agent), (C) whether any of such Eligible New Equipment has been purchased prior to the date of the proposed Equipment Purchase Loan and if so, the date of such purchase and identifying the specific Eligible New Equipment that has been so purchased, (D) the Hard Costs and total purchase price for the Eligible New Equipment to be purchased with the proceeds of such Equipment Purchase Loan (and the terms of payment of such purchase price), or for which such Borrower is being reimbursed, as the case may be and (E) such other information and documents as Agent may from time to time reasonably request with respect thereto;

(ii)       Agent shall have a valid and perfected first priority security interest in and lien upon the Eligible New Equipment to be purchased with the proceeds of the Equipment Purchase Loan and the Eligible New Equipment shall be free and clear of all other liens, security interests, claims or other encumbrances (except for those permitted in this Agreement that are subject to an intercreditor agreement, in form and substance satisfactory to Agent, between the holder of such security interest and Agent or as Agent may otherwise specifically agree), and such Borrower shall have delivered to Agent such evidence thereof, as Agent may from time to time require;

(iii)      the amount of each Equipment Purchase Loan shall not exceed eighty-five (85%) percent of the Hard Costs of the Eligible New Equipment to be purchased by such Borrower with the proceeds of such Equipment Purchase Loan;

(iv)     as of the date of such Equipment Purchase Loan, and after giving effect thereto, the aggregate amount of the Loans and the Letter of Credit Accommodations shall not exceed the Maximum Credit minus the sum of (A) the aggregate amount of the Revolving Loans then outstanding, and (B) the aggregate amount of the undrawn Letter of Credit Accommodations then outstanding;

(v)      as of the date of such Equipment Purchase Loan, and after giving effect thereto, the aggregate amount of all Equipment Purchase Loans shall not exceed the Equipment Purchase Loan Limit;

(vi)     as of the date of such Equipment Purchase Loan, and after giving effect thereto, the aggregate amount of the Revolving Loans and the Letter of Credit Accommodations shall not exceed the amount equal to the Maximum Credit minus the sum of (A) the aggregate amount of the Revolving Loans then outstanding, and (B) the aggregate amount of the undrawn Letter of Credit Accommodations then outstanding;

(vii)    The applicable Borrower shall duly authorize, execute and deliver to Agent a single original Equipment Purchase Note in the form annexed hereto as Exhibit D, as completed to reflect the date and amount of each such Equipment Purchase Loan and with the number of monthly installments of principal payable thereunder and the amount of each such monthly installment completed in accordance with Sections 2.3(e) and 2.3(f) below, as the case may be, which note shall evidence a valid and legally enforceable indebtedness of such Borrower unconditionally owing to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever; and

(viii)          as of the date of such Equipment Purchase Loan and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

(e)                    The principal amount of each Equipment Purchase Loan shall be payable (subject to earlier payment as provided herein or in such Equipment Purchase Note) in sixty (60) equal, consecutive monthly installments of principal, each in an amount calculated below, commencing on the first day of the second month after the date of the making of such Equipment Purchase Loan, together with interest and other amounts as provided herein and in the Equipment Purchase Note with respect to such Equipment Purchase Loan.

(f)                      The amount of each monthly installment of principal in respect of each Equipment Purchase Loan (other than the last installment which shall be in an amount equal to the entire unpaid balance of the Equipment Purchase Note) shall equal: (i) the original principal amount of the proposed Equipment Purchase Loan divided by (ii) sixty (60).

2.4         Increase in Maximum Credit.

(a)          Administrative Borrower may, at any time, deliver a written request to Agent to increase the Maximum Credit.  Any such written request shall specify the amount of the increase in the Maximum Credit that Borrowers are requesting, provided, that, (i) in no event shall the aggregate amount of any such increase cause the Maximum Credit to exceed $170,000,000, (ii) any such request shall be for an increase of not less than $5,000,000, (iii) any such request shall be irrevocable, (iv) in no event shall there be more than one (1) such increase in any calendar quarter, (v) in no event shall there be more than three (3) such increases during the term of this Agreement and (vi) no Default or Event of Default shall exist or have occurred and be continuing.

(b)         Upon the receipt by Agent of any such written request, Agent shall notify each of the Lenders of such request and each Lender shall have the option (but not the obligation) to increase the amount of its Commitment by an amount up to its Pro Rata Share of the amount of the increase thereof requested by Administrative Borrower as set forth in the notice from Agent to such Lender.  Each Lender shall notify Agent within fifteen (15) days after the receipt of such notice from Agent whether it is willing to so increase its Commitment, and if so, the amount of such increase; provided, that, (i) the minimum increase in the Commitments of each such Lender providing the additional Commitments shall equal or exceed $1,000,000, and (ii) no Lender shall be obligated to provide such increase in its Commitment and the determination to increase the Commitment of a Lender shall be within the sole and absolute discretion of such Lender.  If the aggregate amount of the increases in the Commitments received from the Lenders does not equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower, Agent may seek additional increases from Lenders or Commitments from such Eligible Transferees as it may determine, after consultation with Administrative Borrower.  In the event Lenders (or Lenders and any such Eligible Transferees, as the case may be) have committed in writing to provide increases in their Commitments or new Commitments in an aggregate amount in excess of the increase in the Maximum Credit requested by Administrative

Borrower or permitted hereunder, Agent shall then have the right to allocate such commitments, first to Lenders and then to Eligible Transferees, in such amounts and manner as Agent may determine, after consultation with Administrative Borrower.

(c)          The Maximum Credit shall be increased by the amount of the increase in the applicable Commitments from Lenders or new Commitments from Eligible Transferees, in each case selected in accordance with Section 2.4(b) above, for which Agent has received Assignment and Acceptances thirty (30) days after the date of the request by Administrative Borrower for the increase or such earlier date as Agent and Administrative Borrower may agree (but subject to the satisfaction of the conditions set forth below), whether or not the aggregate amount of the increase in Commitments and new Commitments, as the case may be, equal or exceed the amount of the increase in the Maximum Credit requested by Administrative Borrower in accordance with the terms hereof, effective on the date that each of the following conditions have been satisfied:

(i)                           Agent shall have received from each Lender or Eligible Transferee that is providing an additional Commitment as part of the increase in the Maximum Credit, an Assignment and Acceptance duly executed by such Lender or Eligible Transferee and each Borrower, provided, that, the aggregate Commitments set forth in any such Assignment and Acceptance shall be not less than $1,000,000;

(ii)                        the conditions precedent to the making of Revolving Loans set forth in Section 4.2 shall be satisfied as of the date of the increase in the Maximum Credit, both before and after giving effect to such increase;

(iii)                     such increase in the Maximum Credit, on the date of the effectiveness thereof, shall not violate any applicable law, regulation or order or decree of any court or other Governmental Authority and shall not be enjoined, temporarily, preliminarily or permanently; and

(iv)                    there shall have been paid to each Lender and Eligible Transferee providing an additional Commitment in connection with such increase in the Maximum Credit all fees and expenses due and payable to such Person on or before the effectiveness of such increase.

(d)         As of the effective date of any such increase in the Maximum Credit, each reference to the term Commitments and Maximum Credit herein, as applicable, and in any of the other Financing Agreements shall be deemed amended to mean the amount of the Commitments and Maximum Credit specified in the most recent written notice from Agent to Administrative Borrower of the increase in the Commitments and Maximum Credit, as applicable.

(e)          Effective on the date of each increase in the Maximum Credit pursuant to this Section 2.4, each reference in this Agreement to an amount of Excess Availability shall, automatically and without any further action, be deemed to be increased so that the ratio of each amount of Excess Availability to the amount of the Maximum Credit after such increase in the Maximum Credit remains the same as the ratio of such the amount of Excess Availability to the amount of the Maximum Credit prior to such increase in the Maximum Credit.

2.5         Joint and Several Liability.  Each Borrower shall be jointly and severally liable for all amounts due to Agent and Lenders under this Agreement and the other Financing Agreements, regardless of which Borrower actually receives the Loans or Letter of Credit Accommodations hereunder or the amount of such Loans received or the manner in which Agent or any Lender accounts for such Loans, Letter of Credit Accommodations or other extensions of credit on its books and records.  All references herein or in any of the other Financing Agreements to any of the obligations of Borrowers to make any payment hereunder or thereunder shall constitute joint and several obligations of Borrowers.  The Obligations with respect to Loans made to a Borrower, and the Obligations arising as a result of the joint and several liability of a Borrower hereunder, with respect to Loans made to the other Borrower, shall be separate and distinct obligations, but all such other Obligations shall be primary obligations of each Borrower.  The Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower shall, to the fullest extent permitted by law, be unconditional irrespective of (a) the validity or enforceability, avoidance or subordination of the Obligations of the other Borrower or of any promissory note or other document evidencing all or any part of the Obligations of the other Borrower, (b) the absence of any attempt to collect the Obligations from the other Borrower or any other security therefor, or the absence of any other action to enforce the same, (c) the waiver, consent, extension, forbearance or granting of any indulgence by Agent or any Lender with respect to any provisions of any instrument evidencing the Obligations of the other Borrower, or any part thereof, or any other agreement now or hereafter executed by the other Borrower and delivered to Agent or any Lender, (d) the failure by Agent or any Lender to take any steps to perfect and maintain its security interest in, or to preserve its rights and maintain its security or collateral for the Obligations of the other Borrower, (e) the election of Agent and Lenders in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (f) the disallowance of all or any portion of the claim(s) of Agent or any Lender for the repayment of the Obligations of the other Borrowers under Section 502 of the Bankruptcy Code, or (g) any other circumstances which might constitute a legal or equitable discharge or defense of the other Borrower other than to the extent of the gross negligence or willful misconduct of Agent or a Lender as determined pursuant to a final non-appealable order of a court of competent jurisdiction.  With respect to the Obligations arising as a result of the joint and several liability of a Borrower hereunder with respect to Loans, Letter of Credit Accommodations or other extensions of credit made to the other Borrower hereunder, each Borrower waives, until the Obligations shall have been paid in full and this Agreement shall have been terminated, any right to enforce any right of subrogation or any remedy which Agent or any Lender now has or may hereafter have against any Borrower and any benefit of, and any right to participate in, any security or collateral given to Agent or any Lender.  Upon any Event of Default, and for so long as such Event of Default is continuing, Agent may proceed directly and at once, without notice, against any Borrower to collect and recover the full amount, or any portion of the Obligations, without first proceeding against the other Borrower or any other Person, or against any security or collateral for the Obligations.  Each Borrower consents and agrees that Agent and Lenders shall be under no obligation to marshall any assets in favor of Borrower(s) or against or in payment of any or all of the Obligations.

2.6         Commitments.  The aggregate amount of each Lender’s Pro Rata Share of the Loans and Letter of Credit Accommodations shall not exceed the amount of such Lender’s

Commitment, as the same may from time to time be amended in accordance with the provisions hereof.

SECTION 3.  INTEREST AND FEES

3.1         Interest.

(a)                    Borrowers shall pay to Agent, for the benefit of Lenders, interest on the outstanding principal amount of the Loans at the Interest Rate.  All interest accruing hereunder on and after the date of any Event of Default or termination hereof shall be payable on demand.

(b)                   Each Borrower (or Administrative Borrower on behalf of such Borrower) may from time to time request Eurodollar Rate Loans or may request that Prime Rate Loans be converted to Eurodollar Rate Loans or that any existing Eurodollar Rate Loans continue for an additional Interest Period.  Such request from a Borrower shall specify the amount of the Eurodollar Rate Loans or the amount of the Prime Rate Loans to be converted to Eurodollar Rate Loans or the amount of the Eurodollar Rate Loans to be continued (subject to the limits set forth below) and the Interest Period to be applicable to such Eurodollar Rate Loans.  Subject to the terms and conditions contained herein, three (3) Business Days after receipt by Agent of such a request from a Borrower, such Eurodollar Rate Loans shall be made or Prime Rate Loans shall be converted to Eurodollar Rate Loans or such Eurodollar Rate Loans shall continue, as the case may be; provided, that, (i) no Default or Event of Default shall exist or have occurred and be continuing, (ii) such Borrower (or Administrative Borrower on behalf of such Borrower) shall have complied with such customary procedures as are established by Agent and specified by Agent to Administrative Borrower from time to time for requests by Borrowers for Eurodollar Rate Loans, (iii) no more than eight (8) Interest Periods may be in effect at any one time, (iv) the aggregate amount of the Eurodollar Rate Loans must be in an amount not less than $5,000,000 or an integral multiple of $1,000,000 in excess thereof, and (v) Agent and each Lender shall have determined that the Interest Period or Adjusted Eurodollar Rate is available to Agent and such Lender and can be readily determined as of the date of the request for such Eurodollar Rate Loan by Borrowers.  Any request by or on behalf of a Borrower for Eurodollar Rate Loans or to convert Prime Rate Loans to Eurodollar Rate Loans or to continue any existing Eurodollar Rate Loans shall be irrevocable. Notwithstanding anything to the contrary contained herein, Agent and Lenders shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable Eurodollar Rate market to fund any Eurodollar Rate Loans, but the provisions hereof shall be deemed to apply as if Agent and Lenders had purchased such deposits to fund the Eurodollar Rate Loans.

(c)                    Any Eurodollar Rate Loans shall automatically convert to Prime Rate Loans upon the last day of the applicable Interest Period, unless Agent has received and approved a request to continue such Eurodollar Rate Loan at least three (3) Business Days prior to such last day in accordance with the terms hereof.  Any Eurodollar Rate Loans shall, at Agent’s option, upon notice by Agent to a Borrower, be subsequently converted to Prime Rate Loans in the event that this Agreement shall terminate or not be renewed.  Borrowers shall pay to Agent, for the benefit of Lenders, upon demand by Agent (or Agent may, at its option, charge any loan account of any Borrower) any amounts required to compensate any Lender or Participant for any loss (including loss of anticipated profits), cost or expense incurred by such person, as a result of the conversion of Eurodollar Rate Loans to Prime Rate Loans (other than at the end of an Interest Period) pursuant to any of the foregoing.

(d)                   Interest shall be payable by Borrowers to Agent, for the account of Lenders, monthly in arrears not later than the first day of each calendar month and shall be calculated on the basis of a three hundred sixty (360) day year and actual days elapsed.  The interest rate on non-contingent Obligations (other than Eurodollar Rate Loans) shall increase or decrease by an amount equal to each increase or decrease in the Prime Rate effective on the first day of the month after any change in such Prime Rate is announced based on the Prime Rate in effect on the last day of the month in which any such change occurs.  In no event shall charges constituting interest payable by Borrowers to Agent and Lenders exceed the maximum amount or the rate permitted under any applicable law or regulation, and if any such part or provision of this Agreement is in contravention of any such law or regulation, such part or provision shall be deemed amended to conform thereto.

3.2         Fees.

(a)                    Borrowers shall pay to Agent, for the benefit of Lenders (in accordance with the terms of the arrangements between Agent and each Lender), the amount of $240,000 as a closing fee, which fee is fully earned as of and payable on the date hereof.

(b)                   Borrowers shall pay to Agent, for the account of Lenders, monthly an unused line fee at a rate equal to two hundred fifty one thousandths (.25%) percent per annum calculated upon the amount by which the Maximum Credit exceeds the average daily principal balance of the outstanding Loans and Letter of Credit Accommodations during the immediately preceding month (or part thereof) while this Agreement is in effect and for so long thereafter as any of the Obligations are outstanding, which fee shall be payable on the first day of each month in arrears.

(c)                    Borrowers agree to pay to Agent the other fees and amounts set forth in the Fee Letter in the amounts and at the times specified therein.

3.3         Changes in Laws and Increased Costs of Loans.

(a)                    Subject to Section 6.5 hereof, if after the date hereof, either (i) any change in, or in the interpretation of, any law or regulation is introduced, including, without limitation, with respect to reserve requirements, applicable to any Lender or any banking or financial institution from whom any Lender borrows funds or obtains credit (a “Funding Bank”), which Funding Bank is a commercial bank or other financial institution having combined capital and surplus and undivided profits of not less than $500,000,000 or (ii) a Funding Bank or any Lender complies with any future guideline or request from any central bank or other Governmental Authority or (iii) a Funding Bank or any Lender determines that the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof has or would have the effect described below, or a Funding Bank or any Lender complies with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency, and in the case of any event set forth in this clause (iii), such adoption, change or compliance has or would have the direct or indirect effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder to a level below that which Lender could have achieved but for such adoption, change or compliance (taking into consideration the Funding Bank’s or Lender’s policies with respect to capital adequacy) by an amount reasonably deemed by such Lender to be material, and the result of any of the foregoing events described in clauses (i), (ii) or (iii) is or results in an increase in the cost to any Lender of funding or maintaining the Loans, the Letter of Credit Accommodations or its Commitment, then Borrowers shall from time to time upon demand by Agent pay to Agent additional amounts sufficient to indemnify Lenders against such increased cost (after taking into account applicable deductions and credits in respect of the amount indemnified).  A certificate as to the amount of such increased cost setting forth in reasonable detail the basis for such increased cost and calculation of the amount thereof shall be submitted to Administrative Borrower by or on behalf of the Lender seeking indemnification therefor or by Agent on its behalf and shall be conclusive, absent manifest error.

(b)                   If prior to the first day of any Interest Period, (i) Agent shall have determined in good faith (which determination shall be conclusive and binding upon Borrowers) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Adjusted Eurodollar Rate for such Interest Period, (ii) Agent has received notice from the Required Lenders that the Adjusted Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to Lenders of making or maintaining Eurodollar Rate Loans during such Interest Period, or (iii) Dollar deposits in the principal amounts of the Eurodollar Rate Loans to which such Interest Period is to be applicable are not generally available in the London interbank market, Agent shall give telecopy or telephonic notice thereof to Administrative Borrower as soon as practicable thereafter, and will also give prompt written notice to Administrative Borrower when such conditions no longer exist.  If such notice is given (A) any Eurodollar Rate Loans requested to be made on the first day of such Interest Period shall be made as Prime Rate Loans, (B) any Loans that were to have been converted on the first day of such Interest Period to or continued as Eurodollar Rate Loans shall be converted to or continued as Prime Rate Loans and (C) each outstanding Eurodollar Rate Loan shall be converted, on the last day of the then current Interest Period thereof, to Prime Rate Loans.  Until such notice has been withdrawn by Agent, no further Eurodollar Rate Loans shall be made or continued as such, nor shall any Borrower (or Administrative Borrower on behalf of any Borrower) have the right to convert Prime Rate Loans to Eurodollar Rate Loans.

(c)                    Notwithstanding any other provision herein, if the adoption of or any change in any law, treaty, rule or regulation or final, non-appealable determination of an arbitrator or a court or other Governmental Authority or in the interpretation or application thereof occurring after the date hereof shall make it unlawful for Agent or any Lender to make or maintain Eurodollar Rate Loans as contemplated by this Agreement, (i) Agent or such Lender shall promptly give written notice of such circumstances to Administrative Borrower (which notice shall be withdrawn whenever such circumstances no longer exist), (ii) the commitment of such Lender hereunder to make Eurodollar Rate Loans, continue Eurodollar Rate Loans as such and convert Prime Rate Loans to Eurodollar Rate Loans shall forthwith be canceled and, until such time as it shall no longer be unlawful for such Lender to make or maintain Eurodollar Rate Loans, such Lender shall then have a commitment only to make a Prime Rate Loan when a Eurodollar Rate Loan is requested and (iii) such Lender’s Loans then outstanding as Eurodollar

Rate Loans, if any, shall be converted automatically to Prime Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law.  If any such conversion of a Eurodollar Rate Loan occurs on a day which is not the last day of the then current Interest Period with respect thereto, Borrowers shall pay to such Lender such amounts, if any, as may be required pursuant to Section 3.3(d) below.

(d)                   Subject to Section 6.5 hereof, Borrowers shall indemnify Agent and each Lender and hold Agent and each Lender harmless from any loss or expense which Agent or such Lender may sustain or incur as a consequence of (i) default by any Borrower in making a borrowing of, conversion into or extension of Eurodollar Rate Loans after such Borrower has given a notice requesting the same in accordance with the provisions of this Agreement, (ii) default by any Borrower in making any prepayment of a Eurodollar Rate Loan after such Borrower has given a notice thereof in accordance with the provisions of this Agreement, and (iii) the making of a prepayment of Eurodollar Rate Loans on a day which is not the last day of an Interest Period with respect thereto.  With respect to Eurodollar Rate Loans, such indemnification may include an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the amount so prepaid, or not so borrowed, converted or extended, for the period from the date of such prepayment or of such failure to borrow, convert or extend to the last day of the applicable Interest Period (or, in the case of a failure to borrow, convert or extend, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Eurodollar Rate Loans provided for herein over (B) the amount of interest (as determined by such Agent or such Lender) which would have accrued to Agent or such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank Eurodollar market as set forth in a certificate from or on behalf of Agent or such Lender to such Borrower setting forth the calculation of such amounts.  This covenant shall survive the termination or non-renewal of this Agreement and the payment of the Obligations.

SECTION 4.  CONDITIONS PRECEDENT

4.1         Conditions Precedent to Amendment and Restatement.  Each of the following is a condition precedent to the effectiveness hereof:

(a)                    all requisite corporate action and proceedings in connection with this Agreement and the other Financing Agreements shall be reasonably satisfactory in form and substance to Agent, and Agent shall have received all information and copies of all documents, including records of requisite corporate action and proceedings which Agent may have reasonably requested in connection therewith, such documents where requested by Agent or its counsel to be certified by appropriate corporate officers or Governmental Authority (and including a copy of the certificate of incorporation of each Borrower certified by the Secretary of State (or equivalent Governmental Authority) which shall set forth the same complete corporate name of such Borrower as is set forth herein and such document as shall set forth the organizational identification number of each Borrower, if one is issued in its jurisdiction of incorporation;

(b)                   no act, condition or event shall have occurred since the date of Agent’s latest field examination that has or is reasonably likely to have Material Adverse Effect;

(c)                    Agent shall have received, in form and substance satisfactory to Agent, all consents, waivers, acknowledgments and other agreements from third persons which Agent may deem necessary or desirable in good faith in order to permit, protect and perfect its security interests in and liens upon the Collateral or to effectuate the provisions or purposes of this Agreement and the other Financing Agreements, including, without limitation, Collateral Access Agreements; provided, that, the failure to deliver Collateral Access Agreements as to specific locations shall not be a condition of closing, so long as all other conditions are met after giving effect to any Reserves established by Agent in respect of amounts due or to become due to the owner, lessor or operator thereof as provided for in the definition of Reserves;

(d)                   Agent shall have completed (i) Patriot Act searches, OFAC/PEP searches and customary individual background checks for each Borrower, and (ii) OFAC/PEP searches and customary individual background searches for the senior management and key principals of each Borrower, in each case, the results of which shall be satisfactory to Agent;

(e)                    Agent shall have received and reviewed lien and judgment search results for the jurisdiction of organization of each Borrower, the jurisdiction of the chief executive office of each Borrower and Guarantor and all jurisdictions in which assets of Borrowers are located, which search results shall be in form and substance satisfactory to Agent;

(f)                      Agent shall have received, in form and substance satisfactory to Agent, amendments to the Mortgages relating to the Real Property, duly authorized, executed and delivered by the owner of such Real Property;

(g)                   Agent shall have received, in form and substance satisfactory to Agent, an endorsement (or a commitment to issue an endorsement) to the existing title insurance policy relating to the Real Property subject to the Mortgages, (i) insuring the priority and amount of each Mortgage (as so amended) relating to such Real Property and (ii) containing any legally available endorsements, assurances or affirmative coverage requested by Agent for the protection of its interest with respect to each Mortgage (as so amended);

(h)                   Agent shall have received, in form and substance reasonably satisfactory to Agent, such opinion letters of counsel to Borrowers with respect to the Financing Agreements and such other matters as Agent may reasonably request; and

(i)                       the other Financing Agreements and all instruments and documents required to be delivered hereunder and thereunder prior to the date hereof shall have been duly executed and delivered to Agent, in form and substance reasonably satisfactory to Agent.

4.2         Conditions Precedent to All Loans and Letter of Credit Accommodations.  Each of the following is an additional condition precedent to the Loans and/or providing Letter of Credit Accommodations to Borrowers, including the initial Loans and Letter of Credit Accommodations and any future Loans and Letter of Credit Accommodations:

(a)                    all representations and warranties contained herein and in the other Financing Agreements that are qualified as to materiality or Material Adverse Effect shall be true and correct and the representations and warranties that are not so qualified shall be true and correct in all material respects, in each case with the same effect as though such representations and warranties had been made on and as of the date of the making of each such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto, except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct to the extent required hereunder or under the other Financing Agreements on and as of such earlier date);

(b)                   no law, regulation, order, judgment or decree of any Governmental Authority shall exist, and no action, suit, investigation, litigation or proceeding shall be pending or threatened in any court or before any arbitrator or Governmental Authority, which (i) purports to enjoin, prohibit, restrain or otherwise adversely affect (A) the making of the Loans or providing the Letter of Credit Accommodations, or (B) the consummation of the transactions contemplated pursuant to the terms hereof or the other Financing Agreements or (ii) has or has a reasonable likelihood of having a Material Adverse Effect;

(c)                    no Default or Event of Default shall exist or have occurred and be continuing on and as of the date of the making of such Loan or providing each such Letter of Credit Accommodation and after giving effect thereto.

SECTION 5.  GRANT AND PERFECTION OF SECURITY INTEREST

5.1         Grant of Security Interest.

(a)                    To secure payment and performance of all Obligations, Borrowers hereby grant to Agent, for the benefit of Secured Parties, a continuing security interest in, a lien upon, and a right of set off against, all personal and real property and fixtures, and interests in property and fixtures, of Borrowers, whether now owned or hereafter acquired or existing, and wherever located (together with all other collateral security for the Obligations at any time granted to or held or acquired by Agent or any Secured Party, collectively, the “Collateral”), including:

(i)                       all Accounts;

(ii)                    all general intangibles, including, without limitation, all Intellectual Property;

(iii)                 all goods, including, without limitation, Inventory and Equipment;

(iv)                all Real Property and fixtures;

(v)                   all chattel paper, including, without limitation, all tangible and electronic chattel paper;

(vi)                all instruments, including, without limitation, all promissory notes;

(vii)             all documents;

(viii)          all deposit accounts;

(ix)                  all letters of credit, banker’s acceptances and similar instruments and including all letter of credit rights;

(x)                     all supporting obligations and all present and future liens, security interests, rights, remedies, title and interest in, to and in respect of Receivables and other Collateral, including (A) rights and remedies under or relating to guaranties, contracts of suretyship, letters of credit and credit and other insurance related to the Collateral, (B) rights of stoppage in transit, replevin, repossession, reclamation and other rights and remedies of an unpaid vendor, lienor or secured party, (C) goods described in invoices, documents, contracts or instruments with respect to, or otherwise representing or evidencing, Receivables or other Collateral, including returned, repossessed and reclaimed goods, and (D) deposits by and property of account debtors or other persons securing the obligations of account debtors;

(xi)                  all (A) investment property (including securities, whether certificated or uncertificated, securities accounts, security entitlements, commodity contracts or commodity accounts), except as otherwise provided in Section 5.2(e) below and (B) monies, credit balances, deposits and other property of Borrowers now or hereafter held or received by or in transit to Agent or any Lender or its Affiliates or at any other depository or other institution from or for the account of Borrowers, whether for safekeeping, pledge, custody, transmission, collection or otherwise;

(xii)               all commercial tort claims listed on Schedule 5.1 hereto;

(xiii)            to the extent not otherwise described above, all Receivables;

(xiv)           all Records; and

(xv)              all products and proceeds of the foregoing, in any form, including insurance proceeds (other than business interruption insurance) and all claims against third parties for loss or damage to or destruction of or other involuntary conversion of any kind or nature of any or all of the other Collateral or damages and payments or claims by Borrowers for past or future infringements of any Intellectual Property.

(b)                   Notwithstanding anything to the contrary set forth in Section 5.1(a) above, the types or items of Collateral described in such Section shall not include:

(i)                       any rights or interests in any contract, lease, permit, license, charter or license agreement covering real or personal property, as such, if under the terms of such contract, lease, permit, license, charter or license agreement, or applicable law with respect thereto, the valid grant of a security interest or lien therein to Agent is prohibited and such prohibition has not been or is not waived or the consent of the other party to such contract, lease, permit, license, charter or license agreement has not been or is not otherwise obtained or under applicable law such prohibition cannot be waived; provided, that, the foregoing exclusion shall in no way be construed (A) to apply if any such prohibition is unenforceable under Sections 9-406, 9-407, 9-408, or 9-409 of the UCC or other applicable law or (B) so as to limit, impair or otherwise affect Agent’s unconditional continuing security interests in and liens upon any rights or interests of Borrowers in or to monies due or to become due under any such contract, lease, permit, license, charter or license agreement (including any Receivables);

(ii)                    the Capital Stock in excess of 65% of any Foreign Subsidiary that is (a) organized under the laws of a jurisdiction outside of the United States and (b) directly owned by any Borrower (without regard to any indirect ownership attributed to the Borrowers); and

(iii)                 the Timet Collateral.

5.2         Perfection of Security Interests.

(a)                    Borrowers irrevocably and unconditionally authorize Agent (or its agent) to file at any time and from time to time such financing statements with respect to the Collateral naming Agent as the secured party and such Borrower as debtor, as Agent may require, and including any other information with respect to such Borrower or otherwise required by part 5 of Article 9 of the Uniform Commercial Code of such jurisdiction as Agent may determine, together with any amendments and continuations with respect thereto, which authorization shall apply to all financing statements filed on, prior to or after the date hereof.  Such financing statements may describe the Collateral in the same manner as described herein or in any security agreement or pledge agreement entered into by the parties in connection herewith or may contain an indication or description of Collateral that describes such property in any other manner as the Agent may determine, in its sole discretion, is necessary, advisable or prudent to ensure the perfection of the security interest in the Collateral granted to the Agent in connection herewith or therewith.  Each Borrower hereby ratifies and approves all financing statements naming Agent or its designee as secured party and such Borrower as debtor with respect to the Collateral (and any amendments with respect to such financing statements) filed by or on behalf of Agent prior to the date hereof and ratifies and confirms the authorization of Agent to file such financing statements (and amendments, if any).  Each Borrower hereby authorizes Agent to adopt on behalf of such Borrower any symbol required for authenticating any electronic filing.  In the event that the description of the collateral in any financing statement naming Agent or its designee as the secured party and any Borrower as debtor includes assets and properties of such Borrower that do not at any time constitute Collateral, whether hereunder, under any of the other Financing Agreements or otherwise, the filing of such financing statement shall nonetheless be deemed authorized by such Borrower to the extent of the Collateral included in such description and it shall not render the financing statement ineffective as to any of the Collateral or otherwise affect the financing statement as it applies to any of the Collateral.  In no event shall any Borrower at any time file, or permit or cause to be filed, any correction statement or termination statement with respect to any financing statement (or amendment or continuation with respect thereto) naming Agent or its designee as secured party and such Borrower as debtor, without the express prior written consent of Agent.

(b)                   Each Borrower does not have any chattel paper (whether tangible or electronic) or instruments as of the date hereof, except as set forth in the Information Certificate and except for checks deposited or to be deposited in the ordinary course of business.  In the event that any Borrower shall receive any chattel paper or instrument in excess of $50,000 after the date hereof (except for checks deposited or to be deposited for collection in the ordinary course of business), Borrowers shall promptly notify Agent thereof in writing.  Promptly upon the receipt thereof by or on behalf of any Borrower, such Borrower shall deliver, or cause to be delivered to Agent, all tangible chattel paper and instruments (except for checks deposited or to be deposited for collection in the ordinary course of business) that Borrowers have or may at any time acquire, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify, in each case except as Agent may otherwise agree; provided, that, so long as no Default or Event of Default shall exist or have occurred and be continuing, Borrowers shall not be required to deliver to Agent any tangible chattel paper or instrument received after the date hereof until the aggregate amount of the monetary obligations evidenced thereby exceed $50,000.  At Agent’s option, each Borrower shall, or Agent may at any time on behalf of any Borrower, cause the original of any such instrument or chattel paper to be conspicuously marked in a form and manner acceptable to Agent with the following legend referring to chattel paper or instruments as applicable: “This [chattel paper][instrument] is subject to the security interest of Wells Fargo Capital Finance, LLC, as Agent and any sale, transfer, assignment or encumbrance of this [chattel paper][instrument] violates the rights of such secured party.”

(c)                    In the event that any Borrower shall at any time hold or acquire an interest in any electronic chattel paper or any “transferable record” (as such term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction), such Borrower shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, such Borrower shall take, or cause to be taken, such actions as Agent may reasonably request to give Agent control of such electronic chattel paper under Section 9-105 of the UCC and control of such transferable record under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as the case may be, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction.

(d)                   Each Borrower does not have deposit accounts as of the date hereof having or reasonably anticipated to have a balance in excess of $50,000 (or the US Dollar Equivalent thereof), except as set forth in the Information Certificate (provided, that, the aggregate amount of the balances in all of those deposit accounts having a balance of less than $50,000 (or the US Dollar Equivalent thereof) does not, and shall not, exceed $250,000 or the US Dollar Equivalent thereof).  Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any deposit account unless each of the following conditions is satisfied:  (i) Agent shall have received not less than five (5) Business Days prior written notice of the intention of any Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the bank at which such account is to be opened or established, the individual at such bank with whom such Borrower is dealing and the purpose of the account, (ii) the bank where such account is opened or maintained shall be reasonably acceptable to Agent, and (iii) on or before the opening of such deposit account or so long as no Default or Event of Default shall exist or have occurred and be continuing, promptly after the opening of such deposit account, such Borrower shall deliver to Agent a Deposit Account Control Agreement with respect to such deposit account duly authorized, executed and delivered by such Borrower and the bank at which such deposit account is opened and maintained, except, that, such Borrower shall not be required to comply with clauses (i), (ii) or (iii) of this subsection (d) as to any deposit account which at all times has a balance of less than $50,000 so long as the aggregate amount of all deposits in all such accounts is less than $250,000 and no Default of Event of Default shall exist or have occurred and be continuing. In addition, Haynes Parent shall not be required to provide a Deposit Account Control Agreement with respect to the existing deposit account of Haynes Parent maintained at Community First Bank (account number 08001031) so long as such account is used only in connection with the cashing of checks or similar items for employees of Haynes Parent and the aggregate amount of the funds in such account does not exceed $100,000.  If the purpose of such account shall change or the aggregate amount of such funds at any time exceed $100,000 for five (5) consecutive days or shall exceed $100,000 more than two (2) times, promptly upon the request of Agent, Haynes Parent shall deliver or cause to be delivered to Agent a Deposit Account Control Agreement with respect to such deposit account. The terms of this subsection (d) shall not apply to deposit accounts specifically and exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of each Borrower’s employees.

(e)                    No Borrower owns or holds, directly or indirectly, beneficially or as record owner or both, any investment property, as of the date hereof, or has any investment account, securities account, commodity account or other similar account with any bank or other financial institution or other securities intermediary or commodity intermediary as of the date hereof, in each case except as set forth in the Information Certificate.

(i)                       In the event that any Borrower shall be entitled to or shall at any time after the date hereof hold or acquire any certificated securities, such Borrower shall promptly endorse, assign and deliver the same to Agent, accompanied by such instruments of transfer or assignment duly executed in blank as Agent may from time to time specify; provided, that, if such certificated securities constitute shares of Capital Stock of a Foreign Subsidiary constituting a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code or a successor provision thereof), then such Borrower shall not be required to endorse, assign or deliver to Agent those certificates representing the number of shares of the issuer thereof exceeding sixty-five (65%) percent of the voting power of all classes of Capital Stock of such issuer entitled to vote.  If any securities, now or hereafter acquired by such Borrower are uncertificated and are issued to such Borrower or its nominee directly by the issuer thereof, such Borrower shall immediately notify Agent thereof and shall subject to the proviso contained in the immediately preceding sentence, as Agent may specify, either (A) cause the issuer to agree to comply with instructions from Agent as to such securities, without further consent of such Borrower or such nominee, or (B) arrange for Agent to become the registered owner of the securities.  Nothing contained in this Section 5 shall be construed to require that the Collateral include the portion of the Capital Stock of any Foreign Subsidiary that is a “controlled foreign corporation”, as defined in Section 957 of the Code, in excess of sixty-five (65%) percent of the issued and outstanding Capital Stock thereof entitled to vote (within the meaning of Treasury Regulation Section 1.956-2).

(ii)                    Borrowers shall not, directly or indirectly, after the date hereof open, establish or maintain any investment account, securities account, commodity account or any other similar account (other than a deposit account) with any securities intermediary or commodity intermediary unless each of the following conditions is satisfied: (A) Agent shall have received not less than five (5) Business Days prior written notice of the intention of such Borrower to open or establish such account which notice shall specify in reasonable detail and specificity acceptable to Agent the name of the account, the owner of the account, the name and address of the securities intermediary or commodity intermediary at which such account is to be opened or established, the individual at such intermediary with whom such Borrower is dealing and the purpose of the account, (B) the securities intermediary or commodity intermediary (as the case may be) where such account is opened or maintained shall be reasonably acceptable to Agent, and (C) on or before the opening of such investment account, securities account or other similar account with a securities intermediary or commodity intermediary, such Borrower shall as Agent may specify either (1) execute and deliver, and cause to be executed and delivered to Agent, an Investment Property Control Agreement with respect thereto duly authorized, executed and delivered by Borrower and such securities intermediary or commodity intermediary or (2) arrange for Agent to become the entitlement holder with respect to such investment property on terms and conditions acceptable to Agent.

(f)                      Borrowers are not the beneficiary or otherwise entitled to any right to payment under any letter of credit, banker’s acceptance or similar instrument as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower shall receive any right to payment under any letter of credit, banker’s acceptance or any similar instrument having a face amount of excess of $25,000 in any one case or $100,000 in the aggregate (or after notice by Agent to such Borrower, at any time after a Default or Event of Default shall exist or have occurred and for so long as the same is continuing, regardless of the amount thereof), whether as beneficiary thereof or otherwise after the date hereof, such Borrower shall promptly notify Agent thereof in writing.  At any time that Excess Availability is less than $5,000,000, or a Default or an Event of Default exists or has occurred and is continuing, or the aggregate amount of such letters of credit, banker’s acceptance or similar instruments outstanding at any time shall exceed $3,500,000, or as to any such letter of credit, banker’s acceptance or similar instrument outstanding at any time that is more than $1,000,000, such Borrower shall promptly, as Agent may specify and upon Agent’s request, either (i) use all commercially reasonable efforts (including the payment of reasonable attorneys’ fees and expenses of any person in connection therewith) to deliver, or cause to be delivered to Agent, with respect to any such letter of credit, banker’s acceptance or similar instrument, the written agreement of the issuer and any other nominated person obligated to make any payment in respect thereof (including any confirming or negotiating bank), in form and substance reasonably satisfactory to Agent, consenting to the assignment of the proceeds of the letter of credit to Agent by such Borrower and agreeing to make all payments thereon directly to Agent or as Agent may otherwise direct or (ii) cause Agent to become, at Borrowers’ expense, the transferee beneficiary of the letter of credit, banker’s acceptance or similar instrument (as the case may be); provided, that, upon Agent’s request, Borrowers shall use their commercially reasonable efforts (without having to pay more than the customary fees of the applicable bank but including the payment of reasonable attorneys’ fees and expenses of any person in connection therewith) to have such letter of credit, banker’s acceptance or similar instrument be transferable.

(g)                   Borrowers do not have any commercial tort claims as of the date hereof, except as set forth in the Information Certificate.  In the event that any Borrower shall at any time after the date hereof have any commercial tort claims in excess of $50,000, such Borrower shall promptly notify Agent thereof in writing, which notice shall (i) set forth in reasonable detail the basis for and nature of such commercial tort claim and (ii) include the express grant by such Borrower to Agent of a security interest in such commercial tort claim (and the proceeds thereof).  In the event that such notice does not include such grant of a security interest, the sending thereof by such Borrower to Agent shall be deemed to constitute such grant to Agent. Upon the sending of such notice, any commercial tort claim described therein shall constitute part of the Collateral and shall be deemed included therein.  Without limiting the authorization of

Agent provided in Section 5.2(a) hereof or otherwise arising by the execution by such Borrower of this Agreement or any of the other Financing Agreements, Agent is hereby irrevocably authorized from time to time and at any time to file such financing statements naming Agent or its designee as secured party and such Borrower, as debtor, or any amendments to any financing statements, covering any such commercial tort claim as Collateral. In addition, each Borrower shall promptly upon Agent’s request, execute and deliver, or cause to be executed and delivered, to Agent such other agreements, documents and instruments as Agent may require in order to perfect its security interest in such commercial tort claim.

(h)                   Borrowers do not have any goods, documents of title or other Collateral in the custody, control or possession of a third party as of the date hereof, except as set forth in the Information Certificate and except for goods located in the United States in transit to a location of a Borrower permitted herein in the ordinary course of business of such Borrower in the possession of the carrier transporting such goods.  In the event that any goods, documents of title or other Collateral are at any time after the date hereof in the custody, control or possession of any other person not referred to in the Information Certificate or such carriers, Borrowers shall promptly notify Agent thereof in writing.  Promptly upon Agent’s request, Borrowers shall use commercially reasonable efforts to deliver to Agent a Collateral Access Agreement duly authorized, executed and delivered by such person and Borrowers as owner of such Collateral.

(i)                       Borrowers shall take any other actions reasonably requested by Agent from time to time to cause the attachment, perfection and (subject to liens permitted hereunder) first priority of, and the ability of Agent to enforce, the security interest of Agent in any and all of the Collateral, including, without limitation, (i) executing, delivering and, where appropriate, filing financing statements and amendments relating thereto under the UCC or other applicable law, to the extent, if any, that any Borrower’s signature thereon is required therefor, (ii) complying with any provision of any statute, regulation or treaty as to any Collateral if compliance with such provision is a condition to attachment, perfection or priority of, or ability of Agent to enforce, the security interest of Agent in such Collateral, (iii) using its commercially reasonable efforts (but excluding the payment of reasonable attorneys’ fees and expenses of any person in connection therewith) to obtain the consents and approvals of any Governmental Authority or third party, including, without limitation, any consent of any licensor, lessor or other person obligated on Collateral, and (iv) taking all actions required by any law, as applicable in any relevant jurisdiction.

SECTION 6.  COLLECTION AND ADMINISTRATION

6.1         Borrowers’ Loan Accounts.  Agent shall maintain one or more loan account(s) on its books in which shall be recorded (a) all Loans, Letter of Credit Accommodations and other Obligations and the Collateral, (b) all payments made by or on behalf of any Borrower and (c) all other appropriate debits and credits as provided in this Agreement, including fees, charges, costs, expenses and interest.  All entries in the loan account(s) shall be made in accordance with Agent’s customary practices as in effect from time to time.

6.2         Statements.  Agent shall render to Administrative Borrower each month a statement setting forth the balance in the Borrowers’ loan account(s) maintained by Agent for Borrowers pursuant to the provisions of this Agreement, including principal, interest, fees, costs and expenses.  Each such statement shall be subject to subsequent adjustment by Agent but shall, absent manifest errors or omissions, be considered correct and deemed accepted by Borrowers and conclusively binding upon Borrowers as an account stated except to the extent that Agent receives a written notice from Administrative Borrower of any specific exceptions of Borrowers thereto within thirty (30) days after the date such statement has been received by Borrowers.  Until such time as Agent shall have rendered to Administrative Borrower a written statement as provided above, the balance in each Borrower’s loan account(s) shall be presumptive evidence of the amounts due and owing to Agent and Lenders by such Borrower.

6.3         Collection of Accounts.

(a)                    Borrowers shall establish and maintain, at its expense, lockboxes and related blocked accounts with such banks as are acceptable to Agent in good faith (such account or accounts being referred to herein, collectively, as the “Blocked Accounts”, and individually as a “Blocked Account”).  Borrowers shall promptly deposit and direct its account debtors to directly remit all payments on Receivables and all payments constituting proceeds of Inventory or other Collateral in the identical form in which such payments are made, whether by cash, check or other manner, to the Blocked Account.  Borrowers shall deliver, or cause to be delivered to Agent a Deposit Account Control Agreement duly authorized, executed and delivered by each bank where a Blocked Account is maintained as provided in Section 5.2(d) hereof.  Promptly upon Agent’s request, Borrowers shall execute and deliver such agreements and documents as Agent may require in connection therewith.  Each Borrower agrees that all payments made to any Blocked Account or other funds received and collected by Agent or any Lender on or after a Direct Remittance Event (as defined below), whether in respect of the Receivables, as proceeds of Inventory or other Collateral of Borrowers or otherwise shall be treated as payments to Agent and Lenders in respect of the Obligations of Borrowers and therefore shall constitute the property of Agent and Lenders to the extent of the then outstanding Obligations of Borrowers.  Agent shall instruct the depository banks at which the Blocked Accounts are maintained to transfer the funds on deposit in the Blocked Accounts to such operating bank account of Borrowers as Borrowers may specify in writing to Agent until such time as Agent shall notify the depository bank otherwise in accordance with this Agreement.  Upon the occurrence of a Direct Remittance Event, Agent may instruct the depository banks at which the Blocked Accounts are maintained to transfer all funds received or deposited into the Blocked Accounts to the Agent Payment Account or as Agent may otherwise direct.  For purposes hereof, a “Direct Remittance Event” shall exist at any time that (A) a Default or Event of Default shall exist or have occurred and be continuing or (B) Excess Availability shall have fallen below an amount equal to twelve and one-half (12.5%) percent of the Maximum Credit.

(b)                   The Deposit Account Control Agreements with the depository banks at which the Blocked Accounts are maintained shall provide that, unless such depository bank receives written instruction from Agent to the contrary, the items received for deposit therein, or the available funds from time to time on deposit therein, will be transferred daily, only to the Agent Payment Account.

(c)                    For purposes of calculating the amount of the Loans available to such Borrower, such payments will be applied (conditional upon final collection) to the Obligations of the applicable Borrower on the Business Day of receipt by Agent of immediately available funds in the Agent Payment Account provided such payments and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  For the purposes of calculating interest on the Obligations, such payments or other funds received will be applied (conditional upon final collection) to the Obligations on the Business Day following the date of receipt of immediately available funds by Agent in the Agent Payment Account provided such payments or other funds and notice thereof are received in accordance with Agent’s usual and customary practices as in effect from time to time and within sufficient time to credit such Borrower’s loan account on such day, and if not, then on the next Business Day.  The economic benefit of the timing in the application of payments (and the administrative charge with respect thereto, if applicable) shall be for the sole benefit of Agent.

(d)                   Subject to Section 6.3(b) above, each Borrower and its Subsidiaries or other Affiliates shall, acting as trustee for Agent, receive, as the property of Agent, any monies, checks, notes, drafts or any other payment relating to and/or proceeds of Accounts or other Collateral which come into their possession or under their control and immediately upon receipt thereof, shall deposit or cause the same to be deposited in the Blocked Accounts, or remit the same or cause the same to be remitted, in kind, to Agent.  In no event shall the same be commingled with such Borrower’s own funds.  Borrowers agree to reimburse Agent and Lenders on demand for any amounts owed or paid to any bank at which a Blocked Account is established for it or any other bank or person involved in the transfer of funds to or from its Blocked Accounts arising out of payments by Agent or any Lender to or indemnification of such bank or person in connection with such Blocked Account or any amounts received therein or transferred therefrom.  The obligations of Borrower to reimburse Agent for such amounts pursuant to this Section 6.3 shall survive the termination of this Agreement.

6.4         Payments.

(a)                    All Obligations shall be payable to the Agent Payment Account as provided in Section 6.3 or such other place as Agent may designate from time to time.  The foregoing shall not apply to payments with proceeds of Loans to a Bank Product Provider for Obligations to such Bank Product Provider in connection with checks or other items issued by any Borrower drawn on such Bank Product Provider.  Subject to the other terms and conditions contained herein, Agent shall apply payments received or collected from Borrowers or for the account of Borrowers (including the monetary proceeds of collections or of realization upon any Collateral) as follows:

(i)                       first, to the payment in full of any fees, indemnities or expense reimbursements then due to Agent and Lenders from Borrowers (other than any such payments from Obligations arising from Hedge Agreements or Bank Products);

(ii)                    second, to the payment in full of interest then due in respect of any Loans (and including any Special Agent Advances);

(iii)                 third, to the payment or prepayment in full of principal in respect of Special Agent Advances;

(iv)                fourth, to the payment or prepayment in full of principal in respect of the Revolving Loans and Equipment Purchase Loans then due on a pro rata basis;

(v)                   fifth, to pay or prepay Obligations arising under or pursuant to any Hedge Agreement of Borrowers that has been approved in writing by Agent (up to the amount of any then effective Reserve established in respect of such Obligations) on a pro rata basis;

(vi)                sixth, to the payment or prepayment in full of any other Obligations whether or not then due, in such order and manner as Agent reasonably determines or to be held as cash collateral in connection with any Letter of Credit Accommodations or other contingent Obligations (but not including for purposes of this clause “sixth” any Obligations arising under or pursuant to any Hedge Agreement or in connection with any Bank Products); and

(vii)             seventh, to the payment or prepayment in full of any Obligations arising under or pursuant to Hedge Agreements that have been approved in writing by Agent (other than to the extent provided for above) and any Obligations then due to any Bank Provider arising from or in connection with any Bank Products (it being understood that payments shall first be made to Bank Product Providers that are Lenders or Affiliates of Lenders and then to all other Bank Product Providers), as to all of such Obligations on a pro rata basis.

Provided, that, in each instance set forth above in this Section 6.4(a), so long as no Event of Default has occurred and is continuing, this Section 6.4(a) shall not be deemed to apply to any payment by a Borrower specified by such Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under and in accordance with any provision of this Agreement.

(b)                   Notwithstanding anything to the contrary contained in this Agreement, (i) unless so directed by any Borrower, or unless a Default or an Event of Default shall exist or have occurred and be continuing, Agent shall not apply any payments which it receives to any Eurodollar Rate Loans, except (A) on the expiration date of the Interest Period applicable to any such Eurodollar Rate Loans or (B) in the event that there are no outstanding Prime Rate Loans, and (ii) to the extent any Borrower uses any proceeds of the Loans or Letter of Credit Accommodations to acquire rights in or the use of any Collateral or to repay any Indebtedness used to acquire rights in or the use of any Collateral, payments in respect of the Obligations shall be deemed applied first to the Obligations arising from Loans and Letter of Credit Accommodations that were not used for such purposes and second to the Obligations arising from Loans and Letter of Credit Accommodations the proceeds of which were used to acquire rights in or the use of any Collateral in the chronological order in which such Borrower acquired such rights in or the use of such Collateral, and (iii) except as Agent may otherwise determine (A) payments shall be applied to Obligations other than the Eurodollar Rate Fixed Asset Loans and Prime Rate Fixed Asset Loans before being applied to the Eurodollar Rate Fixed Asset Loans and the Prime Rate Fixed Asset Loans, except at such time as any payments in respect of the Eurodollar Rate Fixed Asset Loans or Prime Rate Fixed Asset Loans may be then due and payable and (B) the first Loans outstanding shall be deemed to be Eurodollar Rate Fixed Asset Loans.

(c)                    At Agent’s option, all principal, interest, fees, costs, expenses and other charges provided for in this Agreement or the other Financing Agreements may be charged directly to the loan account(s) of any Borrower maintained by Agent.  Except as otherwise specifically provided in Section 6.5 hereof, such Borrower shall make all payments to Agent and Lenders on the Obligations free and clear of, and without deduction or withholding for or on account of, any setoff, counterclaim, defense, duties, taxes, levies, imposts, fees, deductions, withholding, restrictions or conditions of any kind.  To the extent Agent or any Lender receives any payments or collections in respect of the Obligations in a currency other than US Dollars, Agent may, at its option (but is not obligated to), convert such other currency to US Dollars at the Exchange Rate within a reasonable time thereafter or if Agent elects not to convert such currency, Agent shall promptly notify such Borrower and provide such currency to such Borrower for Borrowers to arrange for the conversion on such date (and then payment thereof to Agent).  Borrowers shall pay the costs of such conversion (or Agent may, at its option, charge such costs to the loan account of such Borrower maintained by Agent).  Payments and collections received in any currency other than the currency in which any outstanding Obligations are denominated will be accepted and/or applied at the discretion of Agent.

(d)                   If after receipt of any payment of, or proceeds of Collateral applied to the payment of, any of the Obligations, Agent or any Lender is required to surrender or return such payment or proceeds to any Person for any reason, then the Obligations intended to be satisfied by such payment or proceeds shall be reinstated and continue and this Agreement shall continue in full force and effect as if such payment or proceeds had not been received by Agent or such Lender.  Borrowers shall be liable to pay to Agent, and do hereby indemnify and hold Agent and Lenders harmless for the amount of any payments or proceeds surrendered or returned.  This Section 6.4 shall remain effective notwithstanding any contrary action which may be taken by Agent or any Lender in reliance upon such payment or proceeds.  This Section 6.4 shall survive the payment of the Obligations and the termination of this Agreement.

6.5         Taxes.

(a)                    Subject to Section 6.5(f) hereof, any and all payments by or on behalf of Borrowers hereunder and under any other Financing Agreement shall be made, in accordance with Section 6.4, free and clear of and without deduction for any and all Taxes, excluding the following (collectively, “Excluded Taxes”): (i) taxes imposed on the net income or net profit of Agent or any Lender (or any transferee or assignee of such Lender, including any Participant, any such transferee or assignee being referred to as a “Transferee”) and (ii) franchise or similar taxes imposed on or determined by reference to the net income or net profit of Agent or any Lender (or Transferee), in each case by the United States of America or by the jurisdiction under the laws of which such Lender (or Transferee), in each case as to clause (i) or (ii) of this Section 6.5(a), (A) is organized or any political subdivision thereof, (B) has its applicable lending office located, or (C) in a jurisdiction as a result of a present or former connection between the Agent or such Lender (or Transferee) and such jurisdiction or (D) any political subdivision of the jurisdictions described in clauses (A) through (C) hereof.  In addition, Borrowers agree to pay to the relevant Governmental Authority in accordance with applicable law any Other Taxes.

(b)                   If Borrowers shall be required by law to deduct or withhold in respect of any Taxes or Other Taxes (other than Excluded Taxes) from or in respect of any sum payable hereunder to Agent or any Lender, then:

(i)                       the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Lender (or Agent on behalf of such Lender or itself, as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made;

(ii)                    Borrowers shall make such deductions and withholdings;

(iii)                 Borrowers shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law; and

(iv)                to the extent not paid to Agent and Lenders pursuant to clause (i) above, Borrowers shall also pay to Agent or any Lender, at the time interest is paid, all additional amounts which Agent or any Lender specifies as necessary to preserve the after tax yield such Lender would have received if such Taxes (other than Excluded Taxes) or Other Taxes had not been imposed.

(c)                    Within thirty (30) days after the date of any payment by Borrowers of Taxes (other than Excluded Taxes) or Other Taxes, upon Agent’s request, Borrowers shall furnish to Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment reasonably satisfactory to Agent.

(d)                   Subject to Section 6.5(f) hereof, Borrowers will indemnify Agent and each Lender (or Transferee) for the full amount of Taxes (other than Excluded Taxes) and Other Taxes paid by Agent or such Lender (or Transferee, as the case may be) promptly upon written demand.  If Agent or such Lender (or Transferee) receives a refund in respect of any Taxes or Other Taxes for which Agent or such Lender (or Transferee) has received payment from Borrowers hereunder, so long as no Event of Default shall exist or have occurred and be continuing, Agent or such Lender (as the case may be) shall credit to the loan account of Borrowers the amount of such refund plus any interest received (but only to the extent of indemnity payments made, or additional amounts paid, by or on behalf of Borrowers under this Section 6.5 with respect to the Taxes or Other Taxes giving rise to such refund).  If a Lender (or any Transferee) claims a tax credit in respect of any Taxes for which it has been indemnified by Borrowers pursuant to this Section 6.5, such Lender will apply the amount of the actual dollar benefit received by such Lender as a result thereof, as reasonably calculated by such Lender and net of all expenses related thereto, to the Loans made by such Lender.  If Taxes or Other Taxes were not correctly or legally asserted, Agent or such Lender shall, upon each Borrower’s request and at the expense of each Borrower, provide such documents to Borrowers in form and substance satisfactory to Agent, as Borrowers may reasonably request, to enable Borrowers to contest such Taxes or Other Taxes pursuant to appropriate proceedings then available to Borrowers (so long as providing such documents shall not, in the good faith determination of Agent or the Lender, have a reasonable likelihood of resulting in any liability of Agent or such Lender for which Agent has not established a Reserve). The indemnity provided for herein shall survive the payment of the Obligations and the termination of this Agreement but shall not survive the statute of limitations applicable to any liability for the relevant Taxes, except to the extent that Agent or any Lender is subject to a claim for which it is entitled for indemnification by Borrowers, notwithstanding that the statute of limitations has expired.  A certificate as to the amount of such payment or liability and setting forth in reasonable detail the calculation and basis for such payment or liability delivered to Borrowers by a Lender or by Agent on its own behalf or on behalf of a Lender, shall be conclusive, absent manifest error.

(e)                    Each Lender that is organized under the laws of a jurisdiction outside the United States (a “Non-U.S. Lender”) agrees that it shall promptly (or, in the case of a Lender which becomes a party hereto pursuant to Section 13.7 hereof, promptly after the date upon which such Lender becomes a party hereto) deliver to the Agent (or, in the case of an assignee of a Lender which (x) is an Affiliate of such Lender or a Related Fund of such Lender and (y) does not deliver an Assignment and Acceptance to the Agent pursuant to the last sentence of Section 13.7(a) for recordation pursuant to Section 13.7(b), to the assigning Lender only, and in the case of a participant, to the Lender granting the participation only) two properly completed and duly executed copies of either U.S. Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY or any subsequent versions thereof or successors thereto, in each case claiming complete exemption from, or reduced rate of, U.S. Federal withholding tax and payments of interest hereunder.  In addition, in the case of a Non-U.S. Lender claiming exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Internal Revenue Code, such Non-U.S. Lender hereby represents to the Agent and the Borrowers that such Non-U.S. Lender is not a bank for purposes of Section 881(c) of the Internal Revenue Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code) of the Haynes Parent and is not a controlled foreign corporation related to the Haynes Parent (within the meaning of Section 864(d)(4) of the Internal Revenue Code), and such Non-U.S. Lender agrees that it shall promptly notify the Agent in the event any such representation is no longer accurate.  Such forms shall be delivered by each Non-U.S. Lender on or before the date it becomes a party to this Agreement and on or before the date, if any, such Non-U.S. Lender changes its applicable lending office by designating a different lending office (a “New Lending Office”).  In addition, such Non-U.S. Lender shall deliver such forms within 20 days after receipt of a written request therefor from the Agent, the assigning Lender or the Lender granting a participation, as applicable.  Notwithstanding any other provision of this Section 6.5, a Non-U.S. Lender shall not be required to deliver any form pursuant to this Section 6.5(e) that such Non-U.S. Lender is not legally able to deliver.

(f)                      Borrowers shall not be required to indemnify any Person or to pay any additional amounts to any Person pursuant to subsections (a) or (d) above to the extent that (i) the Tax was applicable on the date such Person became a party to this Agreement (or, in the case of a Transferee that is a Participant, on the date such Participant became a Transferee hereunder) or, with respect to payments to a New Lending Office, the date such Person designated such New Lending Office with respect to a Loan; provided, that, this subsection (f) shall not apply (A) to any Transferee or New Lending Office that becomes a Transferee or New Lending Office as a result of an assignment, participation, transfer or designation made at the request of Borrowers and (B) to the extent the indemnity payment or additional amounts any Transferee, acting through a New Lending Office, would be entitled to receive (without regard to this subsection (f)) do not exceed the indemnity payment or additional amounts that the person making the assignment, participation or transfer to such Transferee making the designation of such New Lending Office, would have been entitled to receive in the absence of such assignment, participation, transfer or designation or (ii) the obligation to pay such additional amounts would not have arisen but for a failure by such Person to comply with the provisions of subsection (e) above or the gross negligence or wilful misconduct of such Person as determined pursuant to a final, non appealable order of a court of competent jurisdiction.

6.6         Authorization to Make Loans.

(a)                    Agent and Lenders are authorized to make the Loans and provide the Letter of Credit Accommodations based upon telephonic or other instructions received from anyone purporting to be (and believed by Agent to be) an officer of any Borrower or other authorized person or, at the discretion of Agent, if such Loans are necessary to satisfy any Obligations.  All requests for Loans or Letter of Credit Accommodations hereunder shall specify the date on which the requested advance is to be made or Letter of Credit Accommodations established (which day shall be a Business Day) and the amount of the requested Loan.  Requests received after 12:00 noon Chicago time on any day shall be deemed to have been made as of the opening of business on the immediately following Business Day.  All Loans and Letter of Credit Accommodations under this Agreement shall be conclusively presumed to have been made to, and at the request of and for the benefit of, any Borrower when deposited to the credit of any Borrower or otherwise disbursed or established in accordance with the instructions of Borrower or in accordance with the terms and conditions of this Agreement.

(b)                   All Loans shall be in or denominated in US Dollars and shall be disbursed only to bank accounts in the United States of America.  Set forth on Schedule 6.6(b) hereof are the bank accounts of each Borrower used by each Borrower for making payments of its Indebtedness and other obligations to which, as of the date hereof, proceeds of Loans may be disbursed.

6.7         Use of Proceeds.  All Loans made or Letter of Credit Accommodations provided to or for the benefit of Borrowers pursuant to the provisions hereof shall be used by Borrowers only for general operating, working capital and other proper corporate purposes of Borrowers not otherwise prohibited by the terms hereof.  None of the proceeds will be used, directly or indirectly, for the purpose of purchasing or carrying any margin security or for the purposes of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans to be considered a “purpose credit” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System, as amended.

6.8         Appointment of Administrative Borrower as Agent for Requesting Loans and Receipts of Loans and Statements.

(a)                    Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent and attorney-in-fact to request and receive Loans and Letter of Credit Accommodations pursuant to this Agreement and the other Financing Agreements from Agent or any Lender in the name or on behalf of such Borrower.  Agent and Lenders may disburse the Loans to such bank account of Administrative Borrower or a Borrower or otherwise make such Loans to a Borrower and provide such Letter of Credit Accommodations to a Borrower as

Administrative Borrower may designate or direct, without notice to any other Borrower.  Notwithstanding anything to the contrary contained herein, Agent may at any time and from time to time require that Loans to or for the account of any Borrower be disbursed directly to an operating account of such Borrower.

(b)                   Administrative Borrower hereby accepts the appointment by Borrowers to act as the agent and attorney-in-fact of Borrowers pursuant to this Section 6.8. Administrative Borrower shall ensure that the disbursement of any Loans to each Borrower requested by or paid to or for the account of Haynes Parent, or the issuance of any Letter of Credit for a Borrower hereunder, shall be paid to or for the account of such Borrower.

(c)                    Each Borrower hereby irrevocably appoints and constitutes Administrative Borrower as its agent to receive statements on account and all other notices from Agent and Lenders with respect to the Obligations or otherwise under or in connection with this Agreement and the other Financing Agreements.

(d)                   Any notice, election, representation, warranty, agreement or undertaking by or on behalf of any other Borrower by Administrative Borrower shall be deemed for all purposes to have been made by such Borrower, as the case may be, and shall be binding upon and enforceable against such Borrower or Guarantor to the same extent as if made directly by such Borrower or Guarantor.

(e)                    No purported termination of the appointment of Administrative Borrower as agent as aforesaid shall be effective, except after ten (10) days’ prior written notice to Agent.

6.9         Illegality.  In the event that any change in or introduction of or change after the date hereof in the interpretation or application of any law, regulation, treaty, or official directive or official request (whether or not having the force of law but, if not, being of a type with which Agent or any Lender is accustomed to comply) makes it unlawful (or contrary to such directive or request) in any jurisdiction applicable to Agent or such Lender for Agent or such Lender to make available or maintain the financing arrangements provided for herein (or any of them) or to give effect to its obligations under the Financing Agreements, Agent or such Lender may give seven (7) Business Days written notice to that effect to Borrowers and upon such notice this Agreement shall terminate.  Agent or such Lender will use reasonable efforts (including reasonable efforts to change its lending office) to avoid the making or maintaining of such financing arrangements from being unlawful or contrary to such directive or request; provided, that, such efforts shall not cause the imposition on Agent or such Lender of any additional costs or legal or regulatory burdens deemed by Agent or such Lender to be material in good faith.

6.10   Pro Rata Treatment.  Except to the extent otherwise provided in this Agreement:  (a) the making and conversion of Loans shall be made among the Lenders based on their respective Pro Rata Shares as to the applicable type of Loans and (b) each payment on account of any Obligations to or for the account of one or more of Lenders in respect of any Obligations due on a particular day shall be allocated among the Lenders entitled to such payments based on their respective Pro Rata Shares applicable thereto and shall be distributed accordingly.

6.11   Sharing of Payments, Etc.

(a)                    Each Borrower agrees that, in addition to (and without limitation of) any right of setoff, banker’s lien or counterclaim Agent or any Lender may otherwise have, each Lender shall be entitled, at its option (but subject, as among Agent and Lenders, to the provisions of Section 12.3(b) hereof), to offset balances held by it for the account of such Borrower at any of its offices, in dollars or in any other currency, against any principal of or interest on any Loans owed to such Lender or any other amount payable to such Lender hereunder, that is not paid when due (regardless of whether such balances are then due to such Borrower), in which case it shall promptly notify Administrative Borrower and Agent thereof; provided, that, such Lender’s failure to give such notice shall not affect the validity thereof.

(b)                   If any Lender (including Agent) shall obtain from any Borrower payment of any principal of or interest on any Loan owing to it or payment of any other amount under this Agreement or any of the other Financing Agreements through the exercise of any right of setoff, banker’s lien or counterclaim or similar right or otherwise (other than from Agent as provided herein), and, as a result of such payment, such Lender shall have received more than its Pro Rata Share of the principal of the Loans or more than its share of such other amounts then due hereunder or thereunder by any Borrower to such Lender than the percentage thereof received by any other Lender, it shall promptly pay to Agent, for the benefit of Lenders, the amount of such excess and simultaneously purchase from such other Lenders a participation in the Loans or such other amounts, respectively, owing to such other Lenders (or such interest due thereon, as the case may be) in such amounts, and make such other adjustments from time to time as shall be equitable, to the end that all Lenders shall share the benefit of such excess payment (net of any expenses that may be incurred by such Lender in obtaining or preserving such excess payment) in accordance with their respective Pro Rata Shares or as otherwise agreed by Lenders.  To such end all Lenders shall make appropriate adjustments among themselves (by the resale of participation sold or otherwise) if such payment is rescinded or must otherwise be restored.

(c)                    Each Borrower agrees that any Lender purchasing a participation (or direct interest) as provided in this Section may exercise, in a manner consistent with this Section, all rights of setoff, banker’s lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans or other amounts (as the case may be) owing to such Lender in the amount of such participation.

(d)                   Nothing contained herein shall require any Lender to exercise any right of setoff, banker’s lien, counterclaims or similar rights or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other Indebtedness or obligation of any Borrower.  If, under any applicable bankruptcy, insolvency or other similar law, any Lender receives a secured claim in lieu of a setoff to which this Section applies, such Lender shall, to the extent practicable, assign such rights to Agent for the benefit of Lenders and, in any event, exercise its rights in respect of such secured claim in a manner consistent with the rights of Lenders entitled under this Section to share in the benefits of any recovery on such secured claim.

6.12   Settlement Procedures.

(a)                    In order to administer the Credit Facility in an efficient manner and to minimize the transfer of funds between Agent and Lenders, Agent may, at its option, subject to the terms of this Section, make available, on behalf of Lenders, the full amount of the Loans requested or charged to any Borrower’s loan account(s) or otherwise to be advanced by Lenders pursuant to the terms hereof, without requirement of prior notice to Lenders of the proposed Loans.

(b)                   With respect to all Loans made by Agent on behalf of Lenders as provided in this Section, the amount of each Lender’s Pro Rata Share of the outstanding Loans shall be computed weekly, and shall be adjusted upward or downward on the basis of the amount of the outstanding Loans as of 5:00 p.m. Chicago time on the Business Day immediately preceding the date of each settlement computation; provided, that, Agent retains the absolute right at any time or from time to time to make the above described adjustments at intervals more frequent than weekly, but in no event more than twice in any week.  Agent shall deliver to each of the Lenders after the end of each week, or at such lesser period or periods as Agent shall determine, a summary statement of the amount of outstanding Loans for such period (such week or lesser period or periods being hereinafter referred to as a “Settlement Period”).  If the summary statement is sent by Agent and received by a Lender prior to 12:00 noon Chicago time, then such Lender shall make the settlement transfer described in this Section by no later than 3:00 p.m. Chicago time on the same Business Day and if received by a Lender after 12:00 noon Chicago time, then such Lender shall make the settlement transfer by not later than 3:00 p.m. Chicago time on the next Business Day following the date of receipt.  If, as of the end of any Settlement Period, the amount of a Lender’s Pro Rata Share of the outstanding Loans is more than such Lender’s Pro Rata Share of the outstanding Loans as of the end of the previous Settlement Period, then such Lender shall forthwith (but in no event later than the time set forth in the preceding sentence) transfer to Agent by wire transfer in immediately available funds the amount of the increase.  Alternatively, if the amount of a Lender’s Pro Rata Share of the outstanding Loans in any Settlement Period is less than the amount of such Lender’s Pro Rata Share of the outstanding Loans for the previous Settlement Period, Agent shall forthwith transfer to such Lender by wire transfer in immediately available funds the amount of the decrease.  The obligation of each of the Lenders to transfer such funds and effect such settlement shall be irrevocable and unconditional and without recourse to or warranty by Agent.  Agent and each Lender agrees to mark its books and records at the end of each Settlement Period to show at all times the dollar amount of its Pro Rata Share of the outstanding Loans and Letter of Credit Accommodations.  Each Lender shall only be entitled to receive interest on its Pro Rata Share of the Loans to the extent such Loans have been funded by such Lender.  Because the Agent on behalf of Lenders may be advancing and/or may be repaid Loans prior to the time when Lenders will actually advance and/or be repaid such Loans, interest with respect to Loans shall be allocated by Agent in accordance with the amount of Loans actually advanced by and repaid to each Lender and the Agent and shall accrue from and including the date such Loans are so advanced to but excluding the date such Loans are either repaid by Borrowers or actually settled with the applicable Lender as described in this Section.

(c)                    To the extent that Agent has made any such amounts available and the settlement described above shall not yet have occurred, upon repayment of any Loans by a Borrower, Agent may apply such amounts repaid directly to any amounts made available by Agent pursuant to this Section.  In lieu of weekly or more frequent settlements, Agent may, at its option, at any time require each Lender to provide Agent with immediately available funds representing its Pro Rata Share of each Loan, prior to Agent’s disbursement of such Loan to Borrower.  In such event, Agent shall notify each Lender promptly after Agent’s receipt of the request for the Loans from a Borrower (or Administrative Borrower on behalf of such Borrower) or any deemed request hereunder and each Lender shall provide its Pro Rata Share of such requested Loan to the account specified by Agent in immediately available funds not later than 2:00 p.m. on the requested funding date if such notification is received by a Lender before 12:00 p.m., and if received by a Lender after 12:00 p.m., then such Lender shall provide its Pro Rate Share of such requested loan by not later than 2:00 p.m. on the next Business Day, so that all such Loans shall be made by the Lenders simultaneously and proportionately to their Pro Rata Shares.  No Lender shall be responsible for any default by any other Lender in the other Lender’s obligation to make a Loan requested hereunder nor shall the Commitment of any Lender be increased or decreased as a result of the default by any other Lender in the other Lender’s obligation to make a Loan hereunder.

(d)                   Upon the making of any Loan by Agent as provided herein, without further action by any party hereto, each Lender shall be deemed to have irrevocably and unconditionally purchased and received from Agent, without recourse or warranty, an undivided interest and participation to the extent of such Lender’s Pro Rata Share in such Loan.  To the extent that there is no settlement in accordance with the terms hereof, Agent may at any time require the Lenders to fund their participations.  From and after the date, if any, on which any Lender has funded its participation in any such Loan, Agent shall promptly distribute to such Lender, such Lender’s Pro Rata Share of all payments of principal and interest received by Agent in respect of such Loan.

(e)                    If Agent is not funding a particular Loan to a Borrower (or Administrative Borrower for the benefit of such Borrower) pursuant to Sections 6.12(a) and 6.12(b) above on any day, but is requiring each Lender to provide Agent with immediately available funds on the date of such Loan as provided in Section 6.12(c) above, Agent may assume that each Lender will make available to Agent such Lender’s Pro Rata Share of the Loan requested or otherwise made on such day and Agent may, in its discretion, but shall not be obligated to, cause a corresponding amount to be made available to or for the benefit of such Borrower on such day.  If Agent makes such corresponding amount available to a Borrower and such corresponding amount is not in fact made available to Agent by such Lender, Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.  During the period in which such Lender has not paid such corresponding amount to Agent, notwithstanding anything to the contrary contained in this Agreement or any of the other Financing Agreements, the amount so advanced by Agent to or for the benefit of any Borrower shall, for all purposes hereof, be a Loan made by Agent for its own account.  Upon any such failure by a Lender to pay Agent, or upon any failure by a Lender to pay Agent its Pro Rata Share of any Loan as required hereunder, Agent shall promptly thereafter notify Administrative Borrower of such failure and Borrowers shall pay such corresponding amount to Agent for its own account within five (5) Business Days of Administrative Borrower’s receipt of such notice.

Any Lender that has failed to fund any portion of the Loans or participations in Letter of Credit Accommodations required to be funded by it hereunder within one (1) Business Day of the date required to be funded by it hereunder, or has otherwise failed to pay over to Agent or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, shall be a “Defaulting Lender”.

(f)                      Agent shall not be obligated to transfer to a Defaulting Lender any payments received by Agent for the Defaulting Lender’s benefit, nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder (including any principal, interest or fees and whether in respect of Loans, participation interests or otherwise).  For purposes of voting or consenting to matters with respect to this Agreement and the other Financing Agreements and determining Pro Rata Shares, such Defaulting Lender shall be deemed not to be a “Lender” and such Lender’s Commitment shall be deemed to be zero (0).  At any time that there is a Defaulting Lender, payments received for application to the Obligations payable to Lenders in accordance with the terms of this Agreement shall be distributed to Lenders based on their Pro Rata Shares calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein or, at Agent’s option, Agent may instead receive and retain such amounts that would be otherwise attributable to the Pro Rate Share of the Defaulting Lender.  To the extent that Agent elects to receive and retain such amounts, Agent may hold them and, in its reasonable discretion, relend such amounts to a Borrower. If Agent exercises its option to relend such amounts, such amounts shall be treated as Revolving Loans for the account of Agent in addition to the Revolving Loans that are made by the Lenders other than Defaulting Lenders based on their Pro Rata Shares as calculated after giving effect to the reduction of the Defaulting Lender’s Commitment to zero as provided herein but shall be repaid in the same order of priority as Special Agent Advances for purposes of Section 6.4 hereof, except as Agent may otherwise elect.  Agent shall determine whether any Revolving Loans requested shall be made from relending such amounts or from Revolving Loans from the Lenders other than the Defaulting Lenders and any allocation of requested Revolving Loans between them.  The rights of a Defaulting Lender shall be limited as provided herein until such time as the Defaulting Lender has made all payments to Agent of the amounts that it had failed to pay causing it to become a Defaulting Lender and is otherwise in compliance with the terms of this Agreement (including making any such payments as it would have been required to make as a Lender during the period that it was a Defaulting Lender other than in respect of the principal amount of Revolving Loans, which payments as to the principal amount of Revolving Loans shall be made based on the outstanding balance thereof on the date of the cure by Defaulting Lender or at such other time as Agent may specify).  Upon the cure by Defaulting Lender of the event that is the basis for it to be a Defaulting Lender by making such payment or payments, such Lender shall cease to be a Defaulting Lender and shall be entitled to payment of interest to the extent previously received and retained by Agent from or for the account of Borrowers on the funds constituting Loans funded by such Lender prior to the date of it being a Defaulting Lender (and not previously paid to such Lender) and shall otherwise, on and after such cure, make Loans and settle in respect of the Loans and other Obligations in accordance with the terms hereof. The existence of a Defaulting Lender and the operation of this Section shall not be construed to increase or otherwise affect the Commitment of any Lender, or relieve or excuse the performance by any Borrower of its duties and obligations hereunder.

(g)                   Nothing in this Section or elsewhere in this Agreement or the other Financing Agreements shall be deemed to require Agent to advance funds on behalf of any Lender or to relieve any Lender from its obligation to fulfill its Commitment hereunder or to prejudice any rights that any Borrower may have against any Lender as a result of any default by any Lender hereunder in fulfilling its Commitment.

6.13 Obligations Several; Independent Nature of Lenders’ Rights.  The obligation of each Lender hereunder is several, and no Lender shall be responsible for the obligation or commitment of any other Lender hereunder.  Nothing contained in this Agreement or any of the other Financing Agreements and no action taken by the Lenders pursuant hereto or thereto shall be deemed to constitute the Lenders to be a partnership, an association, a joint venture or any other kind of entity.  The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and subject to Section 12.3 hereof, each Lender shall be entitled to protect and enforce its rights arising out of this Agreement and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

SECTION 7.  COLLATERAL REPORTING AND COVENANTS

7.1         Collateral Reporting.

(a)                    Borrowers shall provide Agent with the following documents in a form satisfactory to Agent in good faith:

(i)                       as soon as possible after the end of each week (but in any event by the close of business on the fourth (4th) Business Day after the end thereof), on a weekly basis or more frequently as Agent may request at any time that Excess Availability is less than an amount equal to twelve and one-half (12.5%) percent of the Maximum Credit or a Default or Event of Default exists or has occurred and is continuing, a Borrowing Base Certificate setting forth the calculation of the Borrowing Base as of the last Business Day of the immediately preceding period, duly completed and executed by the vice president-finance, chief financial officer, treasurer, assistant treasurer, controller or other financial or senior officer of Haynes Parent, together with all schedules required pursuant to the terms of the Borrowing Base Certificate duly completed (including a schedule of all Accounts created, collections received and credit memos issued for each day of the immediately preceding period);

(ii)                    as soon as possible after the end of each month (but in any event within twelve (12) Business Days after the end thereof), on a monthly basis or more frequently as Agent may reasonably request, (A) perpetual inventory reports, (B) inventory reports by location and category (and including the amounts of Inventory and the value thereof at any leased locations and at premises of warehouses, processors or other third parties), (C) agings of accounts receivable (including an aging by due date and together with a reconciliation to the previous month’s aging and general ledger), and (D) agings of accounts payable (and including information indicating the amounts owing to owners and lessors of leased premises, warehouses, processors and other third parties from time to time in possession of any Collateral);

(iii)                 upon Agent’s reasonable request, (A) copies of customer statements, purchase orders, sales invoices, credit memos, remittance advices and reports, and copies of deposit slips and bank statements, (B) copies of shipping and delivery documents, and (C) copies of purchase orders, invoices and delivery documents for Inventory and Equipment acquired by any Borrower; and

(iv)                such other reports as to the Collateral as Agent shall reasonably request from time to time.

(b)                   Nothing contained in any Borrowing Base Certificate shall be deemed to limit, impair or otherwise affect the rights of Agent or any Lender contained herein and in the event of any conflict or inconsistency between the calculation of a Borrowing Base as set forth in any Borrowing Base Certificate and as determined by Agent in good faith, the reasonable determination of Agent shall govern and be conclusive and binding upon Borrowers, absent manifest error.  Without limiting the foregoing, Borrowers shall furnish to Agent any information which Agent may reasonably request regarding the determination and calculation of any of the amounts set forth in any Borrowing Base Certificate.

(c)                    If each Borrower’s records or reports of the Collateral are prepared or maintained by an accounting service, contractor, shipper or other agent, Borrowers hereby irrevocably authorize such service, contractor, shipper or agent to deliver such records, reports, and related documents to Agent and to follow Agent’s instructions with respect to further services at any time that an Event of Default exists or has occurred and is continuing.

7.2         Accounts Covenants.

(a)                    Borrowers shall notify Agent promptly of: (i) any material delay in Borrower’s performance of any of its material obligations to any account debtor or the assertion of any material claims, offsets, defenses or counterclaims by any account debtor, or any material disputes with account debtors, or any settlement, adjustment or compromise thereof, (ii) all material adverse information known to any Borrower relating to the financial condition of any significant account debtor and (iii) any event or circumstance which, to the best of any Borrower’s knowledge, would result in any then existing Accounts as no longer constituting Eligible Accounts (other than as a result of the aging of accounts which shall be reported to Agent in accordance with Section 7.1 above).  No credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor without Agent’s consent, except in the ordinary course of a Borrower’s business in accordance with practices and policies previously disclosed in writing to Agent and except as set forth in the schedules delivered to Agent pursuant to Section 7.1(a) above.  So long as no Event of Default exists or has occurred and is continuing, Borrowers may settle, adjust or compromise any claim, offset, counterclaim or dispute with any account debtor.  At any time that an Event of Default exists or has occurred and is continuing, Agent may, at its option, notify Borrowers that Agent intends to have the exclusive right to settle, adjust or compromise any claim, offset, counterclaim or dispute with account debtors or grant any credits, discounts or allowances and on and after such notice from Agent to Borrowers, Agent shall have such exclusive right, until the earlier of such time as Agent may notify Borrowers otherwise or no Event of Default shall exist or be continuing.

(b)                   With respect to each Account: (i) the amounts shown on any invoice delivered to Agent from time to time shall be true and complete (other than for de minimis errors that occur in the ordinary course) and any schedule thereof from time to time delivered to Agent pursuant to the terms hereof shall be true and complete (with errors of no more than one (1%) percent of the aggregate amount of the Accounts shown on any such schedule), (ii) no payments shall be made thereon except payments immediately delivered to Agent pursuant to the terms of this Agreement, (iii) no credit, discount, allowance or extension or agreement for any of the foregoing shall be granted to any account debtor except as reported to Agent in accordance with this Agreement and except for credits, discounts, allowances or extensions made or given in the ordinary course of each Borrower’s business in accordance with practices and policies previously disclosed to Agent, (iv) there shall be no setoffs, deductions, contras, defenses, counterclaims or disputes existing or asserted with respect thereto except as reported to Agent in accordance with the terms of this Agreement and (v) none of the transactions giving rise thereto will violate any applicable foreign, Federal, State or local laws or regulations in any material respect, all documentation relating thereto will be legally sufficient under such laws and regulations and all such documentation will be legally enforceable in accordance with its terms.

(c)                    Agent shall have the right at any time or times but subject to reasonable intervals consistent with Agent’s customary practices, in Agent’s name or in the name of a nominee of Agent, to verify the validity, amount or any other matter relating to any Receivables or other Collateral, by mail, telephone, facsimile transmission or otherwise.

7.3         Inventory Covenants.  With respect to the Inventory: (a) each Borrower shall at all times maintain inventory records, consistent with the current practices each Borrower as of the date hereof, keeping correct and accurate records itemizing and describing the kind, type, quality and quantity of Inventory, such Borrower’s cost therefor and daily withdrawals therefrom and additions thereto; (b) Borrowers shall conduct a physical count of the Inventory at least once each year but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing, and promptly following such physical inventory shall supply Agent with a report in the form and with such specificity as may be reasonably satisfactory to Agent concerning such physical count; (c) Borrowers shall not remove any Inventory from the locations set forth or permitted herein, without the prior written consent of Agent, except for sales of Inventory in the ordinary course of its business and except to move Inventory directly from one location set forth or permitted herein to another such location and except for Inventory shipped from the manufacturer thereof to such Borrower which is in transit to the locations set forth or permitted herein, provided, that, such Borrower may remove Inventory to any locations not otherwise permitted hereunder so long as the aggregate amount of all of such Inventory at such other locations does not have a Value in excess of $10,000; (d) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default and for so long as the same is continuing or at any time on or after any change in the calculation of standard costs of Inventory, deliver or cause to be delivered to Agent written appraisals as to the Inventory in form, scope and methodology acceptable to Agent in good faith and by an appraiser acceptable to Agent (which includes Hilco Appraisal Services, LLC), addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (provided, that, any appraisal requested at such time as an Event of Default exists or has occurred and is continuing or on and after a change in the calculation of standard costs shall not be considered for purposes of the limitation on the number of appraisals provided for herein); (e) Borrowers shall produce, use, store and maintain the Inventory with all reasonable care and caution and in accordance with applicable standards of any insurance in all material respects and in conformity with applicable laws in all material respects (including the requirements of the Federal Fair Labor Standards Act of 1938, as amended and all rules, regulations and orders related thereto); (f) none of the Inventory or other Collateral constitutes farm products or the proceeds thereof; (g) each Borrower assumes all responsibility and liability arising from or relating to the production, use, sale or other disposition of the Inventory; (h) Borrowers shall not sell Inventory to any customer on approval, or any other basis which entitles the customer to return or may obligate any Borrower to repurchase such Inventory other than the right of customers to return defective or non-conforming goods in the ordinary course of business; (i) Borrowers shall give Agent not less than thirty (30) days’ written notice prior to the effectiveness of any change in the method of calculation of the standard costs of Inventory; (j) Borrowers shall keep the Inventory generally in good and marketable condition; and (k) Borrowers shall not, without prior written notice to Agent or the specific identification of such Inventory in a report with respect thereto provided by Borrowers to Agent pursuant to Section 7.1(a) hereof, acquire or accept any Inventory on consignment or approval.

7.4         Equipment and Real Property Covenants.  With respect to the Equipment and Real Property: (a) upon Agent’s request, Borrowers shall, at their expense, no more than one (1) time in any twelve (12) month period, but at any time or times as Agent may request on or after an Event of Default exists or has occurred and is continuing, deliver or cause to be delivered to Agent written appraisals as to the Equipment and/or the Real Property in form, scope and methodology reasonably acceptable to Agent and by an appraiser reasonably acceptable to Agent, addressed to Agent and Lenders and upon which Agent and Lenders are expressly permitted to rely (provided, that, any appraisal requested at such time as an Event of Default exists or has occurred and is continuing shall not be considered for purposes of the limitation on the number of appraisals provided for herein); (b) Borrowers shall keep the Equipment in good order, repair, running and marketable condition (ordinary wear and tear excepted and except for worn-out or obsolete Equipment or Equipment no longer used or useful in the business of Borrower); (c) Borrowers shall use the Equipment and Real Property with all reasonable care and caution and in accordance with applicable standards of any insurance in all material respects and in conformity with all applicable laws in all material respects; (d) the Equipment is and shall be used in the business of Borrowers and not for personal, family, household or farming use; (e) Borrowers shall not remove any Equipment from the locations set forth or permitted herein, except that Borrowers may remove Equipment from the locations set forth or permitted herein: (i) to the extent necessary to have any Equipment repaired or maintained in the ordinary course of its business or (ii) to move Equipment directly from one location set forth or permitted herein to another such location or (iii) to the extent such Equipment are motor vehicles and trailers used by or for the benefit of such Borrower in the ordinary course of business or (iv) other Equipment so long as the aggregate amount of all of such Equipment at such other locations does not have a value in excess of $500,000; (f) the Equipment (other than Equipment that is a fixture) is now and shall remain personal property and Borrowers shall not permit any of the Equipment (other than Equipment that is a fixture) to be or become a part of or affixed to real property other than Real Property owned by Borrowers and subject to a Mortgage (unless the Real Property has a value of less than $100,000); and (v) neither Agent nor any Lender shall have any responsibility or liability arising from the use of the Equipment and Real Property.

7.5         Power of Attorney.  Each Borrower hereby irrevocably designates and appoints Agent (and all persons designated by Agent) as such Borrower’s true and lawful attorney in fact, and authorizes Agent, in such Borrower’s or Agent’s name, to: (a) at any time an Event of Default exists or has occurred and is continuing (i) demand payment on Receivables or other Collateral, (ii) enforce payment of Receivables by legal proceedings or otherwise, (iii) exercise all of such Borrower’s rights and remedies to collect any Receivable or other Collateral, (iv) sell or assign any Receivable upon such terms, for such amount and at such time or times as the Agent deems advisable, (v) settle, adjust, compromise, extend or renew any Account, (vi) discharge and release any Receivable, (vii) prepare, file and sign each Borrower’s name on any proof of claim in bankruptcy or other similar document against an account debtor or other obligor in respect of any Receivables or other Collateral, (viii) notify the post office authorities to change the address for delivery of remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral to an address designated by Agent, and open and dispose of all mail addressed to each Borrower and handle and store all mail relating to the Collateral; and (ix) do all acts and things which are necessary, in Agent’s determination, to fulfill each Borrower’s obligations under this Agreement and the other Financing Agreements and (b) at any time to (i) take control in any manner of any item of payment in respect of Receivables or constituting Collateral or otherwise received in or for deposit in the Blocked Accounts or otherwise received by Agent or any Lender, (ii) have access to any lockbox or postal box into which remittances from account debtors or other obligors in respect of Receivables or other proceeds of Collateral are sent or received, (iii) endorse such Borrower’s name upon any items of payment in respect of Receivables or constituting Collateral or otherwise received by Agent and any Lender and deposit the same in Agent’s account for application to the Obligations, (iv) endorse Borrower’s name upon any chattel paper, document, instrument, invoice, or similar document or agreement relating to any Receivable or any goods pertaining thereto or any other Collateral, including any warehouse or other receipts, or bills of lading and other negotiable or non-negotiable documents, (v) clear Inventory the purchase of which was financed with Letter of Credit Accommodations through U.S. Customs or Customs and Excise or other foreign export control authorities in such Borrower’s name, Agent’s name or the name of Agent’s designee, and to sign and deliver to customs officials powers of attorney in such Borrower’s name for such purpose, and to complete in such Borrower’s or Agent’s name, any order, sale or transaction, obtain the necessary documents in connection therewith and collect the proceeds thereof, and (vi) sign such Borrower’s name on any verification of Receivables and notices thereof to account debtors or any secondary obligors or other obligors in respect thereof.  Each Borrower hereby releases Agent and Lenders and their respective officers, employees and designees from any liabilities arising from any act or acts under this power of attorney and in furtherance thereof, whether of omission or commission, except as a result of Agent’s or any Lender’s own gross negligence or willful misconduct as determined pursuant to a final non-appealable order of a court of competent jurisdiction.

7.6         Right to Cure.  Agent may, at its option, upon notice to Administrative Borrower, (a) cure any default by any Borrower under any material agreement with a third party that affects the Collateral, its value or the ability of Agent to collect, sell or otherwise dispose of the Collateral or the rights and remedies of Agent or any Lender therein or the ability of any Borrower to perform its obligations hereunder or under any of the other Financing Agreements, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such default Excess Availability is or would be less than $5,000,000; (b) pay or bond on appeal any judgment entered against Borrower, at any time on or after a Default or Event of Default exists or has occurred and is continuing, or if after giving effect to any Reserve in respect of such judgment Excess Availability is or would be less than $5,000,000; (c) discharge taxes, liens, security interests or other encumbrances at any time levied on or existing with respect to the Collateral and pay any amount, incur any expense or perform any act which, in Agent’s judgment, is necessary or appropriate to preserve, protect, insure or maintain the Collateral and the rights of Agent and Lenders with respect thereto; provided, that, Agent shall not exercise its right pursuant to this Section 7.6(c) to discharge such taxes, liens, security interest or other encumbrances that are permitted under Section 9.8 hereof, unless either (i) a Default or Event of Default shall exist or have occurred and be continuing, or (ii) with respect to liens, security interests or other encumbrances, the beneficiary or holder of such lien, security interest or other encumbrance has the right to take action against or with respect to the Collateral which right is not subject to an effective stay pursuant to applicable law.  Agent may add any amounts so expended to the Obligations and charge any Borrower’s account therefor, such amounts to be repayable by Borrowers on demand.  Agent and Lenders shall be under no obligation to effect such cure, payment or bonding and shall not, by doing so, be deemed to have assumed any obligation or liability of any Borrower.  Any payment made or other action taken by Agent under this Section shall be without prejudice to any right to assert an Event of Default hereunder and to proceed accordingly.

7.7         Access to Premises.  From time to time as requested by Agent, at the cost and expense of Borrowers, (a) Agent or its designee (or any Lender together with Agent, at such Lender’s own expense) shall have complete access to all of each Borrower’s premises during normal business hours and after notice to Borrowers, or at any time and without notice to Borrowers if an Event of Default exists or has occurred and is continuing, for the purposes of inspecting, verifying and auditing the Collateral and all of each Borrower’s books and records, including the Records, and (b) each Borrower shall promptly furnish to Agent such copies of such books and records or extracts therefrom as Agent may reasonably request, and (c) Agent or any Lender or Agent’s designee may use during normal business hours such of any Borrower’s personnel, equipment, supplies and premises as may be reasonably necessary for the foregoing and if an Event of Default exists or has occurred and is continuing for the collection of Receivables and realization of other Collateral.

SECTION 8.  REPRESENTATIONS AND WARRANTIES

Each Borrower hereby represents and warrants to Agent and Lenders the following (which shall survive the execution and delivery of this Agreement):

8.1         Corporate Existence, Power and Authority.  Each Borrower is a corporation duly organized and in good standing under the laws of its State or country of incorporation or organization and is duly qualified as a foreign corporation and in good standing in all States or other jurisdictions (domestic or foreign) where the nature and extent of the business transacted by it or the ownership of assets makes such qualification necessary, except for those jurisdictions in which the failure to so qualify would not have a Material Adverse Effect and except to the extent required in connection with a transaction permitted under Section 9.7 hereof.  The execution, delivery and performance of this Agreement, the other Financing Agreements and the transactions contemplated hereunder and thereunder (a) are all within each Borrower’s corporate powers, (b) have been duly authorized, (c) are not in contravention of law or the terms of any Borrower’s certificate of incorporation, by-laws, or other organizational documentation, or any indenture, agreement or undertaking to which any Borrower is a party or by which any Borrower or its property are bound, and (d) will not result in the creation or imposition of, or require or give rise to any obligation to grant, any lien, security interest, charge or other encumbrance upon any property of any Borrower except in favor of Agent pursuant to this Agreement and the other Financing Agreements.  This Agreement and the other Financing Agreements to which any Borrower is a party constitute legal, valid and binding obligations of each Borrower enforceable in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally and by general principles of equity.

8.2         Name; State of Organization; Chief Executive Office; Collateral Locations.

(a)                    The exact legal name of each Borrower on the date hereof is as set forth on the signature page of this Agreement and in the Information Certificate.  Haynes Parent has not, during the five years prior to the date of this Agreement, been known by or used any other corporate or fictitious name or been a party to any merger or consolidation, except as set forth in the Information Certificate.

(b)                   Each Borrower is on the date hereof an organization of the type and organized in the jurisdiction set forth in the Information Certificate.  As of the date hereof, the Information Certificate accurately sets forth the organizational identification number of each Borrower or accurately states that each Borrower has none and accurately sets forth the federal employer identification number of each Borrower.

(c)                    The chief executive office and mailing address of each Borrower and each Borrower’s Records concerning Accounts are located only at the addresses identified as such in Schedule 8.2 to the Information Certificate and its only other places of business and the only other locations of Collateral, if any, are the addresses set forth in Schedule 8.2 to the Information Certificate, subject to the rights of any Borrower to establish new locations in accordance with Section 9.2 below.  As of the date hereof, the Information Certificate correctly identifies any of such locations which are not owned by a Borrower and sets forth the owners and/or operators thereof.

8.3         Financial Statements; No Material Adverse Change.  All financial statements relating to any Borrower which have been or may hereafter be delivered by any Borrower to Agent and Lenders have been prepared in accordance with GAAP (except as to any interim financial statements, to the extent such statements are subject to normal year end adjustments and do not include any notes) and fairly present in all material respects the financial condition and the results of operation of such Borrower as at the dates and for the periods set forth therein.  Except as disclosed in any interim financial statements furnished by Borrowers to Agent or otherwise disclosed by Borrowers to Agent in writing, in each case prior to the date of this Agreement, there has been no act, condition or event which has had or is reasonably likely to have a Material Adverse Effect since the date of the most recent audited financial statements of each Borrower furnished by each Borrower to Agent prior to the date of this Agreement.

8.4         Priority of Liens; Title to Properties.  The security interests and liens granted to Agent under this Agreement and the other Financing Agreements constitute valid and perfected first priority liens and security interests in and upon the Collateral subject as to priority only to the liens indicated on Schedule 8.4 to the Information Certificate and the other liens permitted under Section 9.8 hereof to the extent such liens may have priority under applicable law and except to the extent that Agent does not require such perfection or priority.  Each Borrower has good and marketable fee simple title to or valid leasehold interests in all of its Real Property (subject to the effects on such title being marketable of a Mortgage on such Real Property) and good, valid and merchantable title to all of its other properties and assets subject to no liens, mortgages, pledges, security interests, encumbrances or charges of any kind, except those granted to Agent and such others as are specifically listed on Schedule 8.4 to the Information Certificate or permitted under Section 9.8 hereof.

8.5         Tax Returns.  Each Borrower has filed, or caused to be filed, in a timely manner all Federal and other material tax returns, reports and declarations which are required to be filed by it.  All information in such tax returns, reports and declarations is complete and accurate in all material respects.  Each Borrower has paid or caused to be paid all material taxes due and payable or claimed due and payable in any assessment received by it, except taxes the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP; provided, that, Borrowers shall pay or cause to be paid such taxes as otherwise required under the terms of its arrangements with the taxing authority to whom such taxes are owed or other Governmental Authority responsible for the administration of the collection of such taxes.  Adequate provision has been made for the payment of all material accrued and unpaid Federal, State, county, local, foreign and other taxes whether or not yet due and payable and whether or not disputed.  Each Borrower has collected and remitted to the appropriate tax authority all material excise taxes and sales and/or use taxes applicable to its business required to be collected and remitted under the laws of the United States and each political subdivision thereof, and each of their respective political subdivisions, including any such jurisdiction in which such Borrower owns any Inventory or owns or leases any other property; provided, that, Borrowers shall pay or cause to be paid such taxes as otherwise required under the terms of its arrangements with the taxing authority to whom such taxes are owed or other Governmental Authority responsible for the administration of the collection of such taxes.

8.6         Litigation.  Except as set forth on Schedule 8.6 to the Information Certificate, (a) there is no investigation by any Governmental Authority pending, or to the best of any Borrower’s knowledge threatened, against or affecting any Borrower, or its assets or business and (b) there is no action, suit, proceeding or claim by any Person pending, or to the best of any Borrower’s knowledge threatened, against any Borrower or its assets, or against or affecting any transactions contemplated by this Agreement, in each case as to clauses (a) and (b), which has or could reasonably be expected to have a Material Adverse Effect.

8.7         Compliance with Other Agreements and Applicable Laws.

(a)                    Borrowers are not in default in any respect under, or in violation in any respect of the terms of, any agreement, contract, instrument, lease or other commitment to which it is a party or by which it or any of its assets are bound where such default or violation has or could reasonably be expected to have a Material Adverse Effect.  Borrowers are in compliance with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority relating to their respective businesses, where the failure to so comply has or could reasonably be expected to have a Material Adverse Effect.

(b)                   Borrowers have obtained all material permits, licenses, approvals, consents, certificates, orders or authorizations of any Governmental Authority required for the lawful conduct of its business (the “Permits”).  All of the Permits are valid and subsisting and in full force and effect where the failure to have any such Permit has or could reasonably be expected to have a Material Adverse Effect.  There are no actions, claims or proceedings pending or to the best of any Borrower’s knowledge, threatened that seek the revocation, cancellation, suspension or modification of any of the Permits which has or could reasonably be expected to have a Material Adverse Effect.

8.8         Environmental Compliance.

(a)                    Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers and any Subsidiary of any Borrower have not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off its premises (whether or not owned by it) in any manner which violates in any material respect any applicable Environmental Law or Permit, and the operations of Borrowers and each Subsidiary of any Borrower complies in all material respects with all Environmental Laws and all Permits.

(b)                   Except as set forth on Schedule 8.8 to the Information Certificate, there is no pending, active, or to the best of any Borrower’s knowledge, threatened investigation, proceeding, complaint, order, directive, claim, citation or notice by any Governmental Authority or any other person with respect to any non-compliance with or violation of the requirements of any Environmental Law or the release, spill or discharge of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials by Borrowers or any Subsidiary of any Borrower and there are no other environmental, health or safety matters, which in any case could reasonably be expected to have a Material Adverse Effect.

(c)                    Except as set forth on Schedule 8.8 to the Information Certificate, Borrowers and their Subsidiaries have no material liability (contingent or otherwise) in connection with a release, spill or discharge of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials.

(d)                   Borrowers and their Subsidiaries have all Permits required to be obtained or filed in connection with the operations of Borrowers and such Subsidiaries under any Environmental Law and all of such licenses, certificates, approvals or similar authorizations and other Permits are valid and in full force and effect where the failure to have such license, certificate, approval or similar authorization would have a Material Adverse Effect.

8.9         Employee Benefits.

(a)                    Each Benefit Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or State law.  Each Benefit Plan which is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and to the best of any Borrower’s knowledge, nothing has occurred which would cause the loss of such qualification.  Each Borrower and its ERISA Affiliates have made all required contributions to any Benefit Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Benefit Plan.

(b)                   There are no pending, or to the best of any Borrower’s knowledge, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Benefit Plan.  There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Benefit Plan.

(c)                    No ERISA Event has occurred or is reasonably expected to occur; (i) the current value of each Benefit Plan’s assets (determined in accordance with the assumptions used for funding such Benefit Plan pursuant to Section 412 of the Code) are not less than such Benefit Plan’s liabilities under Section 4001(a)(16) of ERISA; (ii) Borrower and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability under Title IV of ERISA with respect to any Benefit Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iii) Borrowers and its ERISA Affiliates have not incurred and do not reasonably expect to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (iv) Borrowers and its ERISA Affiliates have not engaged in a transaction that would be subject to Section 4069 or 4212(c) of ERISA.

8.10                           Bank Accounts.  All of the deposit accounts, investment accounts or other accounts in the name of or used by any Borrower maintained at any bank or other financial institution are set forth on Schedule 8.10 to the Information Certificate, subject to the right of Borrower to establish new accounts in accordance with Section 5.2 hereof.

8.11                           Intellectual Property.  Each Borrower owns or licenses or otherwise has the right to use all Intellectual Property necessary in all material respects for the operation of its business.  As of the date hereof, Borrowers do not have any Intellectual Property registered, or subject to pending applications, in the United States Patent and Trademark Office or any similar office or agency in the United States, any State thereof, any political subdivision thereof or in any other country, other than those described in Schedule 8.11 to the Information Certificate and has not granted any material licenses with respect thereto other than as set forth in Schedule 8.11 to the Information Certificate.  Borrowers have not received any written notice within the immediately preceding three (3) years prior to the date hereof that any slogan or other advertising device or other Intellectual Property or product bearing or embodying any Intellectual Property presently contemplated to be sold by or employed by any Borrower infringes any patent, trademark, servicemark, tradename, copyright, license or other intellectual property owned by any other Person presently where the matter set forth in such written notice has not been settled by an agreement of the parties or the written withdrawal or waiver of any claim or allegation set forth in any such written notice and as of the date hereof, no claim or litigation is pending or to the best of any Borrower’s knowledge, threatened against any Borrower contesting its right to sell any such product or use any such Intellectual Property.  Schedule 8.11 to the Information Certificate sets forth all of the agreements or other arrangements of each Borrower pursuant to which such Borrower has obtained a license or other right to use any trademarks or other intellectual property owned by another person that is material to the business of such Borrower or affixed to or used in connection with the Inventory or any of the other Collateral (excluding licenses for standard “off-the-shelf” commercial software that is generally available having a replacement value of less than $25,000) as in effect on the date hereof and the dates of the expiration of such agreements of such Borrower as in effect on the date hereof (collectively, together with such agreements or other arrangements as may be entered into by any Borrower after the date hereof, collectively, the “License Agreements” and individually, a “License Agreement”).  All trademarks and other Intellectual Property used by any Borrower that are owned by another person are being used all material respects in accordance with the terms of the License Agreement applicable thereto.

8.12                           Subsidiaries; Affiliates; Capitalization.

(a)                    As of the date hereof, no Borrower has any direct or indirect Subsidiaries or is engaged in any joint venture or partnership, except as set forth in Schedule 8.12 to the Information Certificate.

(b)                   As of the date hereof, each Borrower is the record and beneficial owner of all of the issued and outstanding shares of Capital Stock of each of the Subsidiaries listed on Schedule 8.12 to the Information Certificate as being owned by such Borrower and there are no proxies, irrevocable or otherwise, with respect to such shares and no equity securities of any of the Subsidiaries are or may become required to be issued by reason of any options, warrants, rights to subscribe to, calls or commitments of any kind or nature and there are no contracts, commitments, understandings or arrangements by which any Subsidiary is or may become bound to issue additional shares of it Capital Stock or securities convertible into or exchangeable for such shares.

(c)                    Each of the direct or indirect Subsidiaries of Borrowers listed on Schedule 8.12 hereto is inactive or dissolved and (i) does not and will not engage in any commercial or business activity and (ii) does not own assets having a book value of more than the US Dollar Equivalent of US$10,000, and (iii) is not directly or indirectly, contingently or otherwise, liable in respect of any Indebtedness or other obligations, other than (A) obligations for franchise taxes and other customary obligations in the ordinary course directly related to the maintenance of its existence and continued good standing as a legal entity and (B) Indebtedness and other obligations owed to Borrowers.

8.13                           Labor Disputes.

(a)                    Set forth on Schedule 8.13 to the Information Certificate is a list (including dates of termination) of all collective bargaining or similar agreements between or applicable to each Borrower and any union, labor organization or other bargaining agent in respect of the employees any of Borrower on the date hereof.

(b)                   There is (i) no significant unfair labor practice complaint pending against any Borrower or, to the best of Borrower’s knowledge, threatened against it, before the National Labor Relations Board (or similar Governmental Authority), and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is pending on the date hereof against any Borrower or, to best of any Borrower’s knowledge, threatened against it, which, in either case, has or could reasonably be expected to have a Material Adverse Effect, and (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Borrower or, to the best of any Borrower’s knowledge, threatened against any Borrower which has or could reasonably be expected to have a Material Adverse Effect.

8.14                           Restrictions on Subsidiaries.  Except for restrictions contained in this Agreement or any other agreement with respect to Indebtedness of any Borrower permitted hereunder as in effect on the date hereof, there are no contractual or consensual restrictions on any Borrower or any of its Subsidiaries, binding on any Borrower, any of its Subsidiaries or any of their respective assets, in effect on the date hereof which prohibit or otherwise restrict (a) the transfer of cash or other assets (i) between any Borrower and any of its Subsidiaries or (ii) between any Subsidiaries of any Borrower or (b) the ability of any Borrower or any of its Subsidiaries to incur Indebtedness or grant security interests to Agent or any Lender in the Collateral, except:

(i)                       restrictions pursuant to customary provisions restricting subletting or assignment of any lease governing any leasehold interest of any Borrower or any Subsidiary and pursuant to anti-assignment provisions contained in contracts;

(ii)                    restrictions contained in agreements governing or relating to any lien or security interest permitted hereunder or the obligations secured thereby, provided that such restriction, condition or prohibition relates solely to the assets or property subject to such lien or security interest;

(iii)                 pursuant to customary provisions contained in license agreements for Intellectual Property licensed by third parties to any Borrower or any of its Subsidiaries which restrict the sublicensing, pledge, transfer or assignment of the licensee’s rights thereunder;

(iv)                customary restrictions on asset transfers and liens under asset sale agreements relating solely to the assets subject to such sale or other disposition pending such sale or other disposition; and

(v)                   restrictions contained in agreements relating to any Indebtedness of Foreign Subsidiaries permitted hereunder; provided, that such restriction or prohibition shall only apply to the Foreign Subsidiary incurring such Indebtedness and such Foreign Subsidiary’s assets.

8.15                           Material Contracts.  Schedule 8.15 to the Information Certificate sets forth all Material Contracts to which any Borrower is a party or is bound as of the date hereof.  Borrowers have delivered true, correct and complete copies of such Material Contracts to Agent on or before the date hereof.  Borrowers are not in breach or in default in any material respect of or under any Material Contract, except to the extent set forth on Schedule 8.15 to the Information Certificate. Except as set forth on Schedule 8.15 to the Information Certificate, as of the date hereof, no notice of the intention of any other party thereto to terminate any Material Contract has been received by or on behalf of Borrowers.

8.16                           Interrelated Businesses.  Borrowers make up a related organization of entities constituting a single economic and business enterprise so that Borrowers share an identity of interests such that any benefit received by any one of them under this Agreement benefits the others.  Borrowers purchase or sell and supply goods to or from or for the benefit of the others, make loans, advances and provide other financial accommodations to or for the benefit of the other Borrowers (including inter alia, the payment by Borrowers of creditors of the other Borrowers and guarantees by Borrowers of indebtedness of the other Borrowers and provide administrative, marketing, payroll and management services to or for the benefit of the other Borrowers).  Borrowers have the same chief executive office and certain common officers and directors.

8.17                           Payable Practices; Retention of Title.  Each Borrower has not made any material change in its historical accounts payable practices from those in effect immediately prior to the date hereof.

8.18                           Patriot Act.  To the extent applicable, each Borrower is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”).  No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

8.19                           OFAC.  No Borrower nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC.  No Borrower nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities.  No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

8.20                           Accuracy and Completeness of Information.  All information furnished by or on behalf of any Borrower in writing to Agent or any Lender in connection with this Agreement or any of the other Financing Agreements or any transaction contemplated hereby or thereby, including all information on the Information Certificate is true and correct in all material respects on the date as of which such information is dated or certified and does not omit any material fact necessary in order to make such information not misleading (it being understood that any forward-looking statement or projection shall be judged in light of circumstances then known to, or which reasonably should have been known to a person making such statement or projection and having the information reasonably available to a person so situated).  No event or circumstance has occurred which has had or could reasonably be expected to have a Material Adverse Effect, which has not been fully and accurately disclosed to Agent in writing prior to the date hereof.

8.21         Survival of Warranties; Cumulative.  All representations and warranties contained in this Agreement or any of the other Financing Agreements shall survive the execution and delivery of this Agreement and shall be deemed to have been made again to Agent and Lenders on the date of each additional borrowing or other credit accommodation hereunder and shall be conclusively presumed to have been relied on by Agent and Lenders regardless of any investigation made or information possessed by Agent or any Lender.  The representations and warranties set forth herein shall be cumulative and in addition to any other representations or warranties which any Borrower shall now or hereafter give, or cause to be given, to Agent or any Lender.

SECTION 9.   AFFIRMATIVE AND NEGATIVE COVENANTS

9.1   Maintenance of Existence.

(a)       Each Borrower shall at all times preserve, renew and keep in full force and effect its corporate existence and rights and franchises with respect thereto and maintain in full force and effect all licenses, trademarks, tradenames, approvals, authorizations, leases, contracts and Permits necessary to carry on the business as presently conducted, except to the extent that the failure to maintain the same does not have or could not reasonably be expected to have a Material Adverse Effect.

(b)      No Borrower shall change its name unless each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice from Administrative Borrower of such proposed change in its corporate name, which notice shall accurately set forth the new name and (ii) Agent shall have received a copy of the amendment to the Certificate of Incorporation of such Borrower, providing for the name change certified by the Secretary of State of the jurisdiction of incorporation or organization of such Borrower as soon as it is available.

(c)       No Borrower shall change its chief executive office or its mailing address or organizational identification number, if any, unless Agent shall have received not less than ten (10) Business Days’ prior written notice from Administrative Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may reasonably require and Agent shall have received such agreements as Agent may reasonably require in connection therewith.  No Borrower shall change its type of organization, jurisdiction of organization or other legal structure unless Agent shall have received not less than ten (10) Business Days’ prior written notice from such Borrower of such proposed change, which notice shall set forth such information with respect thereto as Agent may require and Agent shall have received such agreements as Agent may reasonably require in connection therewith; provided, that, in no event shall any Borrower change its type of organization so that it is other than a registered organization or change its jurisdiction to a jurisdiction outside the United States of America.

9.2   New Collateral Locations.  Each Borrower may open any new location within or outside of the United States, provided such Borrower (a) gives Agent ten (10) Business Days’ prior written notice of the intended opening of any such new location and (b) executes and delivers, or causes to be executed and delivered, to Agent such agreements, documents, and instruments as Agent may deem reasonably necessary or desirable to protect its interests in the Collateral at such location.

9.3   Compliance with Laws, Regulations, Etc.

(a)       Each Borrower shall, and shall cause any Subsidiary to, at all times, comply in all material respects with all laws, rules, regulations, licenses, approvals, orders and other Permits applicable to it and duly observe all requirements of any foreign, Federal, State or local Governmental Authority where the failure to so comply or observe has or could reasonably be expected to have a Material Adverse Effect.

(b)      Each Borrower shall give written notice to Agent immediately upon any Borrower’s receipt of any notice of, or any Borrower otherwise obtaining knowledge of, (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of any applicable Environmental Law or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any material non-compliance with or violation of any Environmental Law by any Borrower or (B) any material spill or discharge, threatened or actual, of any Hazardous Material other than in the ordinary course of business and other than as permitted under any applicable Environmental Law.  Unless otherwise agreed by any Borrower and Agent, copies of all environmental surveys, audits, assessments, feasibility studies and results of remedial investigations shall be promptly furnished, or caused to be furnished, by Borrower to Agent.  Each Borrower shall take prompt action to respond to any material non-compliance with any of the Environmental Laws and shall regularly report to Agent on such response.

(c)       Without limiting the generality of the foregoing, whenever Agent reasonably determines that there is material non-compliance, or any condition which requires any action by or on behalf of any Borrower in order to avoid any material non-compliance, with any Environmental Law, Borrowers shall, at Agent’s reasonable request and Borrowers’ expense: (i) cause an independent environmental engineer reasonably acceptable to Agent to conduct such tests of the site where such material non-compliance or alleged material non-compliance with such Environmental Laws has occurred as to such material non-compliance and prepare and deliver to Agent a report as to such material non-compliance setting forth the results of such tests, a proposed plan for responding to any environmental problems described therein, and an estimate of the costs thereof and (ii) provide to Agent a supplemental report of such engineer whenever the scope of such material non-compliance, or such Borrower’s response thereto or the estimated costs thereof, shall change in any material respect.

(d)      Each Borrower shall indemnify and hold harmless Agent and Lenders and their respective directors, officers, employees, agents, invitees, representatives, successors and assigns, from and against any and all losses, claims, damages, liabilities, costs, and expenses (including reasonable attorneys’ fees and expenses) directly or indirectly arising out of or attributable to the use, generation, manufacture, reproduction, storage, release, threatened release, spill, discharge, disposal or presence of a Hazardous Material, including the costs of any required or necessary repair, cleanup or other remedial work with respect to any property of any Borrower and the preparation and implementation of any closure, remedial or other required plans, except that any Borrower shall not have any obligation under this Section 9.3(d) to indemnify a person otherwise to be indemnified pursuant to the terms hereof with respect to a matter covered hereby resulting solely from the gross negligence or wilful misconduct of such indemnitee as determined pursuant to a final, non appealable order of a court of competent jurisdiction (but without limiting the obligations of any Borrower as to any other person hereunder).  All representations, warranties, covenants and indemnifications in this Section 9.3 shall survive the payment of the Obligations and the termination of this Agreement.

9.4   Payment of Taxes and Claims.  Each Borrower shall, and shall cause any Subsidiary to, duly pay and discharge all material taxes, assessments, contributions and governmental charges upon or against it or its properties or assets when due, except for taxes, assessments, contributions and governmental changes the validity of which are being contested in good faith by appropriate proceedings, diligently pursued and available to such Borrower or any Subsidiary, as the case may be, and with respect to which adequate reserves have been set aside on its books to the extent required by GAAP.

9.5   Insurance.  Each Borrower shall, and shall cause any Subsidiary to, at all times, maintain with financially sound and reputable insurers insurance with respect to the Collateral against loss or damage and all other insurance of the kinds and in the amounts customarily insured against or carried by corporations of established reputation engaged in the same or similar businesses and similarly situated.  Said policies of insurance shall be reasonably satisfactory to Agent as to form, amount and insurer.  Borrowers shall furnish certificates, policies or endorsements to Agent as Agent shall reasonably require as proof of such insurance, and, if any Borrower fails to do so, Agent is authorized, but not required, to obtain such insurance at the expense of Borrowers.  All policies shall provide for at least thirty (30) days prior written notice to Agent of any cancellation or reduction of coverage and that Agent may act as attorney for each Borrower in obtaining, and at any time an Event of Default exists or has occurred and is continuing, adjusting, settling, amending and canceling such insurance.  Borrowers shall cause Agent to be named as a loss payee and an additional insured (but without any liability for any premiums) as applicable under such insurance policies (other than business interruption insurance) and Borrowers shall obtain non-contributory lender’s loss payable endorsements to all insurance policies in form and substance reasonably satisfactory to Agent.  Such lender’s loss payable endorsements shall specify that the proceeds of such insurance shall be payable to Agent as its interests may appear and further specify that Agent and Lenders shall be paid regardless of any act or omission by any Borrower or any of its Affiliates. Without limiting any other rights of Agent or Lenders, any insurance proceeds received by Agent at any time may be applied to payment of the Obligations in accordance with the terms of Section 6.4 hereof.  Upon application of such proceeds to the Obligations, nothing contained in this Section 9.5 shall be construed to limit the use of any subsequent Loans for the costs of repair or replacement of the Collateral lost or damaged resulting in the payment of such insurance proceeds.

9.6   Financial Statements and Other Information.

(a)       Each Borrower shall, and shall cause any Subsidiary to, keep proper books and records in which true and complete entries shall be made of all dealings or transactions of or in relation to the Collateral and the business of such Borrower and its Subsidiaries in accordance with GAAP.  Borrowers shall promptly furnish to Agent and Lenders all such financial and other information as Agent shall reasonably request relating to the Collateral and the assets, business and operations of Borrowers, and Borrowers shall notify the auditors and accountants of Borrowers that Agent is authorized to obtain such information directly from them, provided that, so long as no Default or Event of Default shall exist or have occurred and be continuing, and Agent shall have otherwise received such information hereunder as it may have requested, Agent shall not exercise its right under this Section 9.6 to contact the accountants and auditors directly to obtain information from them not relating to the Collateral without the prior approval of Borrowers, which approval shall not be unreasonably withheld, conditioned or delayed.  Without limiting the foregoing, Borrowers shall furnish or cause to be furnished to Agent, the following: (i) within thirty (30) days after the end of each fiscal month, monthly unaudited consolidated financial statements, and unaudited consolidating financial statements (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrowers and their Subsidiaries as of the end of and through such fiscal month, certified to be correct by the vice-president-finance, chief financial officer, controller, treasurer, assistant treasurer or other appropriate financial or senior officer of Borrowers, subject to normal year end adjustments and no footnotes and accompanied by a compliance certificate substantially in the form of Exhibit E hereto, along with a schedule in a form reasonably satisfactory to Agent of the calculations used in determining, as of the end of such month, whether Borrowers were in compliance with the covenants set forth in Sections 9.17 and 9.18 of this Agreement for such month and (ii) within ninety (90) days after the end of each fiscal year, audited consolidated financial statements and unaudited consolidating financial statements of Borrowers and its Subsidiaries (including in each case balance sheets, statements of income and loss, statements of cash flow, and statements of shareholders’ equity), and the accompanying notes thereto, all in reasonable detail, fairly presenting in all material respects the financial position and the results of the operations of Borrowers and their Subsidiaries as of the end of and for such fiscal year, together with the unqualified opinion of independent certified public accountants with respect to the audited consolidated financial statements, which accountants shall be an independent accounting firm selected by Borrowers and reasonably acceptable to Agent, that such audited consolidated financial statements have been prepared in accordance with GAAP, and present fairly in all material respects the results of operations and financial condition of each Borrower and its Subsidiaries as of the end of and for the fiscal year then ended.

(b)      Borrowers shall promptly notify Agent in writing of the details of (i) any loss, damage, investigation, action, suit, proceeding or claim relating to Collateral having a value of more than $1,000,000 or which could reasonably be expect to result in a Material Adverse Effect, (ii) any Material Contract being terminated or amended or any new Material Contract entered into (in which event Borrowers shall provide Agent with a copy of such Material Contract), (iii) any order, judgment or decree in excess of $1,000,000 shall have been entered against Borrower or any of its or their properties or assets, (iv) any notification of a material violation of laws or regulations received by Borrower, (v) any ERISA Event, and (vi) the occurrence of any Default or Event of Default.

(c)       Promptly after the sending or filing thereof, Borrowers shall send to Agent copies of (i) all public information which Borrowers or any of its Subsidiaries sends to its security holders generally, (ii) all Form 10-K, Form 10-Q, Form 8-K, proxy statements, all amendments and supplements thereto or equivalent reports and registration statements which Borrowers or any of its Subsidiaries files with the Securities Exchange Commission, any national or foreign securities exchange or the National Association of Securities Dealers, Inc., and such other reports as Agent may hereafter specifically identify to Borrowers that Agent will require be provided to Agent, (iii) all press releases and (iv) all other statements concerning material changes or developments in the business of any Borrower made available by Borrower to the public.

(d)      Borrowers shall furnish or cause to be furnished to Agent such budgets, forecasts and projections with respect to the businesses of Borrowers as Agent may from time to time reasonably request prepared on a basis consistent with such budgets, forecasts and projections as are currently prepared by Borrowers, together with such other information respecting the Collateral, as Agent may, from time to time, reasonably request, or such other budgets, forecasts and projections with respect to the businesses of Borrowers as Agent may otherwise require at any time that Excess Availability is less than $5,000,000 or either a Default or Event of Default shall exist or have occurred and be continuing or in connection with any amendment, waiver or consent hereunder or under any of the other Financing Agreements. Agent is hereby authorized to deliver a copy of any financial statement or any other information relating to the business of Borrowers to any court or other Governmental Authority or to any Lender or Participant or prospective Lender or Participant or any Affiliate of any Lender or Participant, subject to Section 13.5 hereof.  Each Borrower hereby irrevocably authorizes and directs all accountants or auditors to deliver to Agent, at Borrowers’ expense, copies of the financial statements of any Borrower and any reports or management letters prepared by such accountants or auditors on behalf of Borrower and to disclose to Agent and Lenders such information as they may have regarding the business of any Borrower.  Any documents, schedules, invoices or other papers delivered to Agent or any Lender may be destroyed or otherwise disposed of, subject to Section 13.5 hereof, by Agent or such Lender one (1) year after the same are delivered to Agent or such Lender, except as otherwise designated by Administrative Borrower to Agent or such Lender in writing.

9.7   Sale of Assets, Consolidation, Merger, Dissolution, Etc.  Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly,

(a)       merge into or with or consolidate with any other Person or permit any other Person to merge into or with or consolidate with it except that any Subsidiary of any Borrower may merge with and into or consolidate with Borrowers or any other Subsidiary of any Borrower (in connection with a Permitted Acquisition or otherwise); provided, that, each of the following conditions is satisfied: (i) Agent shall have received not less than ten (10) Business Days’ prior written notice of the intention of such Borrower or such Subsidiaries to so merge or consolidate, which notice shall set forth in reasonable detail, the persons that are merging or consolidating, which person will be the surviving entity, the locations of the assets of the persons that are merging or consolidating, together with such other information with respect to such merger or consolidation as Agent may reasonably request, (ii) as of the effective date of the merger or consolidation and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (iii) Agent shall have received, true, correct and complete copies of all material agreements, documents and instruments relating to such merger or consolidation, including, when available, the certificate or certificates of merger to be filed with each appropriate Secretary of State or similar Governmental Authority, foreign or domestic (with a copy as filed promptly after such filing), (iv) the surviving corporation shall expressly confirm, ratify and assume the Obligations and the Financing Agreements to which it is a party in writing, in form and substance reasonably satisfactory to Agent, and Borrowers shall execute and deliver such other agreements, documents and instruments as Agent may reasonably request in connection therewith, (v) in no event shall any Borrower merge with or into or consolidate with, or enter into any similar transaction with, any Foreign Subsidiary, and (vi) in the case of any such merger or consolidation to which such Borrower is a party, (A) such Borrower shall be the surviving corporation, and (B) in no event shall such Borrower become liable for any Indebtedness or other obligations (contingent or otherwise) as a result of all such mergers or consolidations in an aggregate amount in excess of $150,000;

(b)      sell, issue, assign, lease, license, transfer, abandon or otherwise dispose of any Capital Stock or Indebtedness to any other Person or any of its assets to any other Person, except for:

(i)        sales of Inventory in the ordinary course of business;

(ii)       Indebtedness permitted under Section 9.9,

(iii)      the sale or other disposition of Equipment (including worn out or obsolete Equipment or Equipment no longer used or useful in the business of any Borrower or any of Subsidiary of any Borrower) so long as such sales or other dispositions do not involve Equipment having an aggregate fair market value in excess of $500,000 for all such Equipment disposed of in any fiscal year of Borrower or as Agent may otherwise agree,

(iv)     the issuance and sale by any Borrower or any of Subsidiary of Borrower of Capital Stock (as payment of consideration for a Permitted Acquisition or otherwise) of such Borrower or any of Subsidiary of such Borrower after the date hereof; provided, that, as to any such issuance and sale to Persons other than the Permitted Holders as of the date hereof, each of the following conditions is satisfied: (A) Agent shall have received not less than ten (10) Business Days’ prior written notice of such issuance and sale by such Borrower or such Subsidiary of such Borrower, as the case may be, which notice shall specify the parties to whom such shares are to be sold, the terms of such sale, the number of shares to be issued and sold, the total amount which it is anticipated will be realized from the issuance and sale of such stock, the net cash proceeds which it is anticipated will be received by such Borrower or any of Subsidiary of Borrower, as the case may be from such sale, together with such other information with respect thereto as Agent may in good faith request, (B) such Borrower or any of Subsidiary of Borrower shall not be required to pay any cash dividends or repurchase or redeem such Capital Stock or make any other payments in respect thereof, except as otherwise permitted in Section 9.11 hereof, (C) the terms of such Capital Stock, and the terms and conditions of the purchase and sale thereof, shall not include any terms that include any limitation on the right of any Borrower to request or receive Loans or Letter of Credit Accommodations or the right of any Borrower to amend or modify any of the terms and conditions of this Agreement or any of the other Financing Agreements or are more restrictive or burdensome to any Borrower than the terms of any Capital Stock in effect on the date hereof, (D) except as Agent may otherwise agree in writing, and other than for the issuance of Capital Stock as payment of consideration for a

Permitted Acquisition, all of the proceeds of the sale and issuance of such Capital Stock shall be remitted to Agent for application to the principal amount of the Obligations and such other Obligations then due and payable, in such order and manner as Agent may determine (without any permanent reduction in the Commitments, but without limitation of any rights of Agent or Lenders at any time that a Default or Event of Default shall exist or have occurred and be continuing) and (E) as of the date of such issuance and sale and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(v)      the issuance of Capital Stock of any Borrower consisting of common stock pursuant to an employee stock option, restricted stock award or grant or similar equity plan or 401(k) plans of such Borrower for the benefit of its employees, directors and consultants; provided, that, in no event shall such Borrower be required to issue, or shall such Borrower issue, Capital Stock pursuant to such stock plans or 401(k) plans which would result in a Change of Control or other Event of Default,

(vi)     the licensing by any Borrower of Intellectual Property owned by it to a Subsidiary of any Borrower that is wholly-owned by it or by it and its subsidiaries other than for director qualifying shares of up to two (2%) percent thereof; provided, that, as to any such license: (A) any rights of such Subsidiary shall be subject to the rights of Agent in such Intellectual Property (including the rights of Agent to use such Intellectual Property upon an Event of Default) under this Agreement and as a matter of law, and (B) such license shall not impair, hinder or otherwise adversely affect the rights of Agent,

(vii)    the grant by any Borrower after the date hereof of a non-exclusive license or an exclusive license to any Person for the use of any Intellectual Property owned by such Borrower in the ordinary course of business consistent with the current practices of such Borrower as of the date hereof; provided, that, as to any such license, each of the following conditions is satisfied, (A) such license is only for the use of Intellectual Property for the manufacture, distribution or sale of products that Borrowers do not manufacture, distribute or sell, (B) such licenses shall be on commercially reasonable prices and terms in a bona fide arms’ length transactions, (C) in the case of a non-exclusive license, the rights of the licensee shall be subject to the rights of Agent, and in the case of any license, shall not adversely affect, limit or restrict the rights of Agent to use any Intellectual Property of a Borrower to sell or otherwise dispose of any Inventory or other Collateral, (D) Agent shall have received, true, correct and complete copies of the executed license agreement, promptly upon the execution thereof and (E) as of the date of the grant of any such license, and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing,

(viii)   the abandonment or cancellation of Intellectual Property that is not material, is no longer used or useful in any material respect in the business of any Borrower or its Subsidiaries, and which it is not commercially reasonable to maintain, provided, that, (A) such abandonment or cancellation shall not adversely affect the right or ability of Agent to exercise its rights or remedies with respect to any of the Collateral or reduce the value of the Collateral in any material respect and (B) Borrowers shall provide prior written notice to Agent of the intention of any Borrower to abandon or cancel such Intellectual Property,

(ix)      the grant by Haynes Parent of a non-exclusive license of the 4-High Intellectual Property to Timet in accordance with Section 5 of the Timet Security Agreement as in effect on the Timet Closing Date; provided, that, such license is only for the use of the 4-High Intellectual Property to the extent required for the titanium conversion services provided for under the Timet Conversion Agreement and during the time that Timet is exercising its rights of access to the Timet Collateral in accordance with the terms of the Timet Security Agreement;

(c)       wind up, liquidate or dissolve, except that any Subsidiary listed on Schedule 8.12 hereto may wind up, liquidate and dissolve; provided, that, each of the following conditions is satisfied, (i) the winding up, liquidation and dissolution of such Subsidiary shall not violate any law or any order or decree of any court or other Governmental Authority in any material respect and shall not conflict with or result in the breach of, or constitute a default under, any indenture, mortgage, deed of trust, or any other agreement or instrument to which any Borrower is a party or may be bound, (ii) such winding up, liquidation or dissolution shall be done in accordance with the requirements of all applicable laws and regulations, (iii) effective upon such winding up, liquidation or dissolution, all of the assets and properties of such Subsidiary shall be duly and validly transferred and assigned to a Borrower, free and clear of any liens, restrictions or encumbrances other than the security interest and liens of Agent (and Agent shall have received such evidence thereof as Agent may require) and Agent shall have received such deeds, assignments or other agreements as Agent may request to evidence and confirm the transfer of such assets of such Subsidiary to a Borrower, (iv) Agent shall have received all documents and agreements that any Borrower has filed with any Governmental Authority or as are otherwise required to effectuate such winding up, liquidation or dissolution, (v) no Borrower shall assume any Indebtedness, obligations or liabilities as a result of such winding up, liquidation or dissolution, or otherwise become liable in respect of any obligations or liabilities of the entity that is winding up, liquidating or dissolving, unless such Indebtedness is otherwise expressly permitted hereunder, (vi) Agent shall have received not less than ten (10) Business Days prior written notice of the intention of such Subsidiary to wind up, liquidate or dissolve, and (vii) as of the date of such winding up, liquidation or dissolution and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; or

(d)      agree to do any of the foregoing.

9.8   Encumbrances.  Each Borrower shall not, and shall not permit any Subsidiary to, create, incur, assume or suffer to exist any security interest, mortgage, pledge, lien, charge or other encumbrance of any nature whatsoever on any of its assets or properties, including the Collateral, except:

(a)       the security interests and liens of Agent for the benefit of Secured Parties;

(b)      liens securing the payment of taxes, either (i) not yet overdue or the validity of which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary and with respect to which adequate reserves have been set aside on its books or (ii) identified on Schedule 9.8 hereto;

(c)       non-consensual statutory liens (other than liens securing the payment of taxes) arising in the ordinary course of such Borrower’s or Subsidiary’s business (including such liens in favor of landlords, warehousemen and mechanics and similar liens) to the extent such liens secure Indebtedness or other obligations relating to claims or liabilities which are being contested in good faith by appropriate proceedings diligently pursued and available to such Borrower or such Subsidiary, in each case prior to the commencement of foreclosure or other similar proceedings and with respect to which adequate reserves have been set aside on its books in accordance with GAAP and other than liens identified on Schedule 9.8 hereof;

(d)      zoning restrictions, easements, licenses, covenants and other restrictions affecting the use of Real Property which do not interfere in any material respect with the use of such Real Property or ordinary conduct of the business of such Borrower or such Subsidiary as presently conducted thereon or materially impair the value of the Real Property which may be subject thereto;

(e)       purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property (including Capital Leases) to secure Indebtedness permitted under Section 9.9(b) hereof;

(f)       pledges and deposits of cash by any Borrower or any Subsidiary in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security benefits consistent with the current practices of Borrower as of the date hereof;

(g)      pledges and deposits of cash by any Borrower or any Subsidiary in the ordinary course of business with any financial institution at which a deposit account of such Borrower or such Subsidiary is maintained to secure obligations of such Borrower to such financial institution in connection with such deposit account and the cash management services provided by such financial institution for which such deposit account is used consistent with the current practices of Borrower or such Subsidiary as of the date hereof;

(h)      pledges and deposits of cash by any Borrower or any of Subsidiary of Borrower to secure the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), statutory obligations, appeals and other similar obligations in each case in the ordinary course of business of such Borrower; provided, that, in connection with any performance bonds issued by a surety or other person, the issuer of such bond shall not have any rights in or to, or other interest in (whether contingent or otherwise), any of the Collateral other than the pledges or deposits of cash and as to any pledges in respect of an appeal, after giving effect thereto, Excess Availability is not less than $5,000,000;

(i)        liens or other security interests arising from (i) operating leases and the precautionary UCC financing statement filings in respect thereof and (ii) equipment or other materials which are not owned by any Borrower or any Subsidiary located on the premises of such Borrower or such Subsidiary (but not in connection with, or as part of, the financing thereof) from time to time in the ordinary course of business and consistent with current practices of such Borrower or any Subsidiary of any Borrower and the precautionary UCC financing statement filings in respect thereof;

(j)        judgments and other similar liens arising in connection with court proceedings that do not constitute an Event of Default; provided, that, (i) such liens are being contested in good faith and by appropriate proceedings diligently pursued, (ii) adequate reserves or other appropriate provision, if any, as are required by GAAP have been made therefor, (iii) a stay of enforcement of any such liens is in effect;

(k)       the security interests and liens on assets of any Foreign Subsidiary to secure Indebtedness of such Subsidiary permitted under Section 9.9 hereof;

(l)        Intentionally deleted;

(m)      security interests and liens granted by any Borrower or any Subsidiary to secure Indebtedness and other obligations otherwise permitted hereunder not to exceed $50,000 so long as in the case of security interests and liens on any assets of any Borrower, such security interests and liens are subordinate to the security interests and liens of Agent and are otherwise permitted under any other agreement to which such Borrower or Subsidiary is a party or by which its assets or properties are bound;

(n)      the security interests in and liens upon the Timet Collateral to secure the Timet Obligations granted by Haynes Parent to Timet pursuant to the Timet Security Agreement as in effect on the Timet Closing Date;

(o)      the security interests and liens set forth on Schedule 8.4 to the Information Certificate.

9.9   Indebtedness.  Each Borrower shall not, and shall not permit any Subsidiary to, incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness, or guarantee, assume, endorse, or otherwise become responsible for (directly or indirectly), the Indebtedness, performance, obligations or dividends of any other Person, except:

(a)       the Obligations;

(b)      purchase money Indebtedness (including purchase money Capital Leases) arising after the date hereof to the extent secured by purchase money security interests in Equipment (including Capital Leases) and purchase money mortgages on Real Property not to exceed $10,000,000 in the aggregate at any time outstanding so long as such security interests and mortgages do not apply to any property of such Borrower or Subsidiary other than the Equipment or Real Property so acquired, and the Indebtedness secured thereby does not exceed the cost of the Equipment or Real Property so acquired, as the case may be;

(c)       Indebtedness of any Borrower or its Subsidiaries entered into in the ordinary course of business consistent with the current practices of such Borrower or such Subsidiary as of the date hereof pursuant to Hedge Agreements with a party acceptable to Agent; provided, that, (i) such arrangements are with banks or other financial institutions that have combined capital and surplus and undivided profits of not less than $250,000,000 and are acceptable to Agent, (ii) are not for speculative purposes and (iii) such Indebtedness shall be unsecured, except as to obligations under Hedge Agreements that constitute Obligations to the extent of the security interest of Agent in the Collateral as provided herein;

(d)      contingent Indebtedness of any Borrower or any Subsidiary arising after the date hereof to reimburse the issuer of a surety bond issued in the ordinary course of the business of such Borrower or such Subsidiary consistent with the current practices of such Borrower or such Subsidiary as of the date hereof required for the performance of tenders, bids, leases, trade contracts (other than for the repayment of Indebtedness), appeals statutory obligations and other similar obligations; provided, that, (i) the aggregate amount of such contingent Indebtedness outstanding at any time shall not exceed $500,000 and (ii) no such Indebtedness shall be incurred at any time that a Default or Event of Default shall exist or have occurred and be continuing;

(e)       Indebtedness created, incurred, assumed or guaranteed by any Borrower or any Subsidiary in the ordinary course of the business of such Borrower or such Subsidiary in connection with obtaining goods, materials or services that is overdue by more than one hundred twenty (120) days; provided, that, the aggregate amount thereof at any time outstanding shall not exceed $500,000;

(f)       the Indebtedness of any Borrower or any of Subsidiary of Borrower arising pursuant to loans and advances permitted under Sections 9.10(h), 9.10(i) and 9.10(k) hereof;

(g)      Indebtedness of any Foreign Subsidiary arising after the date hereof, provided, that, (i) as to any such Indebtedness, any Borrower shall not be directly or indirectly liable (by virtue of such Borrower being the primary obligor on, guarantor of, or otherwise liable in any respect of such Indebtedness), and (ii) such Indebtedness is permitted under Section 9.9 hereof;

(h)      Indebtedness of Haynes UK to the Haynes UK Pension Trustees in respect of the payment of ₤300,000 as a contribution to the Haynes Pension Plan established by Haynes UK as required under the terms of the Agreement, dated April 2, 2004, by and among Haynes UK and the Haynes UK Pension Trustees;

(i)        unsecured Indebtedness of any Borrower or any Subsidiary arising after the date hereof to any third person (but not to any Affiliate) pursuant to loans in cash by such person to such Borrower or Subsidiary not to exceed $2,000,000 in the aggregate as to all such Indebtedness outstanding at any time;

(j)        the Timet Debt arising pursuant to the Timet Documents as in effect on the Timet Closing Date; provided, that, (i) the aggregate amount of such Indebtedness shall consist of and not exceed (A) the amount of the Timet Fee as reduced by an amount equal to $2,500,000 on November 17 of each year commencing on November 17, 2007, plus (B) the lesser of the amount equal to $12,000,000 or the amount of the cash received by Haynes Parent from Timet giving rise to Indebtedness evidenced by the Timet Option Note in the event that Timet makes a loan in such amount to Haynes Parent in accordance with the terms of Section 2.1(c) of the Timet Conversion Agreement, as reduced by all payments in respect thereof, plus accrued and unpaid interest thereon, if any, (C) the contingent liability of Haynes Parent to Timet for liquidated damages as provided in Section 5.3(a)(y) of the Timet Conversion Agreement (not to exceed $25,000,000 in the aggregate), (D) the contingent liability of Haynes Parent to reimburse Timet under Section 5.1 of the Timet Conversion Agreement as a result of the failure of Haynes Parent to comply with the warranty set forth in Section 6.1 of the Timet Conversion Agreement, (E) the amount of any Termination Fee owing as a result of a Change in Control (as defined in the Timet Conversion Agreement as in effect on the Timet Closing Date) calculated in accordance with Section 13.2 of the Timet Conversion Agreement (not to exceed $25,000,000), and (F) the amount of any Non-Compete Amendment Fee calculated in accordance with Section 11.2 of the Timet Conversion Agreement (not to exceed $15,000,000 in the aggregate); (ii) Haynes Parent shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any of the Timet Documents (or in the case of the Timet Option Note), except, that, Haynes Parent may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenant less restrictive, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose; (iii) Agent shall receive notice that Timet has exercised its option to require additional output pounds of titanium conversion services under Section 2.1(b) of the Timet Conversion Agreement promptly upon the receipt of such notice by Haynes Parent and a copy of the Timet Option Note as executed and delivered by Haynes Parent to Timet upon the execution and delivery thereof by Haynes Parent to Timet, and (iv) Haynes Parent shall furnish or cause to be furnished to Agent all notices or demands in connection with such Indebtedness or otherwise under the Timet Documents either received by Haynes Parent or on its behalf, promptly after the receipt thereof, or sent by Haynes Parent or on its behalf, concurrently with the sending thereof, as the case may be; and

(k)       the Indebtedness set forth on Schedule 9.9 to the Information Certificate; provided, that, (i) Borrowers or such Subsidiary may not make payments in respect of such Indebtedness other than regularly scheduled payments of principal and interest in accordance with the terms of the agreement or instrument evidencing or giving rise to such Indebtedness as in effect on the date hereof, (ii) Borrowers and such Subsidiary shall not, directly or indirectly, (A) amend, modify, alter or change the terms of such Indebtedness or any agreement, document or instrument related thereto as in effect on the date hereof except, that, Borrowers and such Subsidiary may, after prior written notice to Agent, amend, modify, alter or change the terms thereof so as to extend the maturity thereof, or defer the timing of any payments in respect thereof, or to forgive or cancel any portion of such Indebtedness (other than pursuant to payments thereof), or to reduce the interest rate or any fees in connection therewith, or to make any covenant less restrictive, or (B) redeem, retire, defease, purchase or otherwise acquire such Indebtedness, or set aside or otherwise deposit or invest any sums for such purpose (other than required prepayments of Indebtedness incurred in single asset financings in connection with the sale or other disposition of the assets so financed provided such sale or other disposition is otherwise permitted hereunder), and (iii) Borrowers shall furnish to Agent all notices or demands in connection with such Indebtedness either received by any Borrower or on its behalf, promptly after the receipt thereof, or sent by Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.10         Loans, Investments, Etc.  Each Borrower shall not, and shall not permit any Subsidiary to, directly or indirectly, make any loans or advance money or property to any person (which shall not be deemed to include Accounts arising from the sale of goods and services in the ordinary course of business), or invest in (by capital contribution, dividend or otherwise) or purchase or repurchase the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person, or form or acquire any Subsidiaries, or agree to do any of the foregoing, except:

(a)       the endorsement of instruments for collection or deposit in the ordinary course of business;

(b)      Permitted Acquisitions;

(c)       investments in cash or Cash Equivalents; provided, that, with respect to investments in Cash Equivalents by any  Borrower, (i) no Loans are then outstanding, except that notwithstanding that any Loans are outstanding, any Borrower may from time to time in the ordinary course of business consistent with current practices as of the date hereof (A) make deposits of cash or other immediately available funds in operating demand deposit accounts used for disbursements to the extent required to provide funds for amounts drawn or anticipated to be drawn shortly on such accounts (but not more than one (1) Business Days after the date of deposit therein), (B) cause amounts to be deposited in the Blocked Accounts in accordance with the terms of Section 6.3 hereof and (C) make deposits in those deposit accounts having balances of less than $50,000 up to an aggregate amount for all such accounts of $250,000 (and in the case of the deposit account number 08001031 at Community First Bank having a balance of not more than $100,000 for more than five (5) consecutive days) as described in Section 5.2(d) hereof, and (ii) the terms and conditions of Section 5.2 hereof shall have been satisfied with respect to the deposit account, investment account or other account in which such cash or Cash Equivalents are held to the extent required thereunder;

(d)      the existing equity investments of each Borrower and the Subsidiaries of Borrower as of the date hereof in its Subsidiaries; provided, that, no Borrower shall have any further obligations or liabilities to make any capital contributions or other additional investments or other payments to or in or for the benefit of any of such Subsidiaries;

(e)       loans and advances by any Borrower or any of its Subsidiaries to employees of such Borrower or such Subsidiary not to exceed the principal amount of $1,000,000 in the aggregate at any time outstanding for: (i) reasonably and necessary work-related travel or other ordinary business expenses to be incurred by such employees in connection with their work for such Borrower or such Subsidiary and (ii) reasonable and necessary relocation expenses of such employees (including home mortgage financing for relocated employees);

(f)       stock or obligations issued to any Borrower or any other Person liable in respect of the Obligations by any Person (or the representative of such Person) in respect of indebtedness of such Person owing to any Borrower or such obligor in connection with the insolvency, bankruptcy, receivership or reorganization of such Person or a composition or readjustment of the debts of such Person or in connection with the settlement of disputes or trade payables; provided, that, to the extent that the original of any such stock or instrument evidencing such obligations (if any) is issued or payable to such Borrower or any other Person liable in respect of the Obligations, it shall be promptly delivered to Agent, upon Agent’s request, together with such stock power, assignment or endorsement by such Borrower or such other Person as Agent may request;

(g)      obligations of account debtors to any Borrower or any of its Subsidiaries arising from Accounts which are past due whether or not evidenced by a promissory note made by such account debtor payable to such Borrower or such Subsidiary; provided, that, promptly upon the receipt of the original of any such promissory note by such Borrower or any Person liable in respect of the Obligations, such promissory note shall be endorsed to the order of Agent by Borrower or such Person and promptly delivered to Agent as so endorsed;

(h)      loans from time to time by any Subsidiary of a Borrower (other than a Foreign Subsidiary) to a Borrower; provided, that, (i) the Indebtedness of such Borrower to any such Subsidiary arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and conditions acceptable to Agent, (ii) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary and such Borrower, (iii) promptly upon Agent’s request, Agent shall have received a promissory note in form and substance satisfactory to Agent evidencing the terms and conditions of such Indebtedness, and (iv) such Borrower shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness prior to the end of the then current term of this Agreement, except (A) for payments of regularly scheduled interest in respect thereof as in effect on the date of any such loan and (B) for payments of principal in respect of the Indebtedness arising pursuant to such loans, provided, that, as to any such payment, each of the following conditions is satisfied:  (1) Agent shall have received not less than two (2) Business Days’ prior written notice with respect to any such payment, (2) as of the date of any such payment and after giving effect thereto, Excess Availability shall be not less than an amount equal to fifteen (15%) percent of the Maximum Credit and (3) as of the date of any such payment and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing;

(i)        loans or advances of money or property by any Foreign Subsidiary to any person (including to any Borrower or any of its Subsidiaries) after the date hereof, or the investment by any such Subsidiary in any person (by capital contribution, dividend or otherwise) or in any Cash Equivalents or similar instruments in any foreign jurisdiction after the date hereof, or the purchase or repurchase by any such Subsidiary of the Capital Stock or Indebtedness or all or a substantial part of the assets or property of any person after the date hereof, or the formation or acquisition by any such Subsidiary of any Subsidiaries after the date hereof or the agreement of any such Subsidiary to do any of the foregoing after the date hereof; provided, that, (i) as of the date of such loan or advance (other than any loan or advance to any Borrower), or investment or purchase or repurchase (other than investments in cash or Cash Equivalents or similar instruments in any foreign jurisdiction), or the formation or acquisition of any such Subsidiary and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing, (ii) in no event shall any Borrower make, or be required to make, any payment or incur any obligation or liability (contingent or otherwise) in connection with any such loan or advance, or investment or purchase or repurchase, or the formation or acquisition of such Subsidiary or take any other action otherwise prohibited hereunder, and (iii) in the case of any loans or advances to any Borrower, (A) the Indebtedness arising pursuant to such loans shall be subject to, and subordinate in right of payment to, the right of Agent and Lenders to receive the prior final payment and satisfaction in full of all of the Obligations on terms and condition acceptable to Agent, (B) promptly upon Agent’s request, Agent shall have received a subordination agreement, in form and substance satisfactory to Agent, providing for the terms of the terms of the subordination in right of payment of such Indebtedness of such Borrower to the prior final payment and satisfaction in full of all of the Obligations, duly authorized, executed and delivered by such Subsidiary and Borrower, and (C) Borrowers shall not, directly or indirectly make, or be required to make, any payments in respect of such Indebtedness;

(j)        loans by Haynes Parent to any of its Subsidiaries from time to time, provided, that, (i) the Indebtedness arising pursuant to any such loan shall not be evidenced by a promissory note or other instrument, unless the single original of such note or other instrument is promptly delivered to Agent upon its request to hold as part of the Collateral, with such endorsement and/or assignment by the payee of such note or other instrument as Agent may require, (ii) as of the date of any such loan and after giving effect thereto (other than for loans from Haynes Parent to Haynes Wire), Excess Availability shall be not less an amount equal to fifteen (15%) percent of the Maximum Credit and (iii) except as Agent may from time to time otherwise agree, as of the date of any such loan and in each case after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing; and

(k)       the investments, loans and advances set forth on Schedule 9.10 to the Information Certificate; provided, that, as to such loans and advances, Borrowers shall not, directly or indirectly, amend, modify, alter or change the terms of such loans and advances or any agreement, document or instrument related thereto and Borrowers shall furnish to Agent all notices or demands in connection with such loans and advances either received by Borrowers or on its behalf, promptly after the receipt thereof, or sent by any Borrower or on its behalf, concurrently with the sending thereof, as the case may be.

9.11         Dividends and Redemptions.  Each Borrower shall not, directly or indirectly, declare or pay any dividends on account of any shares of class of any Capital Stock of such Borrower now or hereafter outstanding, or set aside or otherwise deposit or invest any sums for such purpose, or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock (or set aside or otherwise deposit or invest any sums for such purpose) for any consideration or apply or set apart any sum, or make any other distribution (by reduction of capital or otherwise) in respect of any such shares or agree to do any of the foregoing, except that:

(a)       any Borrower may declare and pay such dividends or redeem, retire, defease, purchase or otherwise acquire any shares of any class of Capital Stock for consideration in the form of shares of common stock (so long as after giving effect thereto no Change of Control or other Default or Event of Default shall exist or occur and be continuing);

(b)      any Borrower may pay dividends to the extent permitted in Section 9.12 below;

(c)       any Subsidiary of Borrowers may pay dividends to a Borrower; and

(d)      Borrowers may pay cash dividends in respect of its Capital Stock or purchase its Capital Stock; provided, that, each of the following conditions is satisfied as determined by

Agent, (i) Agent shall have received from Administrative Borrower not less than ten (10) Business Days’ written notice prior to the date of the payment of any dividends or purchase of Capital Stock (specifying the amount to be paid by Borrowers), (ii) such dividends and purchases shall be paid with funds legally available therefor, (iii) such dividends and purchase shall not violate any law or regulation or the terms of any indenture, agreement or undertaking to which such Borrower is a party or by which such Borrower or its or their property are bound, (iv) as of the date of such dividend payment or purchase and after giving effect thereto, Excess Availability shall be not less than an amount equal to fifteen (15%) percent of the Maximum Credit, (v) the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) as of the end of the fiscal month most recently ended prior to such payment or purchase for which financial statements of Borrowers and their Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month, and (vi) as of the date of any such payment or purchase and after giving effect thereto, no Default or Event of Default shall exist or have occurred and be continuing.

9.12         Transactions with Affiliates.  Each Borrower shall not, directly or indirectly:

(a)       purchase, acquire or lease any property from, or sell, transfer or lease any property to, any officer, director or other Affiliate of such Borrower, except in the ordinary course of and pursuant to the reasonable requirements of such Borrower’s business and upon fair and reasonable terms no less favorable to such Borrower than such Borrower would obtain in a comparable arm’s length transaction with a person that is not an Affiliate and except as to (i) loans and advances to such Borrower permitted under Sections 9.10(h), 9.10(i) and 9.10(j) above and (ii) licenses of Intellectual Property by such Borrower to its Subsidiaries otherwise permitted hereunder; or

(b)      make any payments (whether by dividend, loan or otherwise) of management, consulting or other fees for management or similar services, or of any Indebtedness owing to any officer, employee, shareholder, director or any other Affiliate of such Borrower, except (i) reasonable compensation and reimbursement of expenses to officers, employees and directors in each case for or in connection with services rendered to such Borrower in the ordinary course of business (including existing management incentive plans) and other management and director compensation, retention, benefit, bonus and severance plans entered into in the ordinary course of business), and (ii) payments in respect of any such Indebtedness to the extent permitted under Section 9.10 hereof.

9.13         Compliance with ERISA.  Each Borrower shall, and shall cause each of its ERISA Affiliates, to: (a) maintain each Benefit Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal and State law; (b) cause each Benefit Plan which is intended to be qualified under Section 401(a) of the Code to maintain such qualification; (c) not terminate any Pension Plan so as to incur any material liability to the Pension Benefit Guaranty Corporation; (d) not allow or suffer to exist any prohibited transaction involving any Pension Plan or any trust created thereunder which would subject such Borrower or such ERISA Affiliate to a material tax or penalty or other material liability on prohibited transactions imposed under Section 4975 of the Code or ERISA; (e) make all required contributions to any Pension Plan which it is obligated to pay under Section 302 of ERISA,

Section 412 of the Code or the terms of such Pension Plan and make all required contributions to any other Benefit Plan to the extent that the failure to do so may result in liability of more than $250,000; (f) not allow or suffer to exist any accumulated funding deficiency, whether or not waived, with respect to any such Benefit Plan; or (g) not allow or suffer to exist any occurrence of a reportable event or any other event or condition that presents a material risk of an ERISA Event that results in or has a reasonable likelihood of resulting in any liability in excess of $250,000.

9.14         End of Fiscal Years; Fiscal Quarters.  Each Borrower shall, for financial reporting purposes, cause its, and each of its Subsidiaries’ (a) fiscal years to end on September 30 of each year and (b) fiscal quarters to end on December 31, March 31, June 30 and September 30 of each year.

9.15         Change in Business.  Each Borrower shall not engage in any business other than the business of any Borrower on the date hereof and any business reasonably related, ancillary or complimentary to the business in which such Borrower is engaged on the date hereof.

9.16         Limitation of Restrictions Affecting Subsidiaries.  Each Borrower shall not, directly, or indirectly, create or otherwise cause or suffer to exist any encumbrance or restriction which prohibits or limits the ability of any Subsidiary of such Borrower to (a) pay dividends or make other distributions or pay any Indebtedness owed to such Borrower or any Subsidiary of such Borrower; (b) make loans or advances to any Borrower or any Subsidiary of such Borrower, (c) transfer any of its properties or assets to such Borrower or any Subsidiary of such Borrower; or (d) create, incur, assume or suffer to exist any lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than encumbrances and restrictions arising under (i) applicable law, (ii) this Agreement and the other Financing Agreements, (iii) customary provisions restricting subletting or assignment of any lease governing a leasehold interest of such Borrower or any Subsidiary of such Borrower, (iv) customary restrictions on dispositions of real property interests found in reciprocal easement agreements of such Borrower or any Subsidiary of Borrower, (v) customary restrictions in agreements for the sale of assets (to the extent such sale is permitted hereunder) on the transfer or encumbrance of such assets during an interim period prior to the closing of the sale of such assets, (vi) customary restrictions in contracts that prohibit the assignment of such contract, (vii) customary restrictions in agreements relating to purchase money financing arrangements of Borrower or contained in security agreements providing for the grant of a security interest to secure other Indebtedness owing to a person that is not an Affiliate (in each case to the extent such purchase money financing or other Indebtedness is permitted hereunder) to the extent such restrictions restrict the transfer of, or the granting of liens on, the property subject to such purchase money financing arrangements or security agreements, (viii) any agreement relating to permitted Indebtedness incurred by a Subsidiary of such Borrower prior to the date on which such Subsidiary was acquired by such Borrower and outstanding on such acquisition date, (ix) customary restrictions in license agreements with respect to Intellectual Property which restrict the sublicensing, pledge, transfer or assignment of the licensee’s rights thereunder, (x) restrictions in agreements in existence prior to the date hereof and the extension or continuation of contractual obligations in existence on the date hereof; provided, that, any such encumbrances or restrictions contained in such extension or continuation are no less favorable to Agent and Lenders than those encumbrances and restrictions under or pursuant to the contractual obligations so extended or continued.

9.17         Intentionally deleted.

9.18         Fixed Charge Coverage Ratio.  At any time that Excess Availability is less than an amount equal to twelve and one-half (12.5%) percent of the Maximum Credit, the Fixed Charge Coverage Ratio of Borrowers and their Subsidiaries (on a consolidated basis) determined as of the end of the fiscal month most recently ended for which financial statements of Borrowers and their Subsidiaries have been received by Agent shall be not less than 1.0 to 1.0 for the period of the immediately preceding twelve (12) consecutive fiscal months ending on the last day of such fiscal month.

9.19         After Acquired Real Property.  If any Borrower hereafter acquires a fee interest in Real Property and such Real Property is adjacent to, contiguous with or necessary or related to or used in connection with any Real Property then subject to a Mortgage, or if such Real Property is not adjacent to, contiguous with or related to or used in connection with such Real Property, then if such Real Property at any location (or series of adjacent, contiguous or related locations, and regardless of the number of parcels) has a fair market value in an amount equal to or greater than $100,000 (or if a Default or Event of Default exists, then regardless of the fair market value of such assets), without limiting any other rights of Agent or any Lender, or duties or obligations of any Borrower, promptly upon Agent’s request, such Borrower shall execute and deliver to Agent a mortgage, deed of trust or deed to secure debt, as Agent may determine, in form and substance substantially similar to the Mortgages and as to any provisions relating to specific State or foreign laws reasonably satisfactory to Agent and in form appropriate for recording in the real estate records of the jurisdiction in which such Real Property or other property is located granting to Agent a first and only lien and mortgage on and security interest in such Real Property, fixtures or other property (except as such Borrower would otherwise be permitted to incur hereunder or under the Mortgages or as otherwise consented to in writing by Agent) and such other agreements, documents and instruments as Agent may reasonably require in connection therewith; provided, that, as to any such Real Property that is not adjacent, contiguous or related to Real Property then subject to a Mortgage, if the purchase price for such Real Property is paid with the initial proceeds of a loan from a financial institution giving rise to Indebtedness permitted under Section 9.9(b) hereof, then such Borrower shall not be required to execute and deliver such mortgage, deed of trust or deed to secure debt in favor of Agent with respect to such Real Property.

9.20         Effect of Indebtedness of Foreign Subsidiaries.  Each Borrower shall not incur, create, assume, become or be liable in any manner with respect to, or permit to exist, any Indebtedness if under the terms thereof the occurrence of a default under or with respect to Indebtedness of a Foreign Subsidiary shall result in, or permit any holder of any Indebtedness of any Borrower to declare, a default under or with respect to Indebtedness of any Borrower or cause the payment of such Indebtedness of any Borrower to be accelerated or payable prior to its stated maturity.

9.21         Costs and Expenses.  Each Borrower jointly and severally agrees to pay to Agent on demand all of Agent’s costs, expenses, filing fees and taxes (except to the extent Taxes may be subject to the terms of Section 6.5 hereof) paid or payable in connection with the preparation, negotiation, execution, delivery, recording, syndication, administration, collection, liquidation, enforcement and defense of the Obligations, Agent’s rights in the Collateral, this Agreement, the other Financing Agreements and all other documents related hereto or thereto, including any amendments, supplements or consents which may hereafter be contemplated (whether or not executed) or entered into in respect hereof and thereof, including: (a) all out-of-pocket costs and expenses of filing or recording (including Uniform Commercial Code financing statement filing taxes and fees, documentary taxes, intangibles taxes and mortgage recording taxes and fees, if applicable); (b) all reasonable out-of-pocket costs and expenses and fees for insurance premiums, environmental audits, title insurance premiums, surveys, assessments, engineering reports and inspections, appraisal fees and search fees, out-of-pocket costs and expenses of remitting loan proceeds, collecting checks and other items of payment, and establishing and maintaining the Blocked Accounts, together with Agent’s customary charges and fees with respect thereto; (c) charges, fees or expenses charged by any bank or issuer in connection with the Letter of Credit Accommodations; (d) out-of-pocket costs and expenses of preserving and protecting the Collateral; (e) costs and expenses paid or incurred in connection with obtaining payment of the Obligations, enforcing the security interests and liens of Agent, selling or otherwise realizing upon the Collateral, and otherwise enforcing the provisions of this Agreement and the other Financing Agreements or defending any claims made or threatened against Agent or any Lender arising out of the transactions contemplated hereby and thereby (including preparations for and consultations concerning any such matters); (f) all reasonable out-of-pocket expenses and costs heretofore and from time to time hereafter incurred by Agent during the course of periodic field examinations of the Collateral and such Borrower’s operations (it being understood that unless an Event of Default shall exist or have occurred and be continuing, only two (2) such field examinations shall be conducted at the expense of such Borrower in any calendar year), plus a per diem charge at Agent’s then standard rate for Agent’s examiners in the field and office (which rate as of the date hereof is $1,000 per person per day, not to exceed $30,000 during any calendar year other than with respect to such amounts incurred after a Default or Event of Default); and (g) the reasonable fees and disbursements of counsel (including legal assistants) to Agent in connection with any of the foregoing.

9.22         Further Assurances.  Upon the reasonable request of Agent at any time and from time to time, Borrowers shall promptly, at their expense, duly execute and deliver, or cause to be duly executed and delivered, such further agreements, documents and instruments, and do or cause to be done such further acts as may be necessary or proper to evidence, perfect, maintain and enforce the security interests and the priority thereof in the Collateral and to otherwise effectuate the provisions or purposes of this Agreement or any of the other Financing Agreements.

SECTION 10.       EVENTS OF DEFAULT AND REMEDIES

10.1         Events of Default.  The occurrence or existence of any one or more of the following events are referred to herein individually as an “Event of Default”, and collectively as “Events of Default”:

(a)       (i) any Borrower fails to pay any Obligations when due and such failure shall continue for three (3) Business Days or (ii) Borrower fails to perform any of the covenants contained in Sections 9.3, 9.4, 9.13, 9.14, 9.15, 9.16 and 9.19 of this Agreement or provisions of the other Financing Agreements covering the same matters and such failure shall continue for ten (10) Business Days; provided, that, such ten (10) Business Day period shall not apply in the case of any failure to observe any such covenant which is not capable of being cured at all or (iii) any Borrower fails to perform any of the terms, covenants, conditions or provisions contained in this Agreement or any of the other Financing Agreements other than those described in Sections 10.1(a)(i) and 10.1(a)(ii) above;

(b)      any representation, warranty or statement of fact made by any Borrower to Agent in this Agreement, the other Financing Agreements or any other written agreement, schedule, confirmatory assignment or otherwise shall when made or deemed made be false or misleading in any material respect;

(c)       any judgment for the payment of money is rendered against any Borrower in excess of $1,000,000 in any one case or in excess of $2,500,000 in the aggregate (to the extent not covered by insurance where the insurer has assumed responsibility in writing for such judgment) and shall remain undischarged or unvacated for a period in excess of thirty (30) days or execution shall at any time not be effectively stayed, or any judgment other than for the payment of money, or injunction, attachment, garnishment or execution is rendered against any Borrower or any of the Collateral having a value in excess of $1,000,000;

(d)      any Borrower dissolves or suspends or discontinues doing business;

(e)       a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at law or in equity) is filed against any Borrower or all or any part of its properties and such petition or application is not dismissed within forty-five (45) days after the date of its filing or any Borrower shall file any answer admitting or not contesting such petition or application or indicates its consent to, acquiescence in or approval of, any such action or proceeding or the relief requested is granted sooner;

(f)       a case or proceeding under the bankruptcy laws of the United States of America now or hereafter in effect or under any insolvency, reorganization, receivership, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction now or hereafter in effect (whether at a law or equity) is filed by Borrower or for all or any part of its property;

(g)      any default by Borrower under any agreement, document or instrument relating to any Indebtedness for borrowed money owing to any person other than Agent and Lenders, or any Capital Lease, contingent Indebtedness in connection with any guarantee, letter of credit, indemnity or similar type of instrument in favor of any person other than Agent and Lenders, in any case in an amount in excess of $1,000,000 which default continues for more than the applicable cure period, if any, with respect thereto, or any default by any Borrower under any Material Contract, which default continues for more than the applicable cure period, if any, with respect thereto;

(h)      any material provision hereof or of any of the other Financing Agreements shall for any reason cease to be valid, binding and enforceable with respect to any party hereto or thereto (other than Agent) in accordance with its terms, or any such party shall challenge the enforceability hereof or thereof, or shall assert in writing, or take any action or fail to take any action based on the assertion that any provision hereof or of any of the other Financing Agreements has ceased to be or is otherwise not valid, binding or enforceable in accordance with its terms, or any security interest provided for herein or in any of the other Financing Agreements shall cease to be a valid and perfected first priority security interest in any of the Collateral purported to be subject thereto (except as otherwise permitted herein or therein);

(i)        an ERISA Event shall occur which results in or could reasonably be expected to result in liability of Borrower in an aggregate amount in excess of $1,000,000;

(j)        any Change of Control;

(k)       the indictment by any Governmental Authority, or as Agent may reasonably and in good faith determine, the threatened indictment by any Governmental Authority of any Borrower of which any Borrower or Agent receives notice, in either case, as to which there is a reasonable possibility of an adverse determination, in the good faith determination of Agent, under any criminal statute, or commencement or threatened commencement of criminal or civil proceedings against such Borrower, pursuant to which statute or proceedings the penalties or remedies sought or available include forfeiture of (i) any of the Collateral having a value in excess of $1,000,000 or (ii) any other property of any Borrower which is necessary or material to the conduct of its business;

(l)        there shall be an act, condition or event that has a Material Adverse Effect after the date hereof; or

(m)      there shall be an event of default under any of the other Financing Agreements or any event of default under the Timet Documents.

10.2         Remedies.

(a)       At any time an Event of Default exists or has occurred and is continuing, Agent and Lenders shall have all rights and remedies provided in this Agreement, the other Financing Agreements, the UCC and other applicable law, all of which rights and remedies may be exercised without notice to or consent by any Borrower, except as such notice or consent is expressly provided for hereunder or required by applicable law.  All rights, remedies and powers granted to Agent and Lenders hereunder, under any of the other Financing Agreements, the UCC or other applicable law, are cumulative, not exclusive and enforceable, in Agent’s discretion, alternatively, successively, or concurrently on any one or more occasions, and shall include, without limitation, the right to apply to a court of equity for an injunction to restrain a breach or threatened breach by any Borrower of this Agreement or any of the other Financing Agreements.  Subject to Section 12 hereof, Agent may, and at the direction of the Required Lenders shall, at any time or times, proceed directly against any Borrower to collect the Obligations without prior recourse to the Collateral.

(b)      Without limiting the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, at its option, and upon the direction of the Required Lenders, shall (i) upon notice to Administrative Borrower, accelerate the payment of all Obligations and demand immediate payment thereof to Agent for itself and the benefit of Lenders (provided, that, upon the occurrence of any Event of Default described in Sections

10.1(e) and 10.1(f), all Obligations shall automatically become immediately due and payable without such notice) and (ii) terminate the Commitments and this Agreement (provided, that, upon the occurrence of any Event of Default described in Sections 10.1(f) and 10.1(g), the Commitments and any other obligation of the Agent or a Lender hereunder shall automatically terminate).

(c)       Without limiting the generality of the foregoing, at any time an Event of Default exists or has occurred and is continuing, Agent may, in its discretion (i) with or without judicial process or the aid or assistance of others, enter upon any premises on or in which any of the Collateral may be located and take possession of the Collateral or complete processing, manufacturing and repair of all or any portion of the Collateral, to the extent permitted by law, (ii) require any Borrower, at Borrowers’ expense, to assemble and make available to Agent any part or all of the Collateral at any place and time designated by Agent, (iii) collect, foreclose, receive, appropriate, setoff and realize upon any and all Collateral, (iv) remove any or all of the Collateral from any premises on or in which the same may be located for the purpose of effecting the sale, foreclosure or other disposition thereof or for any other purpose, (v) sell, lease, transfer, assign, deliver or otherwise dispose of any and all Collateral (including entering into contracts with respect thereto, public or private sales at any exchange, broker’s board, at any office of Agent or elsewhere) at such prices or terms as Agent may deem reasonable, for cash, upon credit or for future delivery, with the Agent having the right to purchase the whole or any part of the Collateral at any such public sale, all of the foregoing being free from any right or equity of redemption of Borrowers, which right or equity of redemption is hereby expressly waived and released by Borrowers and/or (vi) terminate this Agreement.  If any of the Collateral is sold or leased by Agent upon credit terms or for future delivery, the Obligations shall not be reduced as a result thereof until payment therefor is finally collected by Agent.  If notice of disposition of Collateral is required by law, ten (10) days prior notice by Agent to Borrowers designating the time and place of any public sale or the time after which any private sale or other intended disposition of Collateral is to be made, shall be deemed to be reasonable notice thereof and Borrowers waive any other notice.  In the event Agent institutes an action to recover any Collateral or seeks recovery of any Collateral by way of prejudgment remedy, each Borrower waives the posting of any bond which might otherwise be required. At any time an Event of Default exists or has occurred and is continuing, upon Agent’s request, Borrowers will either, as Agent shall specify, furnish cash collateral to the issuer to be used to secure and fund Agent’s reimbursement obligations to the issuer in connection with any Letter of Credit Accommodations or furnish cash collateral to Agent for the Letter of Credit Accommodations.  Such cash collateral shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.

(d)      At any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, enforce the rights of any Borrower against any account debtor, secondary obligor or other obligor in respect of any of the Accounts or other Receivables.  Without limiting the generality of the foregoing, at any time or times that an Event of Default exists or has occurred and is continuing, Agent may, in its discretion, at such time or times (i) notify any or all account debtors, secondary obligors or other obligors in respect thereof that the Receivables have been assigned to Agent and that Agent has a security interest therein and Agent may direct any or all accounts debtors, secondary obligors and other obligors to make payment of Receivables directly to Agent, (ii) extend the time of payment of, compromise, settle or adjust for cash, credit, return of merchandise or otherwise, and upon any terms or conditions, any and all Receivables or other obligations included in the Collateral and thereby discharge or release the account debtor or any secondary obligors or other obligors in respect thereof without affecting any of the Obligations, (iii) demand, collect or enforce payment of any Receivables or such other obligations, but without any duty to do so, and Agent and Lenders shall not be liable for any failure to collect or enforce the payment thereof nor for the negligence of its agents or attorneys with respect thereto and (iv) take whatever other action Agent may deem necessary or desirable for the protection of its interests and the interests of Lenders.  At any time that an Event of Default exists or has occurred and is continuing, at Agent’s request, all invoices and statements sent to any account debtor shall state that the Accounts and such other obligations have been assigned to Agent and are payable directly and only to Agent and Borrowers shall deliver to Agent such originals of documents evidencing the sale and delivery of goods or the performance of services giving rise to any Accounts as Agent may require.  In the event any account debtor returns Inventory when an Event of Default exists or has occurred and is continuing, Borrowers shall, upon Agent’s request, hold the returned Inventory in trust for Agent, segregate all returned Inventory from all of its other property, dispose of the returned Inventory solely according to Agent’s instructions, and not issue any credits, discounts or allowances with respect thereto without Agent’s prior written consent.

(e)       To the extent that applicable law imposes duties on Agent or any Lender to exercise remedies in a commercially reasonable manner (which duties cannot be waived under such law), each Borrower acknowledges and agrees that it is not commercially unreasonable for Agent or any Lender (i) to fail to incur expenses reasonably deemed significant by Agent or any Lender to prepare Collateral for disposition or otherwise to complete raw material or work in process into finished goods or other finished products for disposition, (ii) to fail to obtain third party consents for access to Collateral to be disposed of, or to obtain or, if not required by other law, to fail to obtain consents of any Governmental Authority or other third party for the collection or disposition of Collateral to be collected or disposed of, (iii) to fail to exercise collection remedies against account debtors, secondary obligors or other persons obligated on Collateral or to remove liens or encumbrances on or any adverse claims against Collateral, (iv) to exercise collection remedies against account debtors and other persons obligated on Collateral directly or through the use of collection agencies and other collection specialists, (v) to advertise dispositions of Collateral through publications or media of general circulation, whether or not the Collateral is of a specialized nature, (vi) to contact other persons, whether or not in the same business as any Borrower, for expressions of interest in acquiring all or any portion of the Collateral, (vii) to hire one or more professional auctioneers to assist in the disposition of Collateral, whether or not the collateral is of a specialized nature, (viii) to dispose of Collateral by utilizing Internet sites that provide for the auction of assets of the types included in the Collateral or that have the reasonable capability of doing so, or that match buyers and sellers of assets, (ix) to dispose of assets in wholesale rather than retail markets, (x) to disclaim disposition warranties, (xi) to purchase insurance or credit enhancements to insure Agent or Lenders against risks of loss, collection or disposition of Collateral or to provide to Agent or Lenders a guaranteed return from the collection or disposition of Collateral, or (xii) to the extent deemed appropriate by Agent, to obtain the services of other brokers, investment bankers, consultants and other professionals to assist Agent in the collection or disposition of any of the Collateral.

Each Borrower acknowledges that the purpose of this Section is to provide non-exhaustive indications of what actions or omissions by Agent or any Lender would not be commercially unreasonable in the exercise by Agent or any Lender of remedies against the Collateral and that other actions or omissions by Agent or any Lender shall not be deemed commercially unreasonable solely on account of not being indicated in this Section. Without limitation of the foregoing, nothing contained in this Section shall be construed to grant any rights to any Borrower or to impose any duties on Agent or Lenders that would not have been granted or imposed by this Agreement or by applicable law in the absence of this Section.

(f)       For the purpose of enabling Agent to exercise the rights and remedies hereunder, each Borrower hereby grants to Agent, to the extent assignable, an irrevocable, non-exclusive license (exercisable at any time an Event of Default shall exist or have occurred and for so long as the same is continuing) without payment of royalty or other compensation to any Borrower, to use, assign, license or sublicense any of the trademarks, service-marks, trade names, business names, trade styles, designs, logos and other source of business identifiers and other Intellectual Property and general intangibles now owned or hereafter acquired by any Borrower, wherever the same maybe located, including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer programs used for the compilation or printout thereof.

(g)      At any time an Event of Default exists or has occurred and is continuing, Agent may apply the cash proceeds of Collateral actually received by Agent from any sale, lease, foreclosure or other disposition of the Collateral to payment of the Obligations, in whole or in part and in accordance with the terms hereof, whether or not then due or may hold such proceeds as cash collateral for the Obligations.  Borrowers shall remain liable to Agent and Lenders for the payment of any deficiency with interest at the highest rate provided for herein and all costs and expenses of collection or enforcement, including attorneys’ fees and expenses.

(h)      Without limiting the foregoing, upon the occurrence of a Default or an Event of Default and for so long as the same is continuing, (i) Agent and Lenders may, at Agent’s option, and upon the occurrence of an Event of Default at the direction of the Required Lenders, Agent and Lenders shall, without notice, (A) cease making Loans or arranging for Letter of Credit Accommodations or reduce the lending formulas or amounts of Loans and Letter of Credit Accommodations available to Borrowers and/or (B) terminate any provision of this Agreement providing for any future Loans or Letter of Credit Accommodations to be made by Agent and Lenders to Borrowers and (ii) Agent may, at its option, establish such Reserves as Agent determines, without limitation or restriction, notwithstanding anything to the contrary contained herein.

SECTION 11.       JURY TRIAL WAIVER; OTHER WAIVERS AND CONSENTS; GOVERNING LAW

11.1         Governing Law; Choice of Forum; Service of Process; Jury Trial Waiver.

(a)       The validity, interpretation and enforcement of this Agreement and the other Financing Agreements (except as otherwise provided therein) and any dispute arising out of the relationship between the parties hereto, whether in contract, tort, equity or otherwise, shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would cause the application of the law of any jurisdiction other than the laws of the State of Illinois.

(b)      Borrowers and Secured Parties each irrevocably consent and submit to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois, whichever Agent may elect, and waive any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Agreement or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of the parties hereto in respect of this Agreement or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agree that any dispute with respect to any such matters shall be heard only in the courts described above (except that Agent and Lenders shall have the right to bring any action or proceeding against any Borrower or its property in the courts of any other jurisdiction which Agent deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against Borrowers or its property).

(c)       Each Borrower hereby waives personal service of any and all process upon it and consents that all such service of process may be made by registered or certified mail (return receipt requested) directed to its address set forth herein and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Agent’s option, by service upon Borrowers in any other manner provided under the rules of any such courts.

(d)      BORROWERS AND SECURED PARTIES EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO IN RESPECT OF THIS AGREEMENT OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  BORROWER AND SECURED PARTIES EACH HEREBY AGREE AND CONSENT THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT BORROWER OR ANY SECURED PARTY MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

(e)       Agent and Lenders shall not have any liability to any Borrower (whether in tort, contract, equity or otherwise) for losses suffered by such Borrower in connection with, arising out of, or in any way related to the transactions or relationships contemplated by this Agreement or any of the other Financing Agreements, or any act, omission or event occurring in connection herewith, unless it is determined by a final and non-appealable judgment or court order binding on Agent and such Lender, that the losses were the result of acts or omissions constituting gross negligence or willful misconduct.  Each Borrower: (i) certifies that neither Agent, any Lender nor any representative, agent or attorney acting for or on behalf of Agent or any Lender has represented, expressly or otherwise, that Agent and Lenders would not, in the event of litigation, seek to enforce any of the waivers provided for in this Agreement or any of the other Financing Agreements and (ii) acknowledges that in entering into this Agreement and the other Financing Agreements, Agent and Lenders are relying upon, among other things, the waivers and certifications set forth in this Section 11.1 and elsewhere herein and therein.

11.2         Waiver of Notices.  Each Borrower hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and chattel paper, included in or evidencing any of the Obligations or the Collateral, and any and all other demands and notices of any kind or nature whatsoever with respect to the Obligations, the Collateral and this Agreement, except such as are expressly provided for herein.  No notice to or demand on any Borrower which Agent or any Lender may elect to give shall entitle such Borrower to any other or further notice or demand in the same, similar or other circumstances.

11.3         Amendments and Waivers.

(a)       Neither this Agreement nor any other Financing Agreement nor any terms hereof or thereof may be amended, waived, discharged or terminated unless such amendment, waiver, discharge or termination is in writing signed by Agent and the Required Lenders or at Agent’s option, by Agent with the authorization of the Required Lenders, and as to amendments to any of the Financing Agreements (other than with respect to any provision of Section 12 hereof), by Borrowers against which enforcement is sought; except, that, no such amendment, waiver, discharge or termination shall:

(i)        reduce the interest rate or any fees or extend the time of payment of principal, interest or any fees or reduce the principal amount of any Loan or Letter of Credit Accommodations, in each case without the consent of each Lender directly affected thereby,

(ii)       increase the Commitment of any Lender over the amount thereof then in effect or provided hereunder, in each case without the consent of the Lender directly affected thereby,

(iii)      release any Collateral (except as expressly required or permitted hereunder or under any of the other Financing Agreements or applicable law and except as permitted under Section 12.11(b) hereof), or release of any Guarantor, in each case, without the consent of Agent and all of Lenders,

(iv)     reduce any percentage specified in the definition of Required Lenders or change any of the provisions of any Financing Agreement specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the consent of Agent and all of Lenders,

(v)      consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, without the consent of Agent and all of Lenders,

(vi)     amend, modify or waive any terms of this Section 11.3, without the consent of Agent and all of Lenders,

(vii)    increase the advance rates constituting part of the Borrowing Base (other than as provided for in the definition of such terms), amend, waive or modify any provisions of the definition of the term “Borrowing Base” or any of the defined terms referred to in the definition of the term Borrowing Base, in each case as to any of the foregoing if the effect thereof increases the amount of the Borrowing Base, or increase the sublimits with respect to Loans based on Eligible Inventory or for Letter of Credit Accommodations, without the consent of Agent and all of Lenders,

(viii)   increase the Maximum Credit, the Equipment Purchase Loan Limit, the Inventory Loan Limit or the Revolving Loan Limit, without the consent of Agent and all Lenders,

(ix)      amend the definition of “Excess Availability”, “Fixed Asset Availability” or “Pro Rata Share”, without the consent of Agent and all of the Lenders, or

(x)       amend Sections 6.4(a), 12.8 or 12.11 herein, without the consent of Agent and all of the Lenders.

(b)      Agent and Lenders shall not, by any act, delay, omission or otherwise be deemed to have expressly or impliedly waived any of its or their rights, powers and/or remedies unless such waiver shall be in writing and signed as provided herein.  Any such waiver shall be enforceable only to the extent specifically set forth therein.  A waiver by Agent or any Lender of any right, power and/or remedy on any one occasion shall not be construed as a bar to or waiver of any such right, power and/or remedy which Agent or any Lender would otherwise have on any future occasion, whether similar in kind or otherwise.

(c)       Notwithstanding anything to the contrary contained in Section 11.3(a) above, in connection with any amendment, waiver, discharge or termination, in the event that any Lender whose consent thereto is required shall fail to consent or fail to consent in a timely manner (such Lender being referred to herein as a “Non-Consenting Lender”), but the consent of any other Lenders to such amendment, waiver, discharge or termination that is required are obtained, if any, then Wells Fargo shall have the right, but not the obligation, to purchase at any time thereafter, and upon the exercise by Wells Fargo of such right, such Non-Consenting Lender shall have the obligation, to sell, assign and transfer to Wells Fargo or such Eligible Transferee as Wells Fargo may specify, the Commitment of such Non-Consenting Lender and all rights and interests of such Non-Consenting Lender pursuant thereto.  Wells Fargo shall provide the Non-Consenting Lender with prior written notice of its intent to exercise its right under this Section, which notice shall specify on date on which such purchase and sale shall occur.  Such purchase and sale shall be pursuant to the terms of an Assignment and Acceptance (whether or not executed by the Non-Consenting Lender), except that on the date of such purchase and sale, Wells Fargo, or such Eligible Transferee specified by Wells Fargo, shall pay to the Non-Consenting Lender (except as Wells Fargo and such Non-Consenting Lender may otherwise agree) the amount equal to: (i) the principal balance of the Loans held by the Non-Consenting Lender outstanding as for the close of business on the business day immediately preceding the effective date of such purchase and sale, plus (ii) amounts accrued and unpaid in respect of interest and fees payable to the Non-Consenting Lender to the effective date of the purchase (but in no event shall the Non-Consenting Lender be deemed entitled to any early termination fee).  Such purchase and sale shall be effective on the date of the payment of such amount to the Non-Consenting Lender and the Commitment of the Non-Consenting Lender shall terminate on such date.

(d)      The consent of Agent shall be required for any amendment, waiver or consent affecting the rights or duties of Agent hereunder or under any of the other Financing Agreements, in addition to the consent of the Lenders otherwise required by this Section and the exercise by Agent of any of its rights hereunder with respect to Reserves or Eligible Accounts or Eligible Inventory shall not be deemed an amendment to the advance rates provided for purposes of this Section 11.3.

11.4         Waiver of Counterclaims.  Each Borrower waives all rights to interpose any claims, deductions, setoffs or counterclaims of any nature (other then compulsory counterclaims) in any action or proceeding with respect to this Agreement, the Obligations, the Collateral or any matter arising therefrom or relating hereto or thereto.

11.5         Indemnification.  Other than with respect to Taxes (for which the indemnification obligations of each Borrower to Agent and Lenders are subject to Section 6.5 hereof) each Borrower shall, jointly and severally, indemnify and hold Agent and each Lender, and its officers, directors, agents, employees, advisors and counsel and their respective Affiliates (each such person being an “Indemnitee”), harmless from and against any and all losses, claims, damages, liabilities, costs or expenses (including reasonable attorneys’ fees and expenses) imposed on, incurred by or asserted against any of them in connection with any litigation, investigation, claim or proceeding commenced or threatened related to the negotiation, preparation, execution, delivery, enforcement, performance or administration of this Agreement, any other Financing Agreements, or any undertaking or proceeding related to any of the transactions contemplated hereby or any act, omission, event or transaction related or attendant thereto, including amounts paid in settlement, court costs, and the reasonable fees and expenses of counsel except that Borrowers shall not have any obligation under this Section 11.5 to indemnify an Indemnitee with respect to a matter covered hereby resulting from the gross negligence or willful misconduct of such Indemnitee as determined pursuant to a final, non-appealable judgment of a court of competent jurisdiction (but without limiting the obligations of Borrowers as to any other Indemnitee).  To the extent that the undertaking to indemnify, pay and hold harmless set forth in this Section may be unenforceable because it violates any law or public policy, Borrowers shall pay the maximum portion which it is permitted to pay under applicable law to Agent and Lenders in satisfaction of indemnified matters under this Section.  To the extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any of the other Financing Agreements or any undertaking or transaction contemplated hereby.  All amounts due under this Section shall be payable upon demand. The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

11.6         Currency Indemnity.  If, for the purposes of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any of the other Financing Agreements, it becomes necessary to convert into the currency of such jurisdiction (the “Judgment Currency”) any amount due under this Agreement or under any of the other Financing Agreements in any currency other than the Judgment Currency (the “Currency Due”), then conversion shall be made at the Exchange Rate prevailing on the Business Day before the day on which judgment is given for the purchase of the Currency Due with the Judgment Currency.  In the event that there is a change in the Exchange Rate prevailing between the Business Day before the day on which the judgment is given and the date of receipt by Agent of the amount due, Borrowers will, on the date of receipt by Agent, pay such additional amounts, if any, or be entitled to receive reimbursement of such amount, if any, as may be necessary to ensure that the amount received by Agent and Lenders on such date is the amount in the Judgment Currency which when converted at the Exchange Rate prevailing on the date of receipt by Agent is the amount then due under this Agreement or such other of the Financing Agreements in the Currency Due.  If the amount of the Currency Due which Agent is able to purchase is less than the amount of the Currency Due originally due to it, each Borrower shall indemnify and save Agent and Lenders harmless from and against loss or damage arising as a result of such deficiency.  The indemnity contained herein shall constitute an obligation separate and independent from the other obligations contained in this Agreement and the other Financing Agreements, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by Agent from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due under this Agreement or any of the other Financing Agreements or under any judgment or order.

SECTION 12.          THE AGENT

12.1         Appointment, Powers and Immunities.  Each Secured Party irrevocably designates, appoints and authorizes Wells Fargo to act as Agent hereunder and under the other Financing Agreements with such powers as are specifically delegated to Agent by the terms of this Agreement and of the other Financing Agreements, together with such other powers as are reasonably incidental thereto.  Agent (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Financing Agreements, and shall not by reason of this Agreement or any other Financing Agreement be a trustee or fiduciary for any Secured Party; (b) shall not be responsible to Secured Parties for any recitals, statements, representations or warranties contained in this Agreement or in any of the other Financing Agreements, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Financing Agreement, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Financing Agreement or any other document referred to or provided for herein or therein or for any failure by any Borrower or any other Person to perform any of its obligations hereunder or thereunder; and (c) shall not be responsible to Secured Parties for any action taken or omitted to be taken by it hereunder or under any other Financing Agreement or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, except for its own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith.  Agent may deem and treat the payee of any note as the holder thereof for all purposes hereof unless and until the assignment thereof pursuant to an agreement (if and to the extent permitted herein) in form and substance satisfactory to Agent shall have been delivered to and acknowledged by Agent.  The designation of any Person as Documentation Agent under this Agreement shall not create any rights in favor of it in such capacity nor subject it to any duties or obligations in such capacity.

12.2         Reliance by Agent.  Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by Agent.  As to any matters not expressly provided for by this Agreement or any other Financing Agreement, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by the Required Lenders or all of Secured Parties as is required in such circumstance, and such instructions of such Agents and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties.

12.3         Events of Default.

(a)       Agent shall not be deemed to have knowledge or notice of the occurrence of a Default or an Event of Default or other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, unless and until Agent has received written notice from a Lender or Borrowers specifying such Event of Default or any unfulfilled condition precedent, and stating that such notice is a “Notice of Default or Failure of Condition”.  In the event that Agent receives such a Notice of Default or Failure of Condition, Agent shall give prompt notice thereof to the Lenders.  Agent shall (subject to Section 12.7) take such action with respect to any such Event of Default or failure of condition precedent as shall be directed by the Required Lenders to the extent provided for herein; provided, that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to or by reason of such Event of Default or failure of condition precedent, as it shall deem advisable in the best interest of Lenders.  Without limiting the foregoing, and notwithstanding the existence or occurrence and continuance of an Event of Default or any other failure to satisfy any of the conditions precedent set forth in Section 4 of this Agreement to the contrary, unless and until otherwise directed by the Required Lenders, Agent may, but shall have no obligation to, continue to make Loans and issue or cause to be issued Letter of Credit Accommodations for the ratable account and risk of Lenders from time to time if Agent believes making such Loans or issuing or causing to be issued such Letter of Credit Accommodations is in the best interests of Lenders.

(b)      Except with the prior written consent of Agent, no Secured Party may assert or exercise any enforcement right or remedy in respect of the Loans, Letter of Credit Accommodations or other Obligations, as against any Borrower or any of the Collateral or other property of any Borrower.

12.4         Wells Fargo in its Individual Capacity.  With respect to its Commitment and the Loans made and Letter of Credit Accommodations issued or caused to be issued by it (and any successor acting as Agent), so long as Wells Fargo shall be a Lender hereunder, it shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Wells Fargo in its individual capacity as Lender hereunder.  Wells Fargo (and any successor acting as Agent) and its Affiliates may (without having to account therefor to any Lender) lend money to, make investments in and generally engage in any kind of business with Borrowers (and any of its Subsidiaries or Affiliates) as if it were not acting as Agent, and Wells Fargo and its Affiliates may accept fees and other consideration from any Borrower and any of their Subsidiaries and Affiliates for services in connection with this Agreement or otherwise without having to account for the same to Lenders.

12.5         Indemnification.  Secured Parties agree to indemnify Agent (to the extent not reimbursed by Borrowers hereunder and without limiting any obligations of Borrowers hereunder) ratably, in accordance with their Pro Rata Shares, for any and all claims of any kind and nature whatsoever that may be imposed on, incurred by or asserted against Agent (including by any Secured Party) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Financing Agreement or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that Agent is obligated to pay hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided, that, no Secured Party shall be liable for any of the foregoing to the extent it arises from the gross negligence or willful misconduct of the party to be indemnified as determined by a final non-appealable judgment of a court of competent jurisdiction.  The foregoing indemnity shall survive the payment of the Obligations and the termination or non-renewal of this Agreement.

12.6         Non-Reliance on Agent and Other Lenders.  Each Secured Party agrees that it has, independently and without reliance on Agent or other Secured Party, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers and has made its own decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Secured Party, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Financing Agreements.  Agent shall not be required to keep itself informed as to the performance or observance by any Borrower of any term or provision of this Agreement or any of the other Financing Agreements or any other document referred to or provided for herein or therein or to inspect the properties or books of any Borrower.  Agent will use reasonable efforts to provide Lenders with any information received by Agent from any Borrower which is required to be provided to Lenders or deemed to be requested by Lenders hereunder and with a copy of any Notice of Default or Failure of Condition received by Agent from Borrowers or any Lender; provided, that, Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s own gross negligence or willful misconduct as determined by a final non-appealable judgment of a court of competent jurisdiction.  Except for notices, reports and other documents expressly required to be furnished to Lenders by Agent or deemed requested by Lenders hereunder, Agent shall not have any duty or responsibility to provide any Lender with any other credit or other information concerning the affairs, financial condition or business of any Borrower that may come into the possession of Agent.

12.7         Failure to Act.  Except for action expressly required of Agent hereunder and under the other Financing  Agreements, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from Secured Parties of their indemnification obligations under Section 12.5 hereof against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.

12.8         Additional Loans.  Agent shall not make any Loans or provide any Letter of Credit Accommodations to any Borrower on behalf of Lenders intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations would cause the aggregate amount of the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base of such Borrower, without the prior consent of all Lenders, except, that, Agent may make such additional Loans or provide such additional Letter of Credit Accommodations on behalf of Lenders, intentionally and with actual knowledge that such Loans or Letter of Credit Accommodations will cause the total outstanding Loans and Letter of Credit Accommodations to such Borrower to exceed the Borrowing Base, as Agent may deem necessary or advisable in its discretion; provided, that: (a) the total principal amount of the additional Loans or additional Letter of Credit Accommodations to Borrowers which Agent may make or provide after obtaining such actual knowledge that the aggregate principal amount of the Loans equal or exceed the Borrowing Base, plus the amount of Special Agent Advances made pursuant to Section 12.11(a)(ii) hereof then outstanding, shall not exceed the aggregate amount equal to $7,500,000 and shall not cause the total principal amount of the Loans and Letter of Credit Accommodations to exceed the Maximum Credit and (b) no such additional Loan or Letter of Credit Accommodation shall be outstanding more than ninety (90) days after the date such additional Loan or Letter of Credit Accommodation is made or issued (as the case may be), except as the Required Lenders may otherwise agree.  Each Lender shall be obligated to pay Agent the amount of its Pro Rata Share of any such additional Loans or Letter of Credit Accommodations.

12.9         Concerning the Collateral and the Related Financing Agreements.  Each Secured Party authorizes and directs Agent to enter into this Agreement and the other Financing Agreements.  Each Secured Party agrees that any action taken by Agent or Required Lenders in accordance with the terms of this Agreement or the other Financing Agreements and the exercise by Agent or Required Lenders of their respective powers set forth therein or herein, together with such other powers that are reasonably incidental thereto, shall be binding upon all of the Secured Parties.

12.10       Field Audit, Examination Reports and other Information; Disclaimer by Lenders.  By signing this Agreement, each Lender:

(a)       is deemed to have requested that Agent furnish such Lender, promptly after it becomes available, a copy of each field audit or examination report and report with respect to the Borrowing Base prepared or received by Agent (each field audit or examination report and report with respect to the Borrowing Base being referred to herein as a “Report” and collectively, “Reports”), appraisals with respect to the Collateral and financial statements with respect to Borrowers and its Subsidiaries received by Agent;

(b)      expressly agrees and acknowledges that Agent (i) does not make any representation or warranty as to the accuracy of any Report, appraisal or financial statement or (ii) shall not be liable for any information contained in any Report, appraisal or financial statement;

(c)       expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that Agent or any other party performing any audit or examination will inspect only specific information regarding Borrowers and will rely significantly upon Borrowers’ books and records, as well as on representations of Borrowers’ personnel; and

(d)      agrees to keep all Reports confidential and strictly for its internal use in accordance with the terms of Section 13.5 hereof, and not to distribute or use any Report in any other manner.

12.11       Collateral Matters.

(a)       Agent may, at its option, from time to time, at any time on or after an Event of Default and for so long as the same is continuing or upon any other failure of a condition precedent to the Loans and Letter of Credit Accommodations hereunder, make such disbursements and advances (“Special Agent Advances”) which Agent, in its sole discretion, (i) deems necessary or desirable either to preserve or protect the Collateral or any portion thereof or (ii) to enhance the likelihood or maximize the amount of repayment by Borrowers of the Loans and other Obligations; provided, that, the aggregate principal amount of the Special Agent Advances pursuant to this clause (ii), plus the then outstanding principal amount of the additional Loans and Letter of Credit Accommodations which Agent may make or provide as set forth in Section 12.8 hereof, shall not exceed the aggregate amount of $7,500,000 or (iii) to pay any other amount chargeable to Borrowers pursuant to the terms of this Agreement or any of the other Financing Agreements consisting of (A) costs, fees and expenses and (B) payments to any issuer of Letter of Credit Accommodations; provided, that, the aggregate principal amount of the Special Agent Advances pursuant to clauses (i), (ii) and (iii) above outstanding at any time, plus the then outstanding amount of Loans and Letter of Credit Accommodations, shall not exceed the Maximum Credit.  Special Agent Advances shall be repayable on demand and together with all interest thereon shall constitute Obligations secured by the Collateral.  Special Agent Advances shall not constitute Loans but shall otherwise constitute Obligations hereunder.  Interest on Special Agent Advances shall be payable at the Interest Rate then applicable to Prime Rate Loans and shall be payable on demand.  Without limitation of its obligations pursuant to Section 6.10, each Lender agrees that it shall make available to Agent, upon Agent’s demand, in immediately available funds, the amount equal to such Lender’s Pro Rata Share of each such Special Agent Advance.  If such funds are not made available to Agent by such Lender, such Lender shall be deemed a Defaulting Lender and Agent shall be entitled to recover such funds, on demand from such Lender together with interest thereon for each day from the date such payment was due until the date such amount is paid to Agent at the Federal Funds Rate for each day during such period (as published by the Federal Reserve Bank of New York or at Agent’s option based on the arithmetic mean determined by Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of the three leading brokers of Federal funds transactions in New York City selected by Agent) and if such amounts are not paid within three (3) days of Agent’s demand, at the highest Interest Rate provided for in Section 3.1 hereof applicable to Prime Rate Loans.

(b)      Lenders hereby irrevocably authorize Agent, at its option and in its discretion to release any security interest in, mortgage or lien upon, any of the Collateral (i) upon termination of the Commitments and payment and satisfaction of all of the Obligations and delivery of cash collateral to the extent required under Section 13.1 below, or (ii) constituting property being sold or disposed of if Borrowers certify to Agent that the sale or disposition is made in compliance with Section 9.7 hereof (and Agent may rely conclusively on any such certificate, without further inquiry), or (iii) constituting property in which any Borrower did not own an interest at the time the security interest, mortgage or lien was granted or at any time thereafter, or (iv) having a value in the aggregate in any twelve (12) month period of less than $2,500,000, and to the extent Agent may release its security interest in and lien upon any such Collateral pursuant to the sale or other disposition thereof, such sale or other disposition shall be deemed consented to by Lenders, or (v) if required or permitted under the terms of any of the other Financing Agreements, including any intercreditor agreement, or (vi) approved, authorized or ratified in writing by all of Lenders.  Except as provided above, Agent will not release any security interest in, mortgage or lien upon, any of the Collateral without the prior written authorization of all of Lenders. Upon request by Agent at any time, Lenders will promptly confirm in writing Agent’s authority to release particular types or items of Collateral pursuant to this Section.  Nothing contained herein shall be construed to require the consent of any party providing a Hedge Agreement or any Bank Product Provider to any release of any Collateral or termination of security interests in any Collateral.

(c)       Without any manner limiting Agent’s authority to act without any specific or further authorization or consent by the Required Lenders, each Lender agrees to confirm in writing, upon request by Agent, the authority to release Collateral conferred upon Agent under this Section.  Agent shall (and is hereby irrevocably authorized by Lenders to) execute such documents as may be necessary to evidence the release of the security interest, mortgage or liens granted to Agent upon any Collateral to the extent set forth above; provided, that, (i) Agent shall not be required to execute any such document on terms which, in Agent’s opinion, would expose Agent to liability or create any obligations or entail any consequence other than the release of such security interest, mortgage or liens without recourse or warranty and (ii) such release shall not in any manner discharge, affect or impair the Obligations or any security interest, mortgage or lien upon (or obligations of any Borrower in respect of) the Collateral retained by Borrowers.

(d)      Agent shall have no obligation whatsoever to any Lender or any other Person to investigate, confirm or assure that the Collateral exists or is owned by any Borrower or is cared for, protected or insured or has been encumbered, or that any particular items of Collateral meet the eligibility criteria applicable in respect of the Loans or Letter of Credit Accommodations hereunder, or whether any particular reserves are appropriate, or that the liens and security interests granted to Agent pursuant hereto or any of the Financing Agreements or otherwise have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Agent in this Agreement or in any of the other Financing Agreements, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, subject to the other terms and conditions contained herein, Agent may act in any manner it may deem appropriate, in its discretion, given Agent’s own interest in the Collateral as a Lender and that Agent shall have no duty or liability whatsoever to any other Lender.

(e)       Borrowers and the Lenders hereby irrevocably authorize (and by a Borrower entering into an agreement with a Bank Product Provider in connection with the obtaining of any of the Bank Products, each Bank Product Provider shall be deemed to authorize) Agent, based upon the instruction of the Required Lenders, to (i) consent to, credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale thereof conducted under the provisions of title 11 of the United States Code (the “Bankruptcy Code”), including under Section 363 of the Bankruptcy Code, (ii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any sale or other disposition thereof conducted under the provisions of the UCC, including pursuant to Sections 9-610 or 9-620 of the UCC, or (iii) credit bid or purchase (either directly or through one or more acquisition vehicles) all or any portion of the Collateral at any other sale or foreclosure conducted by Agent (whether by judicial action or otherwise) in accordance with applicable law.  In connection with any such credit bid or purchase, the Obligations owed to the Lenders and the Bank Product Providers shall be entitled to be, and shall be, credit bid on a ratable basis (with Obligations with respect to contingent or unliquidated claims being estimated for such purpose if the fixing or liquidation thereof would not unduly delay the ability of Agent to credit bid or purchase at such sale or other disposition of the Collateral and, if such claims cannot be estimated without unduly delaying the ability of Agent to credit bid, then such claims shall be disregarded, not credit bid, and not entitled to any interest in the asset or assets purchased by means of such credit bid) and the Lenders and the Bank Product Providers whose Obligations are credit bid shall be entitled to receive interests (ratably based upon the proportion of their Obligations credit bid in relation to the aggregate amount of Obligations so credit bid) in the asset or assets so purchased (or in the Capital Stock of the acquisition vehicle or vehicles that are used to consummate such purchase).

12.12       Agency for Perfection.  Each Secured Party hereby appoints Agent and each other Secured Party as agent and bailee for the purpose of perfecting the security interests in and liens upon the Collateral of Agent in assets which, in accordance with Article 9 of the UCC can be perfected only by possession (or where the security interest of a secured party with possession has priority over the security interest of another secured party) and Agent and each Secured Party hereby acknowledges that it holds possession of any such Collateral for the benefit of Agent as secured party.  Should any Secured Party obtain possession of any such Collateral, such Secured Party shall notify Agent thereof, and, promptly upon Agent’s request therefor shall deliver such Collateral to Agent or in accordance with Agent’s instructions.

12.13       Successor Agent.  Agent may resign as Agent upon thirty (30) days’ notice to Lenders and Borrowers. If Agent resigns under this Agreement, the Required Lenders shall appoint from among the Lenders a successor agent for Lenders.  If no successor agent is appointed prior to the effective date of the resignation of Agent, Agent may appoint, after consulting with Lenders and Borrowers, a successor agent from among Lenders.  Upon the acceptance by the Lender so selected of its appointment as successor agent hereunder, such successor agent shall succeed to all of the rights, powers and duties of the retiring Agent and the term “Agent” as used herein and in the other Financing Agreements shall mean such successor agent and the retiring Agent’s appointment, powers and duties as Agent shall be terminated.

After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 12 shall inure to its benefit as to any actions taken or omitted by it while it was Agent under this Agreement.  If no successor agent has accepted appointment as Agent by the date which is thirty (30) days after the date of a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nonetheless thereupon become effective and Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.

SECTION 13.       TERM OF AGREEMENT; MISCELLANEOUS

13.1         Term.

(a)       This Agreement and the other Financing Agreements shall become effective as of the date set forth on the first page hereof and shall continue in full force and effect for a term ending on July 14, 2016 (the “Maturity Date”), unless sooner terminated pursuant to the terms hereof.  In addition, any Borrower may terminate this Agreement at any time upon ten (10) days prior written notice to Agent (which notice shall be irrevocable) and, Agent may, at its option, and shall at the direction of Required Lenders, terminate this Agreement at any time (after giving notice to Borrowers) on or after an Event of Default.  Upon the Maturity Date or any other effective date of termination of the Financing Agreements, Borrowers shall pay to Agent all outstanding and unpaid Obligations and shall furnish cash collateral to Agent (or at Agent’s option, a letter of credit issued for the account of any Borrower and at Borrowers’ expense, in form and substance satisfactory to Agent, by an issuer acceptable to Agent and payable to Agent as beneficiary) in such amounts as Agent determines are reasonably necessary to secure Agent and Lenders from loss, cost, damage or expense, including attorneys’ fees and expenses, in connection with any contingent Obligations, including issued and outstanding Letter of Credit Accommodations and checks or other payments provisionally credited to the Obligations and/or as to which Agent or any Lender has not yet received and indefeasible payment and any continuing obligations of Agent or any Lender pursuant to any Deposit Account Control Agreement.  The amount of such cash collateral (or letter of credit, as Agent may determine) as to any Letter of Credit Accommodations shall be in the amount equal to one hundred five (105%) percent of the amount of the Letter of Credit Accommodations plus the amount of any fees and expenses payable in connection therewith through the end of the latest expiration date of such Letter of Credit Accommodations.  Such payments in respect of the Obligations and cash collateral shall be remitted by wire transfer in Federal funds to the Agent Payment Account or such other bank account of Agent, as Agent may, in its discretion, designate in writing to such Borrower for such purpose.  Interest shall be due until and including the next Business Day, if the amounts so paid by such Borrower to the Agent Payment Account or other bank account designated by Agent are received in such bank account later than 12:00 noon, Chicago time.

(b)      If for any reason this Agreement is terminated prior to the Maturity Date, in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Agent’s and each Lender’s lost profits as a result thereof, Borrowers shall pay to Agent, for the account of Lenders (in accordance with the arrangements by and among the Lenders), upon the effective date of such termination, an early termination fee in the amount equal to

Amount	Period

(i) ½% of the Maximum Credit	From the date hereof to and including the first anniversary of the date hereof

(ii) ¼% of the Maximum Credit	From and after the first anniversary of the date hereof to and including the second anniversary of the date hereof.

Notwithstanding anything to the contrary contained in this Section, in the event of the termination of this Agreement by Borrowers prior to the Maturity Date and the full and final repayment in cash of all of the Obligations and receipt by Agent of cash collateral or at its option a letter of credit for contingent obligations in accordance with the terms hereof with the proceeds of initial loans and advances or other financial accommodations to Borrowers pursuant to a credit facility provided by Wells Fargo Bank, National Association or its affiliates (or for which Wells Fargo Bank, National Association or any of its affiliates is acting as agent), Borrowers shall not be required to pay the early termination fee provided for above.

(c)       No termination of this Agreement or the other Financing Agreements shall relieve or discharge any Borrower of its duties, obligations and covenants under this Agreement or the other Financing Agreements until all Obligations have been fully and finally discharged and paid in cash (other than contingent Obligations as to which Agent shall have received such cash collateral, or letter of credit, as Agent may determine, as is required pursuant to the terms hereof), and Agent’s continuing security interest in the Collateral and the rights and remedies of Agent and Lenders hereunder, under the other Financing Agreements and applicable law, shall remain in effect until all such Obligations have been fully and finally discharged and paid in cash (other than contingent Obligations as to which Agent shall have received such cash collateral, or letter of credit, as Agent may determine, as is required pursuant to the terms hereof).  Accordingly, each Borrower waives any rights it may have under the UCC to demand the filing of termination statements with respect to the Collateral and Agent shall not be required to send such termination statements to Borrowers, or to file them with any filing office, unless and until this Agreement shall have been terminated in accordance with its terms and all Obligations are paid and satisfied in full in immediately available funds (other than contingent Obligations as to which Agent shall have received such cash collateral, or letter of credit, as Agent may determine, as is required pursuant to the terms hereof).

13.2         Interpretative Provisions.

(a)       All terms used herein which are defined in Article 1, Article 8 or Article 9 of the UCC shall have the meanings given therein unless otherwise defined in this Agreement.

(b)      All references to the plural herein shall also mean the singular and to the singular shall also mean the plural unless the context otherwise requires.

(c)       All references to Borrowers pursuant to the definitions set forth in the recitals hereto shall include its successors and assigns.  All references to Agent or Lender pursuant to the definitions set forth in the recitals hereto, or to any other person herein, shall include their respective successors and assigns.

(d)      The words “hereof”, “herein”, “hereunder”, “this Agreement” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement and as this Agreement now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced.

(e)       The word “including” when used in this Agreement shall mean “including, without limitation” and the word “will” when used in this Agreement shall be construed to have the same meaning and effect as the word “shall”.

(f)       An Event of Default shall exist or continue or be continuing until such Event of Default is waived in accordance with Section 11.3 or is cured.  Reference herein to a Default or Event of Default that “exists” shall only include a Default or Event of Default, as the case may be, that has not been cured or waived in accordance with the terms hereof, so that such Default or Event of Default, as the case may be, shall cease to exist and shall not be deemed to be continuing if it has been so cured or waived.

(g)      All references to the term “good faith” used herein when applicable to Agent or any Lender shall mean, notwithstanding anything to the contrary contained herein or in the UCC, honesty-in-fact in the conduct or transaction concerned and observance of reasonable commercial standards of fair dealing based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances at the time with the information then available to it.  All references to the term “reasonably” as applied to any conduct or determination by Agent shall be based on how an asset-based lender with similar rights providing a credit facility of the type set forth herein would act in similar circumstances.

(h)      Any accounting term used in this Agreement shall have, unless otherwise specifically provided herein, the meaning customarily given in accordance with GAAP, and all financial computations hereunder shall be computed unless otherwise specifically provided herein, in accordance with GAAP as consistently applied and using the same method for inventory valuation as used in the preparation of the financial statements of Borrowers most recently received by Agent prior to the date hereof.  Notwithstanding anything to the contrary contained in GAAP or any interpretations or other pronouncements by the Financial Accounting Standards Board or otherwise, the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is not only unqualified but also does not include any explanation, supplemental comment or other comment concerning the ability of the applicable person to continue as a going concern or the scope of the audit.

(i)        In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”, the words “to” and “until” each mean “to but excluding” and the word “through” means “to and including”.

(j)        Unless otherwise expressly provided herein, (i) references herein to any agreement, document or instrument shall be deemed to include all subsequent amendments, modifications, supplements, extensions, renewals, restatements or replacements with respect thereto, but only to the extent the same are not prohibited by the terms hereof or of any other Financing Agreement, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, recodifying, supplementing or interpreting the statute or regulation.

(k)       The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.

(l)        This Agreement and other Financing Agreements may use several different limitations, tests or measurements to regulate the same or similar matters.  All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.

(m)      This Agreement and the other Financing Agreements are the result of negotiations among and have been reviewed by counsel to Agent and the other parties, and are the products of all parties.  Accordingly, this Agreement and the other Financing Agreements shall not be construed against Agent or Lenders merely because of Agent’s or any Lender’s involvement in their preparation.

(n)      From and after the date hereof (i) all payment and indemnity obligations of the “Borrower” contained herein shall constitute the joint and several obligations of each Borrower, and all other obligations of the “Borrower” contained herein shall constitute obligations of each Borrower and (ii) all references to information contained on the “Information Certificate” shall, with respect to each Borrower, be a reference to the Information Certificate delivered by such Borrower.

13.3         Notices.  All notices, requests and demands hereunder shall be in writing and deemed to have been given or made:  if delivered in person, immediately upon delivery; if by telex, telegram or facsimile transmission, immediately upon sending and upon confirmation of receipt; if by nationally recognized overnight courier service with instructions to deliver the next Business Day, one (1) Business Day after sending; and if by certified mail, return receipt requested, five (5) days after mailing.  All notices, requests and demands upon the parties are to be given to the following addresses (or to such other address as any party may designate by notice in accordance with this Section):

If to any Borrower:                               Haynes International, Inc.
1020 West Park Avenue
Kokomo, Indiana 46904
Attention:   Mr. Marcel Martin
                   VP Finance and CFO
Telephone No.: 765-456-6000
Telecopy No.:  765-456-6985

with a copy to:                                                                                                                         Ice Miller
One American Square
Box 82001
Indianapolis, Indiana 46282-0002
Attention:  Steve Hackman, Esq.
Telephone No.: 317-236-2289
Telecopy No.: 317-592-4666

If to Agent:                                                                                                                                          Wells Fargo Capital Finance, LLC
150 South Wacker Drive
Chicago, Illinois 60606
Attention:  Portfolio Manager
Telephone No.: 312-332-0420
Telecopy No.: 312-332-0424

13.4         Partial Invalidity.  If any provision of this Agreement is held to be invalid or unenforceable, such invalidity or unenforceability shall not invalidate this Agreement as a whole, but this Agreement shall be construed as though it did not contain the particular provision held to be invalid or unenforceable and the rights and obligations of the parties shall be construed and enforced only to such extent as shall be permitted by applicable law.

13.5         Confidentiality.

(a)       Agent and each Lender shall keep confidential, in accordance with its customary procedures for handling confidential information and safe and sound lending practices and consistent with its practices with respect to its own confidential information, any non-public written information supplied to it by any Borrower pursuant to this Agreement; provided, that, nothing contained herein shall limit the disclosure of any such information: (i) to the extent required by statute, rule, regulation, subpoena or court order, (ii) to bank examiners and other regulators, auditors and/or accountants, in connection with any litigation to which Agent or such Lender is a party, (iii) to any Lender or Participant (or prospective Lender or Participant) or to any Affiliate of any Lender so long as such information has been delivered to such Lender or Participant (or prospective Lender or Participant) or Affiliate subject to the written condition that such information shall be treated as confidential or such Lender or Participant (or prospective Lender or Participant) shall have otherwise agreed to treat such information as confidential in accordance with this Section 13.5, or (iv) to counsel for Agent or any Lender or Participant (or prospective Lender or Participant).

(b)      In the event that Agent or any Lender receives a request or demand to disclose any confidential information pursuant to any subpoena or court order, Agent or such Lender, as the case may be, agrees (i) to the extent permitted by applicable law, Agent or such Lender will promptly notify Borrowers of such request so that any Borrower may seek a protective order or other appropriate relief or remedy and (ii) if disclosure of such information is required, disclose such information and, subject to reimbursement by Borrowers of Agent’s or such Lender’s expenses, cooperate with Administrative Borrower in the reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such portion of the disclosed information which Administrative Borrower so designates.

(c)       In no event shall this Section 13.5 or any other provision of this Agreement, any of the other Financing Agreements or applicable law be deemed: (i) to apply to or restrict disclosure of information that has been or is made public by any Borrower or any third party or otherwise becomes generally available to the public other than as a result of a disclosure in violation hereof, (ii) to apply to or restrict disclosure of information that was or becomes available to Agent or any Lender (or any Affiliate of any Lender) on a non-confidential basis from a person other than a Borrower or a person Agent or Lender has actual knowledge has provided such information to Agent or such Lender, as the case may be, in violation of a binding agreement upon such person known to such Agent or Lender to have obtained such information on a confidential basis from a Borrower, and (iii) to require Agent or any Lender to return any materials furnished by a Borrower to Agent or a Lender.  The obligations of Agent and Lenders under this Section 13.5 shall supersede and replace the obligations of Agent and Lenders under any confidentiality letter signed prior to the date hereof.

13.6         Successors.  This Agreement, the other Financing Agreements and any other document referred to herein or therein shall be binding upon and inure to the benefit of and be enforceable by Agent, Lenders, Borrowers and their respective successors and assigns, except that any Borrower may not assign its rights under this Agreement, the other Financing Agreements and any other document referred to herein or therein without the prior written consent of Agent and Lenders.  Any such purported assignment without such express prior written consent shall be void.  No Lender may assign its rights and obligations under this Agreement without the prior written consent of Agent, except as provided in Section 13.7 below.  The terms and provisions of this Agreement and the other Financing Agreements are for the purpose of defining the relative rights and obligations of Borrowers, Agent and Lenders with respect to the transactions contemplated hereby and there shall be no third party beneficiaries of any of the terms and provisions of this Agreement or any of the other Financing Agreements.

13.7         Assignments; Participations.

(a)       Each Lender may, with the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed), assign all or, if less than all, a portion equal to at least $10,000,000 in the aggregate for the assigning Lender, of such rights and obligations under this Agreement to one or more Eligible Transferees (but not including for this purpose any assignments in the form of a participation), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Acceptance; provided, that, (i) such transfer or assignment will not be effective until recorded by Agent on the Register and (ii) Agent shall have received for its sole account payment of a processing fee from the assigning Lender or the assignee in the amount of $5,000.

(b)      Agent shall maintain a register of the names and addresses of Lenders, their Commitments and the principal amount and interest of their Loans (the “Register”).  Agent shall also maintain a copy of each Assignment and Acceptance delivered to and accepted by it and shall modify the Register to give effect to each Assignment and Acceptance.  The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and Borrowers, Agent and Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement.  The Register shall be available for inspection by any Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.  This Section 13.7 shall be construed so that the Obligations are at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and regulations thereunder.

(c)       Upon such execution, delivery, acceptance and recording, from and after the effective date specified in each Assignment and Acceptance, the assignee thereunder shall be a party hereto and to the other Financing Agreements and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, have the rights and obligations (including, without limitation, the obligation to participate in Letter of Credit Accommodations) of a Lender hereunder and thereunder and the assigning Lender shall, to the extent that rights and obligations hereunder have been assigned by it to an Eligible Transferee pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement.

(d)      By execution and delivery of an Assignment and Acceptance, the assignor and assignee thereunder confirm to and agree with each other and the other parties hereto as follows:  (i) other than as provided in such Assignment and Acceptance, the assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Financing Agreements or the execution, legality, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Financing Agreements furnished pursuant hereto, (ii) the assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Borrower or any of its Subsidiaries or the performance or observance by any Borrower of any of the Obligations; (iii) such assignee confirms that it has received a copy of this Agreement and the other Financing Agreements, together with such other documents and information it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such assignee will, independently and without reliance upon the assigning Lender, Agent and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Financing Agreements, (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Financing Agreements as are delegated to Agent by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of this Agreement and the other Financing Agreements are required to be performed by it as a Lender.  Subject to Section 13.5 hereof, Agent and Lenders may furnish any information concerning any Borrower in the possession of Agent or any Lender from time to time to assignees and Participants.

(e)       Each Lender may sell participations to one or more banks or other entities in or to all or a portion of its rights and obligations under this Agreement and the other Financing Agreements (including, without limitation, all or a portion of its Commitments and the Loans owing to it and its participation in the Letter of Credit Accommodations, without the consent of Agent or the other Lenders); provided, that, (i) such Lender’s obligations under this Agreement (including, without limitation, its Commitment hereunder) and the other Financing Agreements shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, and Borrowers, the other Lenders and Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Financing Agreements, and (iii) the Participant shall not have any rights under this Agreement or any of the other Financing Agreements (the Participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the Participant relating thereto) and all amounts payable by any Borrower hereunder shall be determined as if such Lender had not sold such participation.

(f)       Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans hereunder to a Federal Reserve Bank in support of borrowings made by such Lenders from such Federal Reserve Bank; provided, that, no such pledge shall release such Lender from any of its obligations hereunder or substitute any such pledgee for such Lender as a party hereto.

(g)      Borrowers shall assist Agent or any Lender permitted to sell assignments or participations under this Section 13.7 in whatever manner reasonably necessary in order to enable or effect any such assignment or participation, including (but not limited to) the execution and delivery of any and all agreements, notes and other documents and instruments as shall be requested and the delivery of informational materials, appraisals or other documents for, and the participation of relevant management in meetings and conference calls with, potential Lenders or Participants. Borrowers shall certify the correctness, completeness and accuracy, in all material respects, of all descriptions of Borrowers and its affairs provided, prepared or reviewed by any Borrower that are contained in any selling materials and all other information provided by it and included in such materials.

(h)      The Lenders signatory hereto that have executed and delivered Assignment and Acceptances with respect to the credit facility under the Existing Financing Agreements hereby confirm that such Assignment and Acceptances are replaced and superseded by the terms hereof.

13.8         USA Patriot Act.  Each Lender hereby notifies Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrowers, which information includes the name and address of Borrowers and other information that will allow such Lender to identify Borrowers in accordance with the requirements of such Act and any other applicable law.  In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for Borrowers and (b) OFAC/PEP searches and customary individual background checks for the senior management and key principals of each Borrower, and each Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that Borrowers shall pay to Agent on demand the reasonable costs and charges for such searches.

13.9         Entire Agreement.  This Agreement, the other Financing Agreements, any supplements hereto or thereto, and any instruments or documents delivered or to be delivered in connection herewith or therewith represents the entire agreement and understanding concerning the subject matter hereof and thereof between the parties hereto, and supersede all other prior agreements, understandings, negotiations and discussions, representations, warranties, commitments, proposals, offers and contracts concerning the subject matter hereof, whether oral or written.  In the event of any inconsistency between the terms of this Agreement and any schedule or exhibit hereto, the terms of this Agreement shall govern.

13.10       Counterparts, Etc.  This Agreement or any of the other Financing Agreements may be executed in any number of counterparts, each of which shall be an original, but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of this Agreement or any of the other Financing Agreements by telefacsimile shall have the same force and effect as the delivery of an original executed counterpart of this Agreement or any of such other Financing Agreements.  Any party delivering an executed counterpart of any such agreement by telefacsimile shall also deliver an original executed counterpart, but the failure to do so shall not affect the validity, enforceability or binding effect of such agreement.

13.11       Code Section 956 Override.  Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements (including any provision that provides that it applies notwithstanding contrary provisions), in no event shall any provision hereof or of any of the other Financing Agreements be construed to provide that (a) any Foreign Subsidiary of any Borrower incorporated under the laws of a jurisdiction outside the United States of America that is a “controlled foreign corporation” (as such term is defined in Section 957(a) of the Code), referred to herein as a “non US Subsidiary”, has any obligation to make any payments for or on behalf of any Borrower to the extent that any such obligation would increase the amount of taxes otherwise payable by any Borrower pursuant to the Code; (b) more than sixty five (65%) percent of the voting power of all classes of Capital Stock of a non US Subsidiary are pledged or hypothecated to support any Obligations of any Borrower hereunder or under any of the other Financing Agreements; (c) a security interest or lien upon any assets of a non US Subsidiary have been granted to Agent under this Agreement or any of the other Financing Agreements to secure any Obligations of any Borrower and (d) any non US subsidiary has entered into any agreement to guarantee or support the Obligations of any Borrower hereunder or under any of the other Financing Agreements.

13.12       Bank Products Override.  Notwithstanding anything to the contrary contained herein or in any of the other Financing Agreements to the contrary, if all of the Obligations have been paid in full and all Commitments terminated, (other than Bank Product Obligations), it shall not be a condition to the release of all or any portion of the Collateral or a requirement to the termination of this Agreement or any of the other Financing Agreements or the exercise of any rights created hereunder that any Bank Product Obligations be paid or cash collateralized; provided that, this Section 13.12 shall in no way be deemed to amend, supplement or otherwise modify any agreement or document evidencing or governing any Bank Product.

SECTION 14.       ACKNOWLEDGMENT AND RESTATEMENT

14.1         Existing Obligations.  Each Borrower hereby acknowledges, confirms and agrees that each Borrower is indebted to Lenders for loans and advances to Borrowers under the Existing Financing Agreements, as of the close of business on July 13, 2011, in the aggregate principal amount of $0 and the aggregate amount of $0 in respect of Letter of Credit Accommodations (as defined in the Existing Financing Agreements), together with all interest accrued and accruing thereon (to the extent applicable), and all fees, costs, expenses and other charges relating thereto, all of which are unconditionally owing by Borrowers to Lenders, without offset, defense or counterclaim of any kind, nature or description whatsoever.

14.2         Acknowledgment of Security Interests.

(a)       Each Borrower hereby acknowledges, confirms and agrees that Agent for the benefit of Secured Parties has and shall continue to have a security interest in and lien upon the Collateral heretofore granted to Agent for the benefit of Secured Parties pursuant to the Existing Financing Agreements to secure the Obligations, as well as any Collateral granted under this Agreement or under any of the other Financing Agreements or otherwise granted to or held by Agent or Secured Parties.

(b)      The liens and security interests of Agent in the Collateral shall be deemed to be continuously granted and perfected from the earliest date of the granting and perfection of such liens and security interests to Agent and Secured Parties, whether under the Existing Financing Agreements, this Agreement or any of the other Financing Agreements.

14.3         Existing Financing Agreements.  Each Borrower hereby acknowledges, confirms and agrees that:  (a) the Existing Financing Agreements have been duly executed and delivered by Borrowers and are in full force and effect as of the date hereof, (b) the agreements and obligations of Borrowers contained in the Existing Financing Agreements constitute the legal, valid and binding obligations of Borrowers enforceable against each in accordance with their respective terms, (c) Borrowers have no valid defense to the enforcement of such obligations and (d) Agent and Lenders are entitled to all of the rights and remedies provided for in the Existing Financing Agreements.  The acknowledgements contained herein shall not be construed to limit or affect any of the terms of any other agreements of Borrowers with, to or in favor of Agent or any of the Secured Parties.  All references to the term “Secured Obligations” in any of the Existing Financing Agreements shall include, in addition and not in limitation, the “Obligations” (as defined in this Agreement).

14.4         Restatement.

(a)       Except as otherwise stated in Section 14.2 hereof and this Section 14.4, as of the date hereof, the terms, conditions, agreements, covenants, representations and warranties set forth in the Existing Loan Agreement are hereby amended and restated in their entirety, and as so amended and restated, replaced and superseded, by the terms, conditions, agreements, covenants, representations and warranties set forth in this Agreement and the security interests, liens and other interests in the Collateral heretofore granted, pledged and/or assigned by Borrowers, as predecessors to Borrowers or otherwise, to Agent.  The amendment and restatement contained herein shall not, in any manner, be construed to constitute payment of, or impair, limit, cancel or extinguish, or constitute a novation in respect of, the Indebtedness and other obligations and liabilities of Borrowers evidenced by or arising under the Existing Financing Agreements, and the liens and security interests of Agent securing such Indebtedness and other obligations and liabilities, which shall not in any manner be impaired, limited, terminated, waived or released, but shall continue in full force and effect in favor of Agent for the benefit of Lenders.

(b)      The principal amount of the Loans and the amount of the Letter of Credit Accommodations outstanding as of the date hereof under the Existing Financing Agreements shall be allocated to the Loans and Letter of Credit Accommodations hereunder in such manner and in such amounts as Agent shall determine consistent with the terms hereof.

IN WITNESS WHEREOF, Agent, Lenders, Borrowers have caused these presents to be duly executed as of the day and year first above written.

BORROWERS:

HAYNES INTERNATIONAL, INC.

By:	/s/ Marcel Martin

Title:	CFO – VP Finance

HAYNES WIRE COMPANY

By:	/s/ Marcel Martin

Title:	CFO – VP Finance

AGENT:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent

By:	/s/ Vicky Geist

Title:	Vice President

LENDERS:

WELLS FARGO CAPITAL FINANCE, LLC

By:	/s/ Vicky Geist

Title:	Vice President

Commitment: $75,000,000

JPMORGAN CHASE BANK, N.A.

By:	/s/ Lynn Ciaccia

Title:	Vice President

Commitment: $45,000,000

Third Amended and Restated Loan and Security
Agreement

EXHIBIT A
TO
THIRD AMENDED AND RESTATED
 LOAN AND SECURITY AGREEMENT

ASSIGNMENT AND ACCEPTANCE AGREEMENT

This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Assignment and Acceptance”) dated as of                           , 20     is made between                                                  (the “Assignor”) and                                          (the “Assignee”).

W I T N E S S E T H:

WHEREAS, Wells Fargo Capital Finance, LLC, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Haynes International, Inc. and Haynes Wire Company (collectively, “Borrowers”) as set forth in the Third Amended and Restated Loan and Security Agreement, dated July 14, 2011, by and among Borrowers, JP Morgan Chase Bank, N.A., as Documentation Agent, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”);

WHEREAS, as provided under the Loan Agreement, Assignor committed to making Loans (the “Committed Loans”) to Borrowers in an aggregate amount not to exceed $                       (the “Commitment”);

WHEREAS, Assignor wishes to assign to Assignee [part of the] [all] rights and obligations of Assignor under the Loan Agreement and other Financing Agreements in respect of its Commitment in an amount equal to $                             (the “Assigned Commitment Amount”) on the terms and subject to the conditions set forth herein and Assignee wishes to accept assignment of such rights and to assume such obligations from Assignor on such terms and subject to such conditions; and

WHEREAS, the Financing Agreements permit such transfer upon the satisfaction and compliance of certain conditions;

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

1.             Definitions.  Capitalized terms not otherwise defined herein shall have the respective meanings given to such terms in the Loan Agreement.

2.             Assignment and Acceptance.

Subject to the terms and conditions of this Assignment and Acceptance, Assignor hereby sells, transfers and assigns to Assignee, and Assignee hereby purchases, assumes and undertakes from Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) an interest in (i) the Commitment and each of the Committed Loans of Assignor and (ii) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Loan Agreement and the other Financing Agreements, so that after giving effect thereto, the Commitment of Assignee shall be as set forth below and the Pro Rata Share of Assignee shall be                (    %) percent.

With effect on and after the Effective Date (as defined in Section 6 hereof), Assignee shall be a party to the Loan Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Lender under the Loan Agreement, including the requirements concerning confidentiality and the payment of indemnification, with a Commitment in an amount equal to the Assigned Commitment Amount.  Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender.  It is the intent of the parties hereto that the Commitment of Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Commitment Amount and Assignor shall relinquish its rights and be released from its obligations under the Loan Agreement to the extent such obligations have been assumed by Assignee; provided, that, Assignor shall not relinquish its rights under Sections 2.2, 6.4, 6.8, 11.5 and 12.5 of the Loan Agreement to the extent such rights relate to the time prior to the Effective Date.

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignee’s Commitment will be $                          .

After giving effect to the assignment and assumption set forth herein, on the Effective Date Assignor’s Commitment will be $                             (as such amount may be further reduced by any other assignments by Assignor on or after the date hereof).

3.             Payments.

(a)           As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, Assignee shall pay to Assignor on the Effective Date in immediately available funds an amount equal to $                        , representing Assignee’s Pro Rata Share of the principal amount of all Committed Loans.

(b)           Assignee shall pay to Agent the processing fee in the amount specified in Section 13.7(a) of the Loan Agreement.

4.             Reallocation of Payments.  Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment, Committed Loans and outstanding Letter of Credit Accommodations shall be for the account of Assignor.  Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Commitment Amount shall be for the account of Assignee.  Each of Assignor and Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

5.             Independent Credit Decision.  Assignee acknowledges that it has received a copy of the Loan Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements of                            and its Subsidiaries, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance and agrees that it will, independently and without reliance upon Assignor, Agent or any Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Loan Agreement.

6.             Effective Date; Notices.

(a)  As between Assignor and Assignee, the effective date for this Assignment and Acceptance shall be                               , 200   (the “Effective Date”); provided, that, the following conditions precedent have been satisfied on or before the Effective Date:

(i)  this Assignment and Acceptance shall be executed and delivered by Assignor and Assignee;

(ii)  the consent of Agent as required for an effective assignment of the Assigned Commitment Amount by Assignor to Assignee shall have been duly obtained and shall be in full force and effect as of the Effective Date;

(iii) written notice of such assignment, together with payment instructions, addresses and related information with respect to Assignee, shall have been given to Borrowers and Agent;

(iv) Assignee shall pay to Assignor all amounts due to Assignor under this Assignment and Acceptance; and

(v)  the processing fee referred to in Section 2(b) hereof shall have been paid to Agent.

(b)           Promptly following the execution of this Assignment and Acceptance, Assignor shall deliver to Borrowers and Agent for acknowledgment by Agent, a Notice of Assignment in the form attached hereto as Schedule 1.

7.             [Agent.           [INCLUDE ONLY IF ASSIGNOR IS AN AGENT]

(a)  Assignee hereby appoints and authorizes Assignor in its capacity as Agent to take such action as agent on its behalf to exercise such powers under the Loan Agreement as are delegated to Agent by Lenders pursuant to the terms of the Loan Agreement.

(b)           Assignee shall assume no duties or obligations held by Assignor in its capacity as Agent under the Loan Agreement.]

8.             Withholding Tax.  Assignee (a) represents and warrants to Assignor, Agent and Borrowers that under applicable law and treaties no tax will be required to be withheld by Assignee, Agent or Borrowers with respect to any payments to be made to Assignee hereunder or under any of the Financing Agreements, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to Agent and Borrowers prior to the time that Agent or Borrowers are required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form W 8BEN or W 8ECI, as applicable (wherein Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new such forms upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

9.             Representations and Warranties.

(a)  Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any security interest, lien, encumbrance or other adverse claim, (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance, and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignor, enforceable against Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights and to general equitable principles.

(b)  Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any of the other Financing Agreements or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement or any other instrument or document furnished pursuant thereto.  Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of Borrowers or any of its Affiliates, or the performance or observance by Borrowers or any other Person, of any of its respective obligations under the Loan Agreement or any other instrument or document furnished in connection therewith.

(c)  Assignee represents and warrants that  (i) it is an Eligible Transferee, (ii) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder, (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Loan Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of Assignee, enforceable against Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors’ rights to general equitable principles.

10.           Further Assurances.  Assignor and Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to Borrowers or Agent, which may be required in connection with the assignment and assumption contemplated hereby.

11.           Miscellaneous.

(a)  Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto.  No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other for further breach thereof.

(b)  All payments made hereunder shall be made without any set off or counterclaim.

(c)  Assignor and Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

(d)  This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

(e)  THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS.  Assignor and Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Cook County, Illinois over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such State or Federal court.  Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

(f)  ASSIGNOR AND ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE LOAN AGREEMENT, ANY OF THE OTHER FINANCING AGREEMENTS OR ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.

ASSIGNOR

By:

Title:

ASSIGNEE

By:

Title:

SCHEDULE 1

NOTICE OF ASSIGNMENT AND ACCEPTANCE

, 20

Attn.:

Re:

Ladies and Gentlemen:

Wells Fargo Capital Finance, LLC, in its capacity as agent pursuant to the Loan Agreement (as hereinafter defined) acting for and on behalf of the financial institutions which are parties thereto as lenders (in such capacity, “Agent”), and the financial institutions which are parties to the Loan Agreement as lenders (individually, each a “Lender” and collectively, “Lenders”) have entered or are about to enter into financing arrangements pursuant to which Agent and Lenders may make loans and advances and provide other financial accommodations to Haynes International, Inc. and Haynes Wire Company (collectively, “Borrowers”) as set forth in the Third Amended and Restated Loan and Security Agreement, dated July 14, 2011, by and among Borrowers, JPMorgan Chase Bank, N.A., as Documentation Agent, Agent and Lenders (as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, the “Loan Agreement”), and the other agreements, documents and instruments referred to therein or at any time executed and/or delivered in connection therewith or related thereto (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, being collectively referred to herein as the “Financing Agreements”).  Capitalized terms not otherwise defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

1.  We hereby give you notice of, and request your consent to, the assignment by                                                      (the “Assignor”) to                                                        (the “Assignee”) such that after giving effect to the assignment Assignee shall have an interest equal to                  (    %) percent of the total Commitments pursuant to the Assignment and Acceptance Agreement attached hereto (the “Assignment and Acceptance”).  We understand that the Assignor’s Commitment shall be reduced by $                          , as the same may be further reduced by other assignments on or after the date hereof.

2.  Assignee agrees that, upon receiving the consent of Agent to such assignment, Assignee will be bound by the terms of the Loan Agreement as fully and to the same extent as if the Assignee were the Lender originally holding such interest under the Loan Agreement.

3.  The following administrative details apply to Assignee:

(A)  Notice address:

Assignee name:
Address:
Attention:
Telephone:
Telecopier:

(B) Payment instructions:

Account No.:
At:

Reference:
Attention:

4.  You are entitled to rely upon the representations, warranties and covenants of each of Assignor and Assignee contained in the Assignment and Acceptance.

IN WITNESS WHEREOF, Assignor and Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.

Very truly yours,

[NAME OF ASSIGNOR]

By:

Title:

[NAME OF ASSIGNEE]

By:

Title:

ACKNOWLEDGED AND ASSIGNMENT CONSENTED TO:

WELLS FARGO CAPITAL FINANCE, LLC, as Agent

By:

Title:

EXHIBIT D

TO

THIRD AMENDED AND RESTATED

LOAN AND SECURITY AGREEMENT

[FORM OF] EQUIPMENT PURCHASE NOTE

$	, 20

FOR VALUE RECEIVED, HAYNES INTERNATIONAL, INC., a Delaware company (“Haynes Parent”) and HAYNES WIRE COMPANY, a Delaware corporation (“Haynes Wire” and, together with Haynes Parent, each a “Debtor” and collectively, “Debtors”) hereby unconditionally promises to pay to the order of WELLS FARGO CAPITAL FINANCE, LLC, a Delaware corporation in its capacity as Agent (in such capacity, “Payee”) acting for and on behalf of the parties to the Loan Agreement (defined below) as lenders (“Lenders”), at the offices of Payee at 150 South Wacker Drive, Chicago, Illinois 60606, or at such other place as the Payee or any holder hereof may from time to time designate, the principal sum of an amount equal to                              DOLLARS ($                    ) in lawful money of the United States of America and in immediately available funds, in sixty (60) consecutive monthly installments (or earlier as hereinafter provided) on the first day of each month commencing                         , 20    , of which the first fifty-nine (59) installments shall each be in the amount of                                                        DOLLARS ($                        ), and the last (i.e. sixtieth (60th)) installment shall be in the amount of the entire unpaid balance of this Note); provided, that, the entire unpaid principal amount of this Note and all accrued and unpaid interest thereon shall be due and payable on the effective date of termination or non-renewal of the Financing Agreements or the acceleration of the Obligations.

Each Debtor hereby further promises to pay interest to the order of Payee on the unpaid principal balance hereof at the applicable Interest Rate.  Such interest shall be paid in like money at said office or place from the date hereof, commencing with the month immediately following the date on which such Equipment Purchase Loan is made and on the first day of each month thereafter until the indebtedness evidenced by this Note is paid in full.  Interest payable upon and after an Event of Default or termination or non-renewal of the Loan Agreement shall be payable upon demand.

For purposes hereof, (i) the term “Loan Agreement” shall mean the Third Amended and Restated Loan and Security Agreement, dated July 14, 2011, among Debtors, Payee and the lender from time to time party thereto, as the same now exists or may hereafter be amended, modified, supplemented, extended, renewed, restated or replaced, (ii) the term “Event of Default” shall mean an Event of Default as such term is defined in the Loan Agreement, (iii) the term “Interest Rate” shall mean Interest Rate as such term as defined in the Loan Agreement.  Unless otherwise defined herein, all capitalized terms used herein shall have the meaning assigned thereto in the Loan Agreement.

This Note is issued pursuant to the terms and provisions of the Loan Agreement to evidence the Equipment Purchase Loans made by or on behalf of Lenders.  This Note is secured by the Collateral described in the Loan Agreement and all notes, guarantees, security agreements and other agreements, documents and instrument now or at any time hereafter executed and/or delivered by Debtors or any other party in connection therewith (all of the foregoing, together with the Loan Agreement, as the same now exist or may hereafter be amended, modified, supplemented, renewed, extended, restated or replaced, being collectively referred to herein as the “Financing Agreements”), and is entitled to all of the benefits and rights thereof and of the other Financing Agreements.  At the time any payment is due hereunder, at its option, Payee may charge the amount thereof to any account of any Debtor maintained by Payee.

If any Event of Default shall occur for any reason and be continuing, or if the Loan Agreement shall be terminated or not renewed for any reason whatsoever, then and in any such event, in addition to all other rights and remedies of Payee under the other Financing Agreements, applicable law or otherwise, all such rights and remedies being cumulative, not exclusive and enforceable alternatively, successively and concurrently, Payee may, at its option, declare any or all of Debtors’ obligations, liabilities and indebtedness owing to Lenders and Payee under the Loan Agreement and the other Financing Agreements (the “Obligations”), including, without limitation, all amounts owing under this Note, to be due and payable, whereupon the then unpaid balance hereof, together with all interest accrued thereon, shall forthwith become due and payable, together with interest accruing thereafter at the then applicable Interest Rate.

Each Debtor (i) waives diligence, demand, presentment, protest and notice of any kind, (ii) agrees that it will not be necessary for Payee to first institute suit in order to enforce  payment of this Note and (iii) consents to any one or more extensions or postponements of time of payment, release, surrender or substitution of collateral security, or forbearance or other indulgence, without notice or consent.  The pleading of any statute of limitations as a defense to any demand against Debtors is expressly hereby waived by Debtors.  Upon any Event of Default or termination or non-renewal of the Loan Agreement, Payee shall have the right, but not the obligation to setoff against this Note all money owed by Lenders and Payee to Debtors.

Payee shall not be required to resort to any Collateral for payment, but may proceed against Debtors and any guarantors or endorsers hereof in such order and manner as Payee may choose.  None of the rights of Payee shall be waived or diminished by any failure or delay in the exercise thereof.

The validity, interpretation and enforcement of this Note and any dispute arising in connection herewith or therewith shall be governed by the internal laws of the State of Illinois but excluding any principles of conflicts of law or other rule of law that would result in the application of the law of any jurisdiction other than the laws of the State of Illinois.

Each Debtor irrevocably consents and submits to the non-exclusive jurisdiction of the Circuit Court of Cook County, Illinois and the United States District Court for the Northern District of Illinois, whichever Payee may elect, and waives any objection based on venue or forum non conveniens with respect to any action instituted therein arising under this Note or any of the other Financing Agreements or in any way connected with or related or incidental to the dealings of Debtors and Payee in respect of this Note or any of the other Financing Agreements or the transactions related hereto or thereto, in each case whether now existing or hereafter arising, and whether in contract, tort, equity or otherwise, and agrees that any dispute arising out of the relationship among Debtors, Lenders and Payee or the conduct of such persons in connection with this Note or otherwise shall only be heard in the courts described above (except that Payee shall have the right to bring any action or proceeding against any Debtor or its property in the courts of any other jurisdiction which Payee deems necessary or appropriate in order to realize on the Collateral or to otherwise enforce its rights against any Debtor or its property).

Each Debtor hereby waives personal service of any and all process upon it and consents that all such service of process may be made by certified mail (return receipt requested) directed to it and service so made shall be deemed to be completed five (5) days after the same shall have been so deposited in the U.S. mails, or, at Payee’s option, by service upon Debtors in any other manner provided under the rules of any such courts.

EACH DEBTOR, PAYEE, AND BY ACCEPTING THE BENEFITS HEREOF, LENDERS EACH HEREBY WAIVE ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (A) ARISING UNDER THIS NOTE OR (B) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS AMONG DEBTORS, LENDERS AND PAYEE IN RESPECT OF THIS NOTE OR ANY OF THE OTHER FINANCING AGREEMENTS OR THE TRANSACTIONS RELATED HERETO OR THERETO IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY OR OTHERWISE.  EACH DEBTOR AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY.

The execution and delivery of this Note has been authorized by the Board of Directors of each Debtor and by any necessary vote or consent of the stockholders or members of each Debtor.  Each Debtor hereby authorizes Payee to complete this Note in any particulars according to the terms of the loans evidenced hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

This Note shall be binding upon the successors and assigns of Debtors and inure to the benefit of Payee and its successors and assigns.  Whenever used herein, the term “Debtors” shall be deemed to include its successors and assigns and the term “Payee” shall be deemed to include its successors and assigns.  If any term or provision of this Note shall be held invalid, illegal or unenforceable, the validity of all other terms and provisions hereof shall in no way be affected thereby.

HAYNES INTERNATIONAL, INC.

By:

Title:

HAYNES WIRE COMPANY

By:

Title:

EXHIBIT E
TO
THIRD AMENDED AND RESTATED
 LOAN AND SECURITY AGREEMENT

Compliance Certificate

To:	Wells Fargo Capital Finance, LLC
(Central), as Agent
150 South Wacker Drive
Chicago, Illinois 60606

Ladies and Gentlemen:

I hereby certify to you that I am the duly elected Vice President — Finance and Chief Financial Officer of Haynes International, Inc., a Delaware corporation (“Haynes Parent”).  This Compliance Certificate is being delivered to you pursuant to Section 9.6(a) of the Third Amended and Restated Loan and Security Agreement, dated July 14, 2011, by and among Haynes International, Inc. (“Haynes Parent”), Haynes Wire Company, the parties thereto from time to time as lenders (each individually, a “Lender” and collectively, “Lenders”), JPMorgan Chase Bank, N.A., as Documentation Agent and Wells Fargo Capital Finance, LLC, a Delaware corporation, in its capacity as agent for Lenders (in such capacity, “Agent”) (as such Third Amended and Restated Loan and Security Agreement is amended, modified or supplemented, from time to time, the “Loan Agreement”).  Capitalized terms that are not otherwise defined shall have the meanings given to such terms in the Loan Agreement.

I hereby further certify on behalf of Haynes Parent and in my capacity as Vice President — Finance and Chief Financial Officer thereof, that:

1.  I have reviewed the terms of the Loan Agreement and have made, or have caused to be made under my supervision, a review in reasonable detail of the transactions and financial condition of Haynes Parent during the immediately preceding fiscal month.

2.  The review described in Section 1 above did not disclose the existence during or at the end of such immediately preceding fiscal month, and I have no knowledge on the date hereof of the existence and continuance on the date hereof of any Default or Event of Default, except as set forth on Schedule I attached hereto.  Such Schedule I describes in reasonable detail the nature of the Default or Event of Default, the period during which it has existed and the action which Haynes Parent has taken, is taking, or proposes to take with respect thereto.

3.  Haynes Parent has not at any time during or at the end of the immediately preceding fiscal month, except as specifically described on Schedule II attached hereto or as permitted by the Loan Agreement, done any of the following:

E-1

(a) Changed its corporate name or (b) transacted business under any trade name, style, or fictitious name other than any such name previously described to you and set forth in the Financing Agreements;

(b)  Changed the location of its chief executive office, changed its jurisdiction of incorporation, changed its type of organization or changed the location of or disposed of any of its properties or assets (other than pursuant to the sale of Inventory in the ordinary course of its business or as otherwise permitted by Section 9.7 of the Loan Agreement), or established any new asset locations.

(c)  Materially changed the terms upon which it sells goods (including sales on consignment) or provides services, nor has any vendor or trade supplier to Haynes Parent during or at the end of the immediately preceding fiscal month materially adversely changed the terms upon which it supplies goods to Haynes Parent.

(d)  Permitted or suffered to exist any security interest in or liens on any of its properties, whether real or personal, other than as specifically permitted by the Financing Agreements.

(e)  Received any notice of, or obtained knowledge of any of the following, in each case not previously disclosed to Agent:  (i) the occurrence of any event involving the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (ii) any investigation, proceeding, complaint, order, directive, claims, citation or notice with respect to: (A) any non-compliance with or violation of any applicable Environmental Law by Borrowers in any material respect or (B) the release, spill or discharge of any Hazardous Material in violation of applicable Environmental Law in a material respect or (C) the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Materials in violation of applicable Environmental Laws in a material respect or (D) any other environmental, health or safety matter, which has a material adverse effect on Haynes Parent or its business, operations or assets or any properties at which Haynes Parent transported, stored or disposed of any Hazardous Materials.

5.  Attached hereto as Schedule III are the calculations used in determining, as of the end of the immediately preceding fiscal quarter, whether Haynes Parent is in compliance with the covenants set forth in Section 9.17 of the Loan Agreement for such fiscal quarter.

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The foregoing certifications are made and delivered this        day of                       , 20    .

Very truly yours,

HAYNES INTERNATIONAL, INC.,

By:

Title:	Vice President – Finance and Chief Financial Officer

E-3

EXHIBIT F
TO
THIRD AMENDED AND RESTATED
 LOAN AND SECURITY AGREEMENT

Lenders	Commitment

Wells Fargo Capital Finance, LLC	$75,000,000

JPMorgan Chase Bank, N.A.	$45,000,000

F-1